Exhibit 10.1

EXECUTION VERSION

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

dated as of

July 31, 2026

among

SSR MINING INC.

as Borrower

and

THE LENDERS FROM TIME TO TIME PARTIES HERETO

as Lenders

and

THE BANK OF NOVA SCOTIA

as Administrative Agent

and

THE BANK OF NOVA SCOTIA AND CANADIAN IMPERIAL BANK OF COMMERCE

as Issuing Banks, Co-Lead Arrangers and Joint Bookrunners

and

ROYAL BANK OF CANADA AND BANK OF MONTREAL

as Co-Syndication Agents

Page

Article 1 DEFINITIONS		1
1.1	Definitions	1
1.2	Classification of Loans and Borrowings	42
1.3	Terms Generally	43
1.4	Accounting Terms; GAAP	43
1.5	Time	44
1.6	Permitted Liens	44
1.7	Rates	44
1.8	Amendment and Restatement of Existing Credit Agreement	44

Article 2 THE CREDITS		45
2.1	Commitments	45
2.2	Loans and Borrowings	45
2.3	Requests for Borrowings	46
2.4	Funding of Borrowings	47
2.5	Interest	48
2.6	Termination and Reduction of Commitments; Extensions	50
2.7	Repayment of Loans	51
2.8	Evidence of Debt	51
2.9	Prepayments	52
2.10	Fees	52
2.11	Inability to Determine Rates	53
2.12	Rate Fallbacks	55
2.13	Increased Costs; Illegality	64
2.14	Break Funding Payments	65
2.15	Taxes	66
2.16	Payments Generally; Pro Rata Treatment; Sharing of Set-offs	66
2.17	Currency Indemnity	69
2.18	Mitigation Obligations; Replacement of Lenders	69
2.19	Letters of Credit	70
2.20	Swingline Loans	73
2.21	Defaulting Lenders	74

Article 3 REPRESENTATIONS AND WARRANTIES		77
3.1	Representations and Warranties of the Borrower	77

Article 4 CONDITIONS		86
4.1	Effective Date	86
4.2	Each Credit Event	89

- i -

(continued)

Page

Article 5 AFFIRMATIVE COVENANTS		89
5.1	Covenants	89

Article 6 NEGATIVE COVENANTS		98
6.1	Negative Covenants	98

Article 7 EVENTS OF DEFAULT		103
7.1	Events of Default	103

Article 8 THE ADMINISTRATIVE AGENT		108
8.1	Appointment of Administrative Agent	108
8.2	Secured Parties	108
8.3	Limitation of Duties of Administrative Agent	109
8.4	Lack of Reliance on the Administrative Agent	109
8.5	Certain Rights of the Administrative Agent	109
8.6	Reliance by Administrative Agent	110
8.7	Indemnification of Administrative Agent	110
8.8	The Administrative Agent in its Individual Capacity	110
8.9	May Treat Lender as Owner	110
8.10	Successor Administrative Agent	111
8.11	No Independent Legal Action	111
8.12	Co-Lead Arrangers, Joint Bookrunners, Co-Syndication Agents	112
8.13	Erroneous Payments by the Administrative Agent	112

Article 9 MISCELLANEOUS		116
9.1	Notices	116
9.2	Waivers; Amendments	117
9.3	Expenses; Indemnity; Damage Waiver	118
9.4	Successors and Assigns	120
9.5	Anti-Money Laundering Legislation	122
9.6	Survival	123
9.7	Execution	123
9.8	Entire Agreement	124
9.9	Severability	124
9.10	Right of Set Off	124
9.11	Governing Law	124
9.12	Attornment	124
9.13	Service of Process	124
9.14	WAIVER OF JURY TRIAL	125
9.15	Confidentiality	125

- ii -

(continued)

Page

9.16	Application under the CCAA	126
9.17	No Strict Construction	126
9.18	Paramountcy	126
9.19	Limitations On Guarantee Under U.S. Law	126
9.20	Excluded Swap Obligations	127
9.21	Acknowledgement Regarding Any Supported QFCs	127
9.22	Keepwell	128
9.23	LIMITATION OF LIABILITY	128
9.24	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	128

- iii -

(continued)

Page

Exhibits:

Exhibit A	-	Form of Borrowing Request
Exhibit B	-	Form of Compliance Certificate
Exhibit C	-	Form of Assignment and Assumption
Exhibit D	-	Form of Repayment Notice

Schedules:

Schedule 1.1(A)	-	Initial Security Documents
Schedule 1.1(B)	-	Existing Letters of Credit
Schedule 2.1	-	Lenders and Commitments
Schedule 3.1(3)	-	Governmental Approvals; No Conflicts
Schedule 3.1(5)	-	Litigation
Schedule 3.1(9)	-	Real Property
Schedule 3.1(10)	-	Permitted Lien Registrations
Schedule 3.1(11)	-	Pension Plans
Schedule 3.1(13)	-	Subsidiaries
Schedule 3.1(16)	-	Environmental Matters
Schedule 3.1(17)	-	Employee Matters
Schedule 3.1(21)	-	Bank Accounts
Schedule 3.1(26)	-	Marigold Project Real Property
Schedule 3.1(27)	-	Marigold Project Leases
Schedule 3.1(28)	-	Marigold Project Authorizations
Schedule 3.1(32)	-	Existing Royalty Agreements
Schedule 3.1(35)	-	Mine Safety
Schedule 5.1(8)	-	Post-Closing Requirements
Schedule 5.1(11)	-	Security Principles
Schedule 9.1	-	Lender and Issuing Bank Contact Information

- iv -

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

THIS SECOND AMENDED AND RESTATED CREDIT AGREEMENT dated as of July 31, 2026 is made among SSR Mining Inc., as Borrower, the Lenders from time to time parties hereto, as Lenders, The Bank of Nova Scotia, as Administrative Agent, The Bank of Nova Scotia and Canadian Imperial Bank of Commerce, as Issuing Banks, Co-Lead Arrangers and Joint Bookrunners, and Royal Bank of Canada and Bank of Montreal, as Co-Syndication Agents.

RECITALS

A.            SSR Mining Inc., as borrower, the lenders from time to time parties thereto, as lenders, and The Bank of Nova Scotia, as administrative agent, The Bank of Nova Scotia and Canadian Imperial Bank of Commerce, as issuing banks, co-lead arrangers, and joint bookrunners, and Royal Bank of Canada and Bank of Montreal, as co-syndication agents are parties to an amended and restated credit agreement dated as of August 15, 2023 (the “Existing Credit Agreement”) pursuant to which such lenders agreed to provide a U.S.$400,000,000 revolving credit facility in favour of Borrower.

B.            The parties to the Existing Credit Agreement wish to make certain amendments to the Existing Credit Agreement, and have agreed to do so by way of an amendment and restatement of the Existing Credit Agreement pursuant to the terms hereof.

For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by each party hereto, the parties hereto agree as follows:

Article 1
DEFINITIONS

1.1          Definitions.

In this Agreement:

“2023 Effective Date” means August 15, 2023.

“Aboriginal Claim” means any action, cause of action, suit, litigation, proceeding, demand, claim, complaint, or grievance made by any Aboriginal Group to any Credit Party, or, to the Borrower’s knowledge, to a Governmental Authority, in respect of aboriginal rights, aboriginal title, treaty rights or any other aboriginal interest in or to all or related to any portion of the Marigold Project.

“Aboriginal Group” means any first nations, Métis or indigenous or aboriginal person(s), tribe(s) or band(s) of Canada or the United States, or any Person or group identifying themselves as such.

“Acquisition” means any transaction, or any series of related transactions, consummated after the Closing Date, by which any Credit Party, directly or indirectly, by means of a takeover bid, tender offer, amalgamation, merger, purchase of assets or otherwise:

(a)	acquires any business (including any division of a business) or all or substantially all of the assets of any Person engaged in any business;

(b)	acquires control of securities of a Person engaged in a business representing more than 50% of the ordinary voting power for the election of directors or other governing position if the business affairs of such Person are managed by a board of directors or other governing body;

(c)	acquires control of more than 50% of the ownership interest in any Person engaged in any business that is not managed by a board of directors or other governing body; or

(d)	otherwise acquires Control of a Person engaged in a business.

“Adjusted Daily Compounded CORRA” means, for purposes of any calculation, the rate per annum equal to (a) Daily Compounded CORRA for such calculation plus (b) the Daily Compounded CORRA Adjustment; provided that if Adjusted Daily Compounded CORRA as so determined shall be less than the Floor, then Adjusted Daily Compounded CORRA shall be deemed to be the Floor.

“Adjusted Term CORRA” means, for purposes of any calculation, the rate per annum equal to (a) Term CORRA for such calculation plus (b) the Term CORRA Adjustment; provided that if Adjusted Term CORRA as so determined shall ever be less than the Floor, then Adjusted Term CORRA shall be deemed to be the Floor.

“Adjusted Net Income” means, with respect to any period, an amount equal to Net Income for such period plus, to the extent deducted from such Net Income, the accretion expense with respect to the Permitted Notes for such period; provided that, notwithstanding GAAP, expenses on account of:

(a)	export taxes and duties, and

(b)	reclamation work,

shall be recognized on a cash (and not accrual) basis.

“Administrative Agent” means The Bank of Nova Scotia, in its capacity as administrative agent for the Lenders hereunder, or any successor Administrative Agent appointed pursuant to Section 8.10.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with, such Person.

“Affiliate Postponement Agreement” means a postponement agreement in favour of the Administrative Agent, for the benefit of the Secured Parties, that inter alia prohibits any payment of Intercompany Indebtedness while a Default or Event of Default has occurred and is continuing.

“Agreement” means this second amended and restated credit agreement and all the Exhibits and the Schedules attached hereto.

“Alacer Subsidiaries” means Alacer Gold Corp. and all of its present and future subsidiaries.

“AML Legislation” means the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) the U.S. Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56) (the “USA PATRIOT Act”), the U.S. Currency and Foreign Transactions Reporting Act (31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959) (also known as the “Bank Secrecy Act”), the U.S. Trading With the Enemy Act (50 U.S.C. § 1 et seq.), U.S. Presidential Executive Order 13224 (effective September 24, 2001), the Beneficial Ownership Regulation (31 C.F.R. § 1010.230), and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” applicable Laws, whether within Canada, the United States or elsewhere, including any regulations, guidelines or orders thereunder.

“Anagold Subsidiary” has the meaning set out in Section 7.1(g).

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption, including without limitation the Corruption of Foreign Public Officials Acts (Canada), the Criminal Code (Canada), and the U.S. Foreign Corrupt Practices Act.

“Applicable Margin” means the applicable rate per annum, expressed as a percentage, set out in the relevant column and row of the table below, based on the Net Leverage Ratio as at the most recent Quarterly Date with respect to which the Borrower has delivered financial information to the Administrative Agent pursuant to Section 5.1(1).

Level	Net Leverage Ratio	CORRA Loan, SOFR Loan or Financial Letter of Credit	Canadian Prime Loan or Base Rate Loan	Non-Financial Letter of Credit	Standby Fee
1	≤ 1.0x	175 bps	75 bps	116.67 bps	35 bps
2	>1.0x and ≤1.5x	200 bps	100 bps	133.33 bps	40 bps
3	>1.5x and ≤ 2.5x	225 bps	125 bps	150 bps	45 bps
4	>2.5x	250 bps	150 bps	166.67 bps	50 bps

As of the Effective Date, the Applicable Margin shall be the margin provided for in Level 1 of the above grid. Thereafter, the Applicable Margin shall change (to the extent necessary, if any) on the first Business Day following the next last date on which the financial statements and Compliance Certificate of the Borrower are required to be delivered to the Administrative Agent pursuant to Section 5.1(1) to reflect any change in the Net Leverage Ratio effective as of the date of such financial statements, based upon the financial statements for the immediately preceding Rolling Period, or if such day is not a Business Day, then the first Business Day thereafter. Notwithstanding the foregoing, if at any time the Borrower fails to deliver financial statements and the certificate of the Borrower as required by Section 5.1(1) on or before the date required pursuant to Section 5.1(1) (without regard to grace periods), the Applicable Margin shall be the highest margins provided for in the above grid from the date such financial statements are due pursuant to Section 5.1(1) (without regard to grace periods) through the date the Administrative Agent receives all financial statements and certificates that are then due pursuant to Section 5.1(1), at which time the Applicable Margin shall again be set out in accordance with the above grid.

“Applicable Percentage” means, at any time with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment at such time; provided that with respect to any Borrowing the Applicable Percentage of each Lender shall be determined net of the Swingline Cap (both with respect to the aggregate Commitments and the Commitment of the Lender that is the Swingline Lender). If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect (prior to their termination or expiry), giving effect to any assignments.

“Argentine Subsidiaries” means Mina Pirquitas S.A. and Valle Del Cura S.A.

“Asset Disposition” means, with respect to any Person, the sale, lease, license, transfer, assignment or other disposition of, or the expropriation, condemnation, destruction or other loss of, all or any portion of its business, assets, rights, revenues or property, real, personal or mixed, tangible or intangible, whether in one transaction or a series of transactions, other than:

(a)	metals sold pursuant to concentrate sales or other offtake agreements entered into in the ordinary course of business and other inventory sold in the ordinary course of business upon customary credit terms;

(b)	sales of worn-out, scrap or obsolete material or equipment which are not material in the aggregate;

(c)	sales or other dispositions of Unencumbered Equity Securities;

(d)	sales or other dispositions to the Borrower or a Domestic Material Subsidiary;

(e)	sales or other dispositions between Foreign Material Subsidiaries;

(f)	sales of equipment to the extent that the proceeds thereof are applied against the purchase of replacement equipment;

(g)	transactions permitted by Section 6.1(3);

(h)	any lease, sublease or licence granted in connection with a contract mining agreement entered into in the ordinary course of business of such Person; or

(i)	expenditures, redemptions or other dispositions of Cash Equivalents in the ordinary course of business.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.4), and accepted by the Administrative Agent, in the form of Exhibit C or any other form approved by the Administrative Agent.

“Authorization” means, with respect to any Person, any authorization, order, permit, approval, grant, licence, consent, right, franchise, privilege, certificate, judgment, writ, injunction, award, determination, direction, decree, by-law, rule or regulation of any Governmental Authority having jurisdiction over such Person; provided that, for the avoidance of doubt, Mining Rights shall not constitute Authorizations.

“Available Cash” means, at any time, the aggregate cash and Cash Equivalents of the Borrower:

(a)           over which the Administrative Agent has a first-priority Lien; and

(b)           that are on deposit:

(i)	with the Administrative Agent;

(ii)	in Canada with a Lender; or

(iii)	with a financial institution with which the Administrative Agent has a deposit account control agreement with respect thereto,

determined on a Modified Consolidated basis as at such time.

“Available Liquidity” means, at any time, an amount equal to the sum of:

(a)	Available Cash; plus

(b)	the excess amount of the aggregate Commitments over the aggregate Credit Exposure, if any,

in each case determined as at such time.

“Available Tenor” has the meaning set out in Section 2.12(1)(f).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means:

(a)	with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule; and

(b)	with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their respective Affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Title 11 of the United States Code or any similar federal or state law for the relief of debtors.

“Bankruptcy Laws” means the BIA, the Bankruptcy Code and all other Laws pertaining or applicable to bankruptcy, insolvency, debtor relief, debtor protection, liquidation, reorganization, arrangement, receivership, moratorium, assignment for the benefit of creditors or other similar Laws.

“Base Rate” means, on any day, the annual rate of interest equal to the greater of (a) the annual rate of interest announced by the Administrative Agent and in effect as its base rate at its principal office in Toronto, Ontario on such day for determining interest rates on U.S. Dollar-denominated commercial loans made in Canada, and (b) the Federal Funds Effective Rate plus 0.5%.

“Base Rate Borrowing” means a Borrowing comprised of one or more Base Rate Loans.

“Base Rate Loan” means a Loan denominated in U.S. Dollars which bears interest at a rate based upon the Base Rate.

“Benchmark” has the meaning set out in Section 2.12(1)(f).

“Benchmark Replacement” has the meaning set out in Section 2.12(1)(f).

“Benchmark Replacement Adjustment” has the meaning set out in Section 2.12(1)(f).

“Benchmark Replacement Date” has the meaning set out in Section 2.12(1)(f).

“Benchmark Unavailability Period” has the meaning set out in Section 2.12(1)(f).

“Benefit Plans” means any retirement, savings, profit sharing, health, medical, dental, disability, life insurance, welfare or other employee benefit plan, program, policy or practice, whether written or oral, funded or unfunded, registered or unregistered, which is sponsored, maintained or contributed to or required to be contributed to by any Credit Party or under which any Credit Party has any actual or potential liability, other than a Pension Plan.

“BIA” means the Bankruptcy and Insolvency Act (Canada).

“Bonding Obligation” means any reimbursement or indemnity obligation in respect of performance bonds, reclamation bonds and indemnities, surety bonds, appeal bonds, completion guarantees or like instruments (excluding letters of credit or letters of guarantee) issued to secure performance obligations incurred in the ordinary course of business.

“Borrower” means SSR Mining Inc., a British Columbia corporation.

“Borrowing” means any availment of the Credit, and includes any Loan, the issuance of a Letter of Credit (or any amendment thereto or renewal or extension thereof) and a rollover or conversion of any outstanding Loan.

“Borrowing Request” has the meaning set out in Section 2.3(1).

“Business Day” means any day that is not (a) a Saturday, Sunday or holiday (as defined in the Interpretation Act (Canada)) in Toronto, Ontario or Vancouver, British Columbia, or (b) in the case of any U.S. Dollar-denominated Borrowing, any other statutory holiday in New York, New York; provided that, in the case of a SOFR Borrowing, a “Business Day” shall exclude any day that is not a U.S. Government Securities Business Day.

“Canadian Available Tenor” has the meaning set out in Section 2.12(2)(f).

“Canadian Benchmark” has the meaning set out in Section 2.12(2)(f).

“Canadian Benchmark Replacement” has the meaning set out in Section 2.12(2)(f).

“Canadian Benchmark Replacement Adjustment” has the meaning set out in Section 2.12(2)(f).

“Canadian Benchmark Replacement Date” has the meaning set out in Section 2.12(2)(f).

“Canadian Benchmark Transition Event” has the meaning set out in Section 2.12(2)(f).

“Canadian Benchmark Unavailability Period” has the meaning set out in Section 2.12(2)(f).

“Canadian Conforming Changes” has the meaning set out in Section 2.12(2)(f).

“Canadian Dollars” and “Cdn.$” refer to lawful money of Canada.

“Canadian Prime Borrowing” means a Borrowing comprised of one or more Canadian Prime Loans.

“Canadian Prime Loan” means a Loan denominated in Canadian Dollars which bears interest at a rate based upon the Canadian Prime Rate.

“Canadian Prime Rate” means, on any day, the annual rate of interest equal to the greater of (a) the annual rate of interest announced by the Administrative Agent and in effect as its prime rate at its principal office in Toronto, Ontario on such day for determining interest rates on Canadian Dollar-denominated commercial loans in Canada, and (b) the annual rate of interest equal to the sum of (i) one-month Adjusted Term CORRA in effect on such day, plus (ii) 1.00%.

“Capital Adequacy Guideline” means the capital adequacy requirements from time to time specified by the Office of the Superintendent of Financial Institutions (or any successor Canadian Governmental Authority performing the functions and exercising the powers performed and exercised by the Office of the Superintendent of Financial Institutions) and published by it as one or more guidelines for Canadian banks.

“Capital Expenditures” means, with respect to any Person for any period, all expenditures (whether paid in cash or accrued as a liability, including the portion of Capital Lease Obligations originally incurred during such period that are capitalized) of such Person during such period that, in conformity with GAAP, are included in “capital expenditures”, “additions to property, plant or equipment” or comparable items.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Balance” means, at any time, the aggregate amount of cash and Cash Equivalents held by the Borrower at such time, determined on a Modified Consolidated basis; provided that any cash and Cash Equivalents that are subject to any Lien by any Person, other than:

(a)	Liens created under the Security Documents; or

(b)	inchoate Liens which arise by statute or operation of law, in each case, on an involuntary basis,

shall not constitute Cash Balance. For the avoidance of doubt, any deposit lodged with a third party as cash collateral shall not be included within the Cash Balance.

“Cash Equivalents” means any of the following:

(a)	direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed or insured by, government of any member state of the Organization for Economic Co-operation and Development or agency or instrumentality thereof, in each case maturing within one year from the date of acquisition thereof;

(b)	investments in certificates of deposit, time deposits maturing within one year from the date of acquisition thereof, and demand bank deposits issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of Canada, the United States, any Canadian province or any American state which has a rating from Moody’s of A1 or from S&P of A+ (or, in each case, better);

(c)	investments in certificates of deposit, time deposits maturing within one year from the date of acquisition thereof, and demand bank deposits issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any office of a commercial bank located outside of Canada and the United States which has a rating from Moody’s of A3 or from S&P of A- (or, in each case, better) or having combined capital and surplus in excess of $500,000,000; or

(d)	direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed or insured by, any province of Canada or state of the United States of America having, at the date of acquisition, a rating from Moody’s of Aa1 or from S&P of AA+ (or, in each case, better), in each case maturing within two years from the date of acquisition thereof.

“Cash Interest Expense” means, with respect to any period, the amount paid in cash during such period on account of Interest Expense.

“Cash Management Services” means any one or more of the following types of services or facilities provided to any Credit Party by a Lender or any Lender Affiliate (a) automated clearing house transactions, (b) cash management services, including controlled disbursement services, treasury, depository, overdraft, and electronic funds transfer services, (c) foreign exchange facilities, (d) credit card processing services, (e) credit or debit cards, and (f) purchase cards (but only to the extent that, prior to the occurrence and continuance of any Default or Event of Default, the Borrower and the Credit Party issuing such purchase cards notify the Administrative Agent in writing that such purchase cards are to be deemed Cash Management Services hereunder).

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group of Persons acting jointly or otherwise in concert, of Equity Securities of the Borrower representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Securities of the Borrower, (b) the occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated, or (c) the acquisition of direct or indirect Control of the Borrower by any Person or group of Persons acting jointly or otherwise in concert.

“Change in Law” means (i) the adoption or taking effect of any new Law after the Closing Date, (ii) any change in any existing Law or in the administration, interpretation, implementation or application thereof by any Governmental Authority after the Closing Date, or (iii) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority made or issued after the Closing Date.

“Chinchillas Project” means the silver project of Mina Pirquitas S.A. located in Jujuy Province, northern Argentina, commonly known as the Chinchillas project, and all assets, property and undertaking used, intended for use in, or forming part of, such project.

“Closing Date” means August 4, 2015, being the date on which the Original Credit Agreement was executed and delivered by the parties thereto.

“Co-Lead Arrangers” means, collectively, The Bank of Nova Scotia and Canadian Imperial Bank of Commerce, in their capacities as co-lead arrangers, and “Co-Lead Arranger” means each of them.

“Co-Syndication Agents” means, collectively, Royal Bank of Canada and Bank of Montreal, in their capacities as co-syndication agents, and “Co-Syndication Agent” means each of them.

“Conforming Changes” has the meaning set out in Section 2.12(1)(f).

“Collateral” means the personal property described in and subject to the Liens, privileges, priorities and security interests purported to be created by any Security Document.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans hereunder pursuant to Section 2.1, as such commitment may be reduced from time to time pursuant to Section 2.6, and as such commitment may be reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.4. The initial amount of each Lender’s Commitment is set out in Schedule 2.1, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment(s), as applicable. As of the Effective Date, the aggregate amount of the Commitments is U.S.$600,000,000.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate of the Borrower in the form attached hereto as Exhibit B, signed by a Responsible Officer of the Borrower.

“Consolidated” means, when used with respect to any financial term, financial covenant, financial ratio or financial statement, such financial term, financial covenant, financial ratio or financial statement calculated, prepared or determined, as applicable, for the Borrower on a consolidated basis in accordance with GAAP consistently applied.

“Control” means, in respect of a particular Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“CORRA” means the Canadian Overnight Repo Rate Average administered and published by the Bank of Canada (or any successor administrator).

“CORRA Borrowings” means Term CORRA Borrowings and Daily Compounded CORRA Borrowings.

“CORRA Loans” means Term CORRA Loans and Daily Compounded CORRA Loans.

“Cover”, when required by this Agreement for LC Exposure, shall be effected by paying to the Administrative Agent in immediately available funds, to be held by the Administrative Agent in a collateral account maintained by the Administrative Agent at its Payment Office and collaterally assigned as security, an amount equal to, as applicable, the maximum amount of LC Exposure available for drawing at such time. Such amount shall be retained by the Administrative Agent in such collateral account until such time as the applicable Letters of Credit shall have expired or matured and Reimbursement Obligations, if any, with respect thereto shall have been fully satisfied; provided that if any such Reimbursement Obligations are not satisfied when due hereunder, the Administrative Agent may apply any amounts in such collateral account against such Reimbursement Obligations.

“Credit” means the U.S.$600,000,000 revolving credit facility established pursuant to the Commitments of the Lenders.

“Credit Exposure” means, with respect to any Lender at any time, the sum of (a) the US $ Amount of the outstanding principal amount of such Lender’s Loans at such time, and (b) such Lender’s LC Exposure and Swingline Exposure at such time.

“Credit Parties” means, collectively, the Borrower and the Guarantors, and “Credit Party” means any one of them.

“Currency Excess Amount” has the meaning set out in Section 2.9(1).

“Daily Compounded CORRA Determination Day” has the meaning set out in the definition of Daily Compounded CORRA,

“Daily Compounded CORRA Rate Day” has the meaning set out in the definition of Daily Compounded CORRA.

“Daily Compounded CORRA” means, for any day (a “Daily Compounded CORRA Rate Day”), a rate per annum (with interest accruing on a compounded daily basis) equal to CORRA for the day (such day, the “Daily Compounded CORRA Determination Day”) that is two (2) Business Days prior to (a) if such Daily Compounded CORRA Rate Day is a Business Day, such Daily Compounded CORRA Rate Day, or (b) if such Daily Compounded CORRA Rate Day is not a Business Day, the Business Day immediately preceding such Daily Compounded CORRA Rate Day, in each case, as CORRA is published by the administrator; provided, however, that if as of 5:00 p.m. (Toronto time) on any Daily Compounded CORRA Determination Day, CORRA for the applicable tenor has not been published by the administrator and a Canadian Benchmark Replacement Date with respect to the Daily Compounded CORRA Rate has not occurred, then the Daily Compounded CORRA Rate will be CORRA as published by the administrator so long as such first preceding Business Day is not more than three (3) Business Days prior to such Daily Compounded CORRA Determination Day; provided, that to the extent such rate as determined above shall, at any time, be less than the Floor, such rate shall be deemed to be the Floor for all purposes herein.

“Daily Compounded CORRA Adjustment” means, for any calculation with respect to a Daily Compounded CORRA Loan, a percentage per annum as set forth below for the applicable Interest Period therefor:

Interest Period	Percentage
One month	0.29547%
Three months	0.32138%

“Daily Compounded CORRA Borrowing” means a Borrowing comprised of one or more Daily Compounded CORRA Loans.

“Daily Compounded CORRA Loan” means a Loan denominated in Canadian Dollars that bears interest at a rate based upon Adjusted Daily Compounded CORRA.

“Decker Lease” means the mineral lease agreement, made and entered into as of June 20, 1986 by and between Donald J. Decker and Suzanne R. Decker, as lessors, Nevada North Resources (U.S.A.) Inc., as lessee, and Nevada North Resources Inc., as amended by an amendment to mineral lease agreement dated January 7, 2002.

“Daily Simple SOFR” has the meaning set out in Section 2.12(1)(f).

“Default” means any event or condition that constitutes an Event of Default or that, upon notice, lapse of time or both, would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender (as reasonably determined by the Administrative Agent) that (a) has failed to fund any portion of the Loans or participations in Letters of Credit required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, or has notified the Administrative Agent that it intends not to fund any of the foregoing, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, (c) has failed, within three (3) Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its Commitment, provided that such Lender shall cease to be a Defaulting Lender under this clause (c) upon the Administrative Agent’s receipt of such confirmation, (d) has defaulted under its funding obligations under any other lending commitment with any other Person (other than as a result of a good faith dispute thereunder), or (e) an Insolvent Lender; provided that a Lender shall cease to be a Defaulting Lender when the aforementioned criteria no longer apply to it.

“Defined Benefit Plan” means any Pension Plan which contains a “defined benefit provision”, as defined in Section 147.1(1) of the Income Tax Act, other than any Pension Plan that qualifies as a member-funded pension plan as defined in Sections 65 and 66 of the Regulation respecting the exemption of certain categories of pension plans from the application of provisions of the Supplemental Pension Plans Act (Quebec).

“Depreciation Expense” means, with respect to any period, the collective depreciation, depletion, impairment and amortization expense of the Borrower for such period, determined on a Modified Consolidated basis.

“Domestic Material Subsidiary” means any Material Subsidiary organized under the laws of Canada or the United States of America or any province, territory or state thereof.

“EBITDA” means, for any period, an amount equal to Adjusted Net Income for such period minus, to the extent included in such Adjusted Net Income (but without duplication):

(a)	non-cash income and gains;

(b)	interest income;

(c)	capital gains;

(d)	extraordinary or non-recurring income and gains and unrealized gains;

(e)	unrealized gains incurred in connection with Hedge Arrangements;

(f)	foreign exchange gains;

plus, to the extent deducted from such Net Income (but without duplication):

(g)	capital losses;

(h)	expenses incurred in respect of mineral exploration activities;

(i)	Interest Expense;

(j)	Income Tax Expense;

(k)	Depreciation Expense;

(l)	unrealized losses incurred in connection with Hedge Arrangements;

(m)	extraordinary or non-recurring charges, expenses or losses and unrealized losses;

(n)	foreign exchange losses; and

(o)	any other non-cash expenses and losses, including non-cash stock expenses relating to stock based compensation,

all determined on a Modified Consolidated basis.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Signature” means an electronic sound, symbol or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Effective Date” means July 31, 2026 being the date on which this Agreement is executed and delivered by the parties hereto.

“Environmental and Social Laws and Standards” means:

(a)	all Environmental Laws with respect to the Marigold Project; and

(b)	all Social Laws with respect to the Marigold Project.

“Environmental Laws” means all Laws relating in any way to the environment, preservation or reclamation of natural resources, the generation, use, handling, collection, treatment, storage, transportation, recovery, recycling, release, threatened release or disposal of any Hazardous Material, or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities) of any Credit Party directly or indirectly resulting from or based upon (a) the violation of any Environmental Laws, (b) the generation, use, handling, collection, treatment, storage, transportation, recovery, recycling or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment, or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Securities” means, with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting and non-voting) of, such Person’s capital, whether outstanding on the Closing Date or issued after the Closing Date, including any interest in a partnership, limited partnership or other similar Person and any beneficial interest in a trust, and any and all rights, warrants, debt securities, options or other rights exchangeable for or convertible into any of the foregoing.

“Erroneous Payment” has the meaning assigned to it in Section 8.13(1).

“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 8.13(4).

“Erroneous Payment Impacted Facilities” has the meaning assigned to it in Section 8.13(4).

“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 8.13(4).

“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 8.13(4).

“Events of Default” has the meaning set out in Section 7.1.

“Excluded Subsidiaries” means, collectively, (i) any and all Subsidiaries of the Borrower that are not wholly-owned (directly or indirectly) by the Borrower; and (ii) the Alacer Subsidiaries.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that a court of competent jurisdiction determines that, all or a portion of a Guarantee of such Guarantor of, or the grant by such Guarantor of a Lien to secure, such Swap Obligation (or any Guarantee thereof) is or has become illegal as a result of the extra-territorial application to the Guarantor of the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) and by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time such Guarantee or Lien becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or Lien is or becomes illegal.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (i) income or franchise Taxes imposed by a jurisdiction on (or measured by) such recipient’s net income, or (ii) capital Taxes imposed by a jurisdiction on (or measured by) such recipient’s taxable capital, in each case by reason of the recipient being organized under the Laws of, or having its principal office located in, such jurisdiction.

“Existing Credit Agreement” has the meaning given to such term in the recitals hereto.

“Existing Letters of Credit” means the letters of credit set out in Schedule 1.1(B).

“Existing Royalty Agreements” means those royalty agreements and other instruments by which royalties on or attributable to the Marigold Project are payable, as set forth on Schedule 3.1(32)

“Extension Date” has the meaning set out in Section 2.6(3).

“Extension Request” has the meaning set out in Section 2.6(3).

“Fair Market Value” means (a) with respect to any asset or group of assets (other than a marketable security) at any date, the value of the consideration obtainable in a sale of such asset at such date assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, or, if such asset shall have been the subject of a relatively contemporaneous appraisal by an independent third party appraiser, the basic assumptions underlying which have not materially changed since its date, the value set out in such appraisal, and (b) with respect to any marketable security at any date, the closing sale price of such marketable security on the Business Day next preceding such date, as appearing in any securities exchange publication or, if there is no such closing sale price of such marketable security, the final price for the purchase of such marketable security at face value quoted on such Business Day by a financial institution of recognized standing selected by the Administrative Agent which regularly deals in securities of such type.

“Federal Funds Effective Rate” means, for any day, the per annum rate equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System of the United States of America arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Board of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it. In either case, if that rate is less than the Floor, the Federal Funds Effective Rate shall be deemed to be the Floor.

“Fee Letter (Agency)” means the fee letter dated as of the date hereof between the Administrative Agent and the Borrower relating to the payment of certain agency fees.

“Fee Letter (Arrangement)” means the fee letter dated as of the date hereof between the Co-Lead Arrangers and the Borrower relating to the payment of certain arrangement fees.

“Fee Letter (Upfront)” means the fee letter dated as of the date hereof between the Administrative Agent and the Borrower relating to the payment of certain upfront and extension fees.

“Fifth Amendment” has the meaning given to such term in the recitals hereto.

“Fifth Amendment Date” means June 7, 2021, being the date of the Fifth Amendment to the Original Credit Agreement.

“Financial Letter of Credit” means a Letter of Credit that serves as a payment guarantee of a Credit Party’s financial obligations and is treated as a direct credit substitute for the purposes of the Capital Adequacy Guideline. For the avoidance of doubt, any Letter of Credit which serves as a guarantee of a Credit Party’s performance obligations (other than financial obligations) and is treated as a transaction-related contingency for purposes of the Capital Adequacy Guideline shall not be a Financial Letter of Credit.

“Fiscal Quarter” means any fiscal quarter of the Borrower.

“Fiscal Year” means any fiscal year of the Borrower.

“Floor” means a rate of interest equal to 0% per annum.

“Foreign Material Subsidiary” means any Material Subsidiary that is not a Domestic Material Subsidiary.

“Fraudulent Transfer Law” means any applicable U.S. Bankruptcy Law or any applicable U.S. state fraudulent transfer or conveyance law.

“Future Project” means any producing mining project owned by a Credit Party that is not a producing mining project as at the date of this Agreement.

“GAAP” means, with respect to any Person, generally accepted accounting principles in Canada as in effect from time to time with respect to such Person, including International Financial Reporting Standards.

“Good Industry Practice” means the degree of care and skill, diligence, prudence (financial and operational), foresight and operating practice which would reasonably and ordinarily be expected from a skilled operator engaging in the same type of undertaking as the Marigold Project, under similar circumstances.

“Governmental Authority” means the Government of Canada, any other nation or any political subdivision thereof, whether provincial, state, territorial or local, and any agency, authority, instrumentality, regulatory body, court, central bank, fiscal or monetary authority or other authority regulating financial institutions, and any other entity or supra-national body exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including the Basel Committee on Banking Regulation and Supervisory Practices of the Bank of International Settlements, the European Union and the European Central Bank.

“Group Guarantee” means the British Columbia law unlimited multi-party guarantee dated as of the Closing Date in favour of the Administrative Agent with respect to the debts, liabilities and obligations of the Credit Parties under the Loan Documents, as amended, restated, supplemented or otherwise modified from time to time.

“GSA” means the British Columbia law multi-party general security agreement dated as of the Closing Date between each Credit Party from time to time party thereto and the Administrative Agent for the benefit of the Secured Parties constituting a first-priority Lien (subject to Permitted Liens) over all present and future personal property of each grantor, including all Material Subsidiary Equity Securities in which each grantor has any right, title or interest, as amended, restated, supplemented or otherwise modified from time to time.

“Guarantee” of or by any Person (in this definition, the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (in this definition, the “primary credit party”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect:

(a)	to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation;

(b)	to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof;

(c)	to maintain working capital, equity capital solvency, or any other balance sheet, income statement or other financial statement condition or liquidity of the primary credit party so as to enable the primary credit party to pay such Indebtedness or other obligation; or

(d)	as an account party in respect of any letter of credit or letter of guarantee issued to support such Indebtedness or other obligation.

The term Guarantee shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee in respect of Indebtedness shall be deemed to be an amount equal to the stated or determinable amount of the related Indebtedness (unless the Guarantee is limited by its terms to a lesser amount, in which case to the extent of such amount) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof. The amount of any other Guarantee shall be deemed to be zero unless and until the amount thereof has been (or in accordance with GAAP should be) quantified and reflected or disclosed in the Modified Consolidated financial statements (or notes thereto) of the guarantor.

“Guarantor” means any Person that has entered into, or acceded to, the Group Guarantee.

“Hazardous Materials” means any substance, product, liquid, waste, pollutant, chemical, contaminant, insecticide, pesticide, gaseous or solid matter, organic or inorganic matter, fuel, micro-organism, ray, odour, radiation, energy, vector, plasma, constituent or material which (a) is or becomes listed, regulated or addressed under any Environmental Laws, or (b) is, or is deemed to be, alone or in any combination, hazardous, hazardous waste, toxic, a pollutant, a deleterious substance, a contaminant or a source of pollution or contamination under any Environmental Laws, including asbestos, petroleum and polychlorinated biphenyls, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Laws.

“Hedge Arrangement” means any arrangement which is a swap transaction, basis swap, forward rate transaction, interest rate option, forward foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any similar transaction (including any option with respect to any of such transactions or arrangements) designed and entered into to protect or mitigate against risks in interest, securities price, currency exchange or commodity price fluctuations. For the avoidance of doubt, a master ISDA agreement and the schedules thereto shall not in and of itself constitute a Hedge Arrangement, but each confirmation entered into thereunder shall, collectively therewith, constitute a Hedge Arrangement.

“Hostile Acquisition” means a proposed Acquisition by any Credit Party in circumstances in which the Target shall not have, as of the date of such Acquisition, evidenced its agreement or agreement in principle to such Acquisition by means of (a) a definitive agreement of purchase and sale, (b) a letter of intent in respect thereof, or (c) any other document, instrument, opinion or other writing satisfactory to the Lenders.

“Income Tax Act” means the Income Tax Act (Canada), as amended from time to time.

“Income Tax Expense” means, with respect to any period, the aggregate of all taxes on income of the Borrower for such period, whether current or deferred and net of any incentive or similar tax credits, determined on a Modified Consolidated basis.

“Indebtedness” of any Person means, without duplication:

(a)	all obligations of such Person for borrowed money or with respect to deposits or advances of any kind;

(b)	all obligations of such Person evidenced by bonds, debentures, notes or similar instruments;

(c)	all obligations of such Person upon which interest charges are customarily paid;

(d)	all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person;

(e)	all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business);

(f)	all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed;

(g)	all Guarantees by such Person of Indebtedness of others;

(h)	all Capital Lease Obligations of such Person;

(i)	all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guarantee (other than letters of credit and letters of guarantee issued in support of current accounts payable incurred in the ordinary course of business);

(j)	Prepaid Forward Arrangement Indebtedness;

(k)	all obligations due and owing by (and not the Mark-to Market Exposure of) such Person under Hedge Arrangements (other than Prepaid Forward Arrangement Indebtedness) calculated on an aggregate net basis after taking into account all amounts owed by the counterparty to such Person in accordance with normal market practices;

(l)	all Secured Cash Management Obligations; and

(m)	all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value (other than for other Equity Securities) any Equity Securities of such Person where such action must be performed on or before the Termination Date, valued, in the case of redeemable Equity Securities, at the greater of voluntary or involuntary redemption price, plus accrued and unpaid dividends.

For the avoidance of doubt, Indebtedness shall not include (i) Bonding Obligations except to the extent supported by Letters of Credit; and (ii) the Indebtedness of the Borrower shall include the principal amount of all Loans and the undrawn face amount of Letters of Credit, in each case to the extent outstanding hereunder. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a partner, general partner or limited partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means all Taxes other than Excluded Taxes.

“Indemnitee” has the meaning specified in Section 9.3(2).

“Initial Security Documents” means the materials described in Schedule 1.1(A).

“Insolvent Lender” means any Lender that (a) has been adjudicated as, or determined by a Governmental Authority having regulatory authority over such Person or its assets to be, insolvent, (b) becomes the subject of an insolvency, bankruptcy, dissolution, liquidation or reorganization proceeding, or (c) becomes the subject of an appointment of a receiver, receiver and manager, monitor, trustee or liquidator under the Bank Act (Canada), the Canada Deposit Insurance Corporation Act (Canada) or any applicable bankruptcy, insolvency or similar law now existing or hereafter enacted; provided that a Lender shall not be an Insolvent Lender (i) solely by virtue of the ownership or acquisition by a Governmental Authority of an instrumentality thereof of any Equity Securities in such Lender or a parent company thereof, or (ii) due to an Undisclosed Administration.

“Intercompany Indebtedness” means Indebtedness owing from a Credit Party to the Borrower or a Subsidiary.

“Interest Coverage Ratio” means, with respect to any Rolling Period, the ratio of (a) EBITDA for such Rolling Period, to (b) Cash Interest Expense for such Rolling Period.

“Interest Expense” means, with respect to any period, the interest expense of the Borrower for such period, determined on a Modified Consolidated basis.

“Interest Payment Date” means, (a) in the case of any Canadian Prime Loan or Base Rate Loan, the first Business Day of each month, and (b) in the case of a SOFR Loan or CORRA Loan, the last day of each Interest Period relating to such SOFR Loan or CORRA Loan, provided that if an Interest Period for any SOFR Loan is of a duration exceeding 90 days, then “Interest Payment Date” shall also include each date which occurs at each 90-day interval during such Interest Period.

“Interest Period” means, with respect to:

(i)	a SOFR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is 1 or 3 months (or, subject to availability from all Lenders, 6 months) thereafter, as the Borrower may elect;

(ii)	a Term CORRA Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one or three months thereafter, as the Borrower may elect; and

(iii)	a Daily Compounded CORRA Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one or three months thereafter, as the Borrower may elect;

provided that:

(iv)	if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the immediately succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(v)	any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period;

(vi)	no Interest Period shall extend beyond any date that any principal payment or prepayment is scheduled to be due unless the aggregate principal amount of (i) Canadian Prime Loans and Base Rate Loans, and (ii) CORRA Borrowings and SOFR Borrowings which have Interest Periods which will expire on or before such date, minus the aggregate amount of any other principal payments or prepayments due during such Interest Period, is equal to or in excess of the amount of such principal payment or prepayment; and

(vii)	no Interest Period shall extend beyond the Maturity Date.

For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a converted or continued Borrowing, thereafter shall be the effective date of the most recent conversion or rollover of such Borrowing.

“Investment” means, as applied to any Person (the “investor”), any direct or indirect:

(a)	purchase or other acquisition by the investor of Equity Securities of any other Person or any beneficial interest therein;

(b)	purchase or other acquisition by the investor of bonds, notes, debentures or other debt securities of any other Person or any beneficial interest therein;

(c)	loan or advance to any other Person, other than (i) advances to directors, officers, employees for expenses incurred in the ordinary course of business, and (ii) accounts receivable arising from sales or services rendered to such other Person in the ordinary course of the investor’s business; and

(d)            capital contribution by the investor to any other Person;

provided that an Acquisition shall not constitute an Investment. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment minus any amounts (i) realized upon the disposition of assets comprising an Investment (including the value of any liabilities assumed by any Person other than a Credit Party in connection with such disposition), (ii) constituting repayments of Investments that are loans or advances or (iii) constituting cash returns of principal or capital thereon (including any dividend, redemption or repurchase of equity that is accounted for, in accordance with GAAP, as a return of principal or capital).

“Investment Cap” means, at any time, an amount equal to the sum of:

(a)	U.S.$400,000,000; plus

(b)	the aggregate net after-tax proceeds realized by the Borrower from the sale of publicly traded Equity Securities between the 2023 Effective Date and such time.

“Issuing Bank” means The Bank of Nova Scotia, Canadian Imperial Bank of Commerce, and any other Lender that agrees to act as an Issuing Bank, each in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.19(9). Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. Each reference herein to the “Issuing Bank” in connection with a Letter of Credit or other matter shall be deemed to be a reference to the relevant Issuing Bank with respect thereto.

“Joint Bookrunners” means, collectively, The Bank of Nova Scotia and Canadian Imperial Bank of Commerce, in their capacities as joint bookrunners, and “Joint Bookrunner” means each of them.

“June 2023 US Reorganization” means the reorganization completed by SSR Canada Holdings Ltd. and SSR US Holdings Inc. whereby:

(i)	SSR Canada Holdings Ltd. transferred to SSR US Holdings Inc. all of the shares of Silver Standard U.S. Inc.;

(ii)	Silver Standard U.S. Inc. merged with Silver Standard U.S. Services Inc. with the surviving entity being Silver Standard U.S. Inc.; and

(iii)	Silver Standard U.S. Inc. was wound up in and into SSR US Holdings Inc.

“Laws” means all federal, provincial, municipal, foreign and international statutes, acts, codes, ordinances, decrees, treaties, rules, regulations, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards or any provisions of the foregoing, including general principles of common and civil law and equity, and all policies, practices and guidelines of any Governmental Authority binding on or affecting the Person referred to in the context in which such word is used (including, in the case of tax matters, any accepted practice or application or official interpretation of any relevant taxation authority); and “Law” means any one or more of the foregoing.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit; provided that, for the purposes of Section 2.19(5), an LC Disbursement shall be deemed to be made by the Issuing Bank with respect to a Letter of Credit at the time that it receives a valid draw request thereunder.

“LC Exposure” means, at any time, the sum of (a) the US $ Amount of the aggregate undrawn amount of all outstanding Letters of Credit at such time, plus (b) the US $ Amount of the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lender Affiliate” means, (a) with respect to any Lender, (i) an Affiliate of such Lender, or (ii) any Person that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender, and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Lenders” means the Persons listed as lenders on Schedule 2.1 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption in accordance with the terms of this Agreement, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender and any Issuing Bank.

“Lender Termination Date” means the first date on which:

(a)	all Commitments have expired or been terminated;

(b)	the principal of and interest on each Loan and all fees, indemnities and other amounts payable hereunder shall have been paid in full; and

(c)	all Letters of Credit shall have either (x) expired or terminated and all LC Disbursements shall have been reimbursed or (y) in the case of contingent reimbursement obligations with respect to Letters of Credit, Letter of Credit Collateralization shall have been provided.

“Letter of Credit” means any standby or documentary letter of credit or letter of guarantee issued pursuant to this Agreement.

“Letter of Credit Collateralization” means either (a) providing cash collateral (pursuant to documentation reasonably satisfactory to the Administrative Agent), to be held by the Administrative Agent for the benefit of the Lenders in an amount equal to 100% of the then existing LC Exposure, (b) delivering to Administrative Agent documentation executed by all beneficiaries under the Letters of Credit, in form and substance reasonably satisfactory to Administrative Agent and Issuing Bank, terminating all of such beneficiaries’ rights under the Letters of Credit, or (c) providing Administrative Agent with a standby letter of credit, in form and substance reasonably satisfactory to Administrative Agent, from a commercial bank reasonably acceptable to Administrative Agent in an amount equal to 100% of the then existing LC Exposure.

“Lien” means, (a) with respect to any asset, any mortgage, deed of trust, lien (statutory or otherwise), deemed trust, pledge, hypothec, hypothecation, encumbrance, charge, security interest, royalty interest, adverse claim, defect of title or right of set off in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease, title retention agreement or consignment agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to any asset, (c) any purchase option, call or similar right of a third party with respect to such assets, (d) any netting arrangement, defeasance arrangement or reciprocal fee arrangement, and (e) any other arrangement having the effect of providing security that in each case secures the payment of any indebtedness or liability or observance or performance of any obligation.

“Life of Mine Plan” means, at any time, the most recent consolidated financial model containing annual cash flow projections (inclusive of income statement and cash flow statements for the Borrower) and, at any time with respect to any Project, a forecast of the development (if any), operation and maintenance of each Project, and shall:

(a)	cover Capital Expenditure schedules, a detailed mine plan and schedule for ore tonnes and grade, waste movements, treatment schedule, mineral production, capital and operating costs, and reclamation costs, together with reasonable estimates of cash flows and other costs and expenses; and

(b)	be satisfactory in form and substance to the Administrative Agent, acting reasonably.

For avoidance of doubt, the form of Life of Mine Plan provided to the Co-Lead Arrangers prior to the Effective Date is satisfactory in form and substance.

“Loan” means any loan made by the Lenders to the Borrower pursuant to this Agreement.

“Loan Documents” means this Agreement, the Security Documents, the Borrowing Requests, the Perfection Certificates, the Fee Letter (Agency), the Fee Letter (Arrangement), and the Fee Letter (Upfront), together with any other document, instrument or agreement (other than participation, agency or similar agreements among the Lenders or between any Lender and any other bank or creditor with respect to any indebtedness or obligations of any Credit Party (as applicable) hereunder or thereunder) now or hereafter entered into by a Credit Party in connection with this Agreement (including any document, instrument or agreement with respect to any Secured Hedge Arrangement and Secured Cash Management Services), as such documents, instruments or agreements may be amended, modified or supplemented from time to time.

“Marigold Project” means the gold mine complex of Marigold Mining Company located in eastern Humboldt County, Nevada commonly known as the Marigold mine, and all assets, property and undertaking used, intended for use in, or forming part of, such complex.

“Marigold Project Approvals” means, at any time, all Marigold Project Authorizations and Marigold Project Mining Rights as at such time.

“Marigold Project Assets” means all assets, property and undertaking (whether real or personal, tangible or intangible) which are used or intended for use in, forming part of, or attributable to, the Marigold Project and which are necessary for the development, operation and maintenance of the Marigold Project in accordance with, and as contemplated by, the applicable Life of Mine Plan. For the avoidance of doubt, the Marigold Project Assets shall include: (i) the Marigold Project Real Property and the mineral deposits covered thereby; (ii) all Marigold Project Saleable Product; (iii) all associated beneficiation facilities, together with all plant sites, waste dumps, ore dumps, crushing circuits, power supply systems and ancillary and infrastructure facilities; (iv) all required insurance with respect to the Marigold Project; (v) all plant and mobile equipment which are necessary for the development, operation and maintenance of the Marigold Project in accordance with, and as contemplated by, the applicable Life of Mine Plan; (vi) the Marigold Project Approvals, and (vii) all proceeds derived from the Marigold Project.

“Marigold Project Authorizations” means, at any time, all Authorizations necessary for the development, operation and maintenance of the Marigold Project in accordance with, and as then contemplated by, the Life of Mine Plan.

“Marigold Project Leases” means all surface and mineral leases and leasehold interests constituting part of the Marigold Project which are necessary for the development, operation and maintenance of the Marigold Project in accordance with, and as contemplated by, the applicable Life of Mine Plan.

“Marigold Project Mining Rights” means, at any time, all Mining Rights necessary for the development, operation and maintenance of the Marigold Project in accordance with, and as then contemplated by, the Life of Mine Plan, including the Marigold Project Leases.

“Marigold Project Real Property” means all lands and real property owned, held or used with respect to or in connection with the Marigold Project and which are necessary for the development, operation and maintenance of the Marigold Project in accordance with, and as contemplated by, the applicable Life of Mine Plan, including all patented mining claims, patented millsite claims, fee interests, unpatented mining claims (whether lode or placer), unpatented millsite claims, tunnel sites and rights, amended claims, relocated claims, leasehold interests (including the Marigold Project Leases), mineral interests, option rights, rights of use, easements, water rights and other real property interests (whether surface, underground, mineral, or other) which are necessary for the development, operation and maintenance of the Marigold Project in accordance with, and as contemplated by, the applicable Life of Mine Plan.

“Marigold Project Saleable Product” means all present and future gold (including without limitation gold bearing material, dore bullion and refined gold) mined, extracted, and derived from the Marigold Project.

“Mark-to-Market Exposure” means, in relation to any Person on any date, the net amount payable by such Person under a Hedge Arrangement if such day were an “Early Termination Date” and the “Transaction” were a “Terminal Transaction” in accordance with the payment measure provided for in the 2002 ISDA Master Agreement (Multicurrency-Cross Border) as published by the International Swaps and Derivatives Association, Inc., as amended or replaced from time to time.

“Material Adverse Change” means any event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or financial condition of the Credit Parties taken as a whole, or (b) the validity or enforceability of any of the Loan Documents, the priority of the Liens created thereby or the rights and remedies of the Administrative Agent and the Lenders thereunder.

“Material Indebtedness” means any Indebtedness (other than the Loans) of any one or more Credit Parties in an aggregate principal amount exceeding U.S.$50,000,000.

“Material Leasehold Interest” means any leasehold interest of a Credit Party in real property that is material to, or necessary in, the operation of the business of such Credit Party which such Credit Party cannot promptly replace with an alternative lease having comparable commercial terms.

“Material Subsidiary” means:

(a)	SSR Canada Holdings Ltd., SSR US Holdings Inc., SSR Marigold Inc., Intertrade Metals Limited Partnership, Intertrade Metals Corp., Marigold Mining Company, SGO Mining Inc., Puna Operations Inc., 0694758 B.C. Ltd., CC&V Mining Corporation, Cripple Creek & Victor Gold Mining Company, and GCGC LLC;

(b)	each other present and future Subsidiary that at any time:

(i)	has consolidated net tangible assets in excess of an amount equal to 5% of the net tangible assets of the Borrower at such time, determined on a Modified Consolidated basis; or

(ii)	has a subsidiary that is a Material Subsidiary; and

(c)	any other Subsidiary designated as such in writing by the Borrower to the Administrative Agent;

provided that once a Subsidiary satisfies any of the tests set out in this definition, such Person shall at all times thereafter be a Material Subsidiary, regardless of whether it subsequently satisfies any of such tests. Notwithstanding the foregoing, the Excluded Subsidiaries and the Argentine Subsidiaries shall at no time constitute Material Subsidiaries.

“Maturity Date” means July 31, 2030 (or, if such date is not a Business Day, the next Business Day thereafter), as such date may be extended from time to time pursuant to Section 2.6.

“Mining Rights” means all patented and unpatented mining claims, mineral licences, mining concessions, mining leases, prospecting permits, surface leases, rights-of-way or other authorities which, directly or indirectly, confer or may confer a right to prospect or explore for, develop, or mine, any minerals or ores.

“Modified Consolidated” means Consolidated modified to provide that, notwithstanding GAAP, the Excluded Subsidiaries shall be disregarded for all purposes except that:

(a)	Net Income for any period shall include the aggregate amount of cash actually distributed by any Excluded Subsidiary during such period to a Credit Party as a dividend, distribution or return of capital;

(b)	the book value of the Equity Securities of each Excluded Subsidiary held by a Credit Party shall be included as an asset on the balance sheet of the Borrower; and

(c)	the liabilities of a Credit Party shall include the liabilities of an Excluded Subsidiary that is a partnership in which such Credit Party is a partner, general partner or limited partner to the extent such Credit Party is liable therefor as a result of such Credit Party’s ownership interest in, or other relationship with, such Excluded Subsidiary.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Income” means, with respect to any period, the net income of the Borrower for such period, determined on a Modified Consolidated basis.

“Net Indebtedness” means, at any time, an amount equal to the aggregate amount of Indebtedness of the Borrower less:

(a)	the amount of any Indebtedness secured by cash collateral that is a Permitted Lien; and

(b)	the Cash Balance,

in each case determined as at such time on a Modified Consolidated basis.

“Net Leverage Ratio” means, at any time, the ratio of (a) Net Indebtedness at such time to (b) EBITDA for the most recently completed Rolling Period. By way of example and for the avoidance of doubt, the Net Leverage Ratio on July 21, 2026 shall be equal to the ratio of Net Indebtedness on July 21, 2026 to EBITDA for the Rolling Period ended on June 30, 2026.

“Non-Consenting Lender” means a Lender that has not provided its consent to a waiver of, or amendment to, any provision of the Loan Documents where requested to do so by Borrower or the Administrative Agent if (a) such waiver or amendment requires the consent of all the Lenders, and (b) the Required Lenders have consented to such waiver or amendment.

“Non-Extending Lender” has the meaning set out in Section 2.6(3).

“Non-Financial Letter of Credit” means any Letter of Credit other than a Financial Letter of Credit.

“Non-Recourse Project Indebtedness” of any Person means any Indebtedness of such Person with respect to which recourse for payment is limited to project assets (other than Marigold Project Assets and Seabee Project Assets) encumbered by a Lien securing such Indebtedness (including, for the avoidance of doubt, project inventory and receivables) and the traceable proceeds thereof; provided, however, that personal recourse of a holder of Indebtedness against any obligor with respect thereto for fraud, misrepresentation, misapplication of cash, waste and other circumstances customarily excluded from non-recourse provisions in non-recourse financing shall not, by itself, prevent any Indebtedness from being characterized as Non-Recourse Project Indebtedness, provided further, that if a recourse claim is made in connection therewith, such claim shall no longer constitute Non-Recourse Project Indebtedness for the purposes of this Agreement.

“Original Credit Agreement” means the credit agreement dated as of August 4, 2015 that was amended and restated by way of the Existing Credit Agreement.

“Participant” has the meaning set out in Section 9.4(5).

“Party” means a party to this Agreement and reference to a Party includes its successors and permitted assigns and “Parties” means every Party.

“Payment” means, with respect to any Indebtedness, (a) any payment or distribution by any Person of cash, securities, or other form of property, including by the exercise of a right of set-off or in any other manner, on account of such Indebtedness, or (b) any redemption, purchase or other acquisition of such Indebtedness by the Person owing such Indebtedness.

“Payment Office” means the Administrative Agent’s office located at 40 Temperance Street, 6th Floor, Toronto, Ontario M5H 0B4, Attention: Director and Head, Agency Services (or such other office or individual as the Administrative Agent may hereafter designate in writing to the other parties hereto).

“Payment Recipient” has the meaning assigned to it in Section 8.13(1).

“Pension Plan” means a pension plan which is or was sponsored, administered or contributed to, or required to be contributed to by, any Credit Party or under which any Credit Party has any actual or potential liability, other than a pension plan administered by a Governmental Authority.

“Perfection Certificate” means a certificate substantially in the form delivered on the Closing Date by the Credit Parties pursuant to which information relevant to the perfection of the Liens granted under the Security Documents is communicated.

“Permitted Acquisition” means any Acquisition by any Credit Party:

(a)	where no Default or Event of Default has occurred and is continuing or would be caused thereby;

(b)	which is of a Person carrying on a business in, or relating to, the mining sector (or if an asset Acquisition, is of assets used or useful in, or relating to, the mining sector);

(c)	in respect of which the Administrative Agent will have a first-priority Lien over the assets to be acquired directly by the Credit Party, subject to the Security Principles and Permitted Liens;

(d)	where, if such Acquisition is an Acquisition of Equity Securities of a Target that will be a Material Subsidiary following its Acquisition and:

(i)	the acquiring Credit Party acquires less than 100% of the Equity Securities of the Target, then all other shareholders of the Target will provide an unconditional consent to the security set out in (ii) and (iii) below, as applicable, in form and substance satisfactory to the Administrative Agent;

(ii)	the Target will be a Domestic Material Subsidiary following its Acquisition, then within 30 days of such Acquisition the Target will become a Guarantor and the Administrative Agent will have a first-priority Lien over the assets of the Target, subject to the Security Principles and Permitted Liens; and

(iii)	the Target will be a Foreign Material Subsidiary following its Acquisition, then within 30 days of such Acquisition the Target will become a Guarantor and the Administrative Agent will have a first-priority Lien over such Equity Securities;

(e)	in respect of which the Borrower has demonstrated to the Lenders’ satisfaction, acting reasonably, that after giving effect to such Acquisition (assuming maximum earn-out obligations), the Borrower will be in compliance with the financial covenants in Section 5.1(12) calculated on a pro forma basis and based on the financial results of Target for the most recent Rolling Period; and

(f)	where the Target is not a Sanctioned Person or the subject assets are not otherwise located in a Sanctioned Country;

provided that, notwithstanding the foregoing, a Hostile Acquisition shall not be a Permitted Acquisition.

“Permitted Development Royalties” means royalties or metals stream agreements granted by a Credit Party over or in respect of a property:

(a)	following the acquisition of such property after the Effective Date by such Credit Party; and

(b)	prior to such property or any portion thereof being brought into mineral production.

“Permitted Equity Hedge Arrangement” means any equity pricing hedge with respect to publicly traded securities which are legally and beneficially owned by a Credit Party.

“Permitted Equity Hedge Lien” means any Lien securing a Permitted Equity Hedge Arrangement over the publicly traded securities to which it relates.

“Permitted Intercompany Indebtedness” means unsecured Intercompany Indebtedness that is:

(a)	owing to a Credit Party; or

(b)	owing to a Subsidiary that is not a Credit Party and subject to an Affiliate Postponement Agreement.

“Permitted Intercompany Investment” means:

(a)	any Investment by a Credit Party in another Credit Party, whether by way of Equity Securities, capital contribution or Indebtedness;

(b)	any Investment by a Credit Party in a Subsidiary that is not a Credit Party resulting from the disposition of Equity Securities held by such Credit Party in such Subsidiary to another Credit Party; or

(c)	any Investment by a Credit Party in a Subsidiary that is not a Credit Party where all consideration for such Investment is paid or otherwise transferred directly from such Credit Party to another Credit Party.

“Permitted Liens” means:

(a)	Liens in favour of the Administrative Agent for the benefit of the Secured Parties for the obligations of any Credit Party under or pursuant to the Loan Documents;

(b)	Purchase Money Liens securing Indebtedness to the extent permitted by Section 6.1(1)(b) and Liens to secure Capital Lease Obligations to the extent permitted by Section 6.1(1)(b);

(c)	Liens imposed by any Governmental Authority for Taxes not yet due and delinquent or which are being contested in good faith and by appropriate proceedings in compliance with Section 5.1(3), and, during such period during which such Liens are being so contested, such Liens shall not be executed on or enforced against any of the assets of any Credit Party, provided that such Credit Party shall have set aside on its books reserves deemed adequate therefor and not resulting in qualification by auditors;

(d)	carrier’s, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction and other like Liens arising by operation of applicable Law, arising in the ordinary course of business and securing amounts (i) which are not overdue for a period of more than 30 days, or (ii) which are being contested in good faith and by appropriate proceedings and, during such period during which amounts are being so contested, such Liens shall not be executed on or enforced against any of the assets of any Credit Party, provided that such Credit Party shall have set aside on its books reserves deemed adequate therefor and not resulting in qualification by auditors;

(e)	statutory Liens incurred, or pledges or deposits made, under worker’s compensation, employment insurance and other social security legislation;

(f)	undetermined or inchoate Liens and charges arising or potentially arising under statutory provisions which have not at the time been filed or registered in accordance with applicable Law or of which written notice has not been duly given in accordance with applicable Law or which although filed or registered, relate to obligations not due or delinquent;

(g)	Liens over Cash or Cash Equivalents to secure the performance of bids, tenders, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature (other than for borrowed money) incurred in the ordinary course of business including Bonding Obligations;

(h)	servitudes, easements, rights-of-way, restrictions and other similar encumbrances on real property imposed by applicable Law or incurred in the ordinary course of business and encumbrances consisting of zoning or building restrictions, easements, licenses, restrictions on the use of property or minor imperfections in title thereto which, in the aggregate, are not material, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of any Credit Party;

(i)	Liens of or resulting from any judgment or award, not in excess of U.S.$25,000,000, the time for the appeal or petition for rehearing of which shall not have expired, or in respect of which the applicable Credit Party be prosecuting an appeal or proceeding for review in good faith and by appropriate proceedings and in respect of which a stay of execution pending such appeal or proceeding for review shall have been secured;

(j)	Liens of or resulting from any judgment or award which is less than U.S.$25,000,000 provided that no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced;

(k)	the rights reserved to or vested in Governmental Authorities by statutory provisions or by the terms of leases, licenses, franchises, grants or permits, which affect any land, to terminate the leases, licenses, franchises, grants or permits or to require annual or other periodic payments as a condition of the continuance thereof;

(l)	securities to public utilities or to any municipalities or Governmental Authorities or other public authority when required by the utility, municipality or Governmental Authorities or other public authority in connection with the supply of services or utilities to the Credit Parties;

(m)	Liens or covenants restricting or prohibiting access to or from lands abutting on controlled access highways or covenants affecting the use to which lands may be put; provided that such Liens or covenants do not materially and adversely affect the use of the lands by any Credit Party;

(n)	Liens consisting of royalties payable with respect to any asset or property of the Credit Parties pursuant to the Existing Royalty Agreements and Permitted Development Royalties;

(o)	statutory Liens incurred or pledges or deposits made in favour of a Governmental Authority to secure the performance of obligations of any Credit Party under Environmental Laws to which any assets of such Credit Party are subject;

(p)	customary rights of set-off or combination of accounts in favour of a financial institution with respect to deposits maintained by it;

(q)	any Permitted Equity Hedge Lien;

(r)	Liens over Unencumbered Project Assets securing Non-Recourse Project Indebtedness;

(s)	Liens existing on any property or asset prior to the acquisition thereof by a Credit Party or existing on any property or asset of any Person that becomes a Credit Party by way of a Permitted Acquisition after the Closing Date prior to the time such Person becomes a Credit Party, provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Credit Party, as the case may be, (ii) such Lien shall not apply to any other property or assets of any Credit Party, and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Credit Party, as the case may be;

(t)	Liens arising from financing statement filings regarding operating leases entered into in the ordinary course of business;

(u)	statutory and common law landlords’ liens under leases to which the Borrower or any of its Subsidiaries is a party;

(v)	Liens in respect of supply, sales, surface use and other operational agreements entered into consistent with normal practices in the mining industry, in each case to the extent such agreements are entered into in the ordinary course of business and such Liens do not secure any obligation for borrowed money;

(w)	Liens to secure Indebtedness to the extent permitted by Section 6.1(1)(n); and

(x)	any extension, renewal or replacement of any of the foregoing;

provided, however, that the Liens permitted hereunder shall not be extended to cover any additional Indebtedness of the Credit Parties or their property (other than a substitution of like property), except Liens in respect of Capital Lease Obligations and Purchase Money Liens as permitted by clause (b) of this definition.

“Permitted Notes” means any unsecured notes constituting securities under applicable Law outstanding as of the Effective Date or issued by the Borrower after the Effective Date under one or more indentures where the maturity date or mandatory redemption date thereof is no earlier than six months following the Maturity Date and there are no scheduled principal repayments prior thereto.

“Permitted Notes Indebtedness” means all Indebtedness under, pursuant to, or in connection with Permitted Notes.

“Permitted Prepaid Forward Arrangements” means any Prepaid Forward Arrangements:

(a)	structured as Hedge Arrangements with Lenders or any Lender Affiliate on reasonable market terms; or

(b)	if reasonable market terms are not offered by any Lender or Lender Affiliate, with any other counterparty where the resulting Prepaid Forward Arrangement Indebtedness is unsecured;

provided that the aggregate amount of Prepaid Forward Arrangement Indebtedness under all Permitted Prepaid Forward Arrangements does not at any time exceed U.S.$150,000,000.

“Permitted Repayment” means any Payment of Permitted Notes Indebtedness:

(a)	made with respect to scheduled interest;

(b)	made by way of conversion into Equity Securities issued by the Borrower;

(c)	funded directly with the net proceeds of Equity Securities or other Permitted Note Indebtedness issued by the Borrower not more than 60 days prior to such Payment; or

(d)	if, immediately following such Payment, Available Liquidity would be greater than U.S.$100,000,000.

“Person” includes any natural person, corporation, company, limited liability company, trust, joint venture, association, incorporated organization, partnership, Governmental Authority or other entity.

“Pirquitas Project” means the silver mine complex of Mina Pirquitas S.A. located in Jujuy Province, northern Argentina, commonly known as the Pirquitas mine, and all assets, property and undertaking used, intended for use in, or forming part of, such complex.

“Post-Closing Requirements” has the meaning set out in Section 5.1(8).

“Prepaid Forward Arrangement” means any transaction entered into by a Credit Party for the purchase and sale of minerals in which the Credit Party receives an upfront payment as consideration for the future delivery of a fixed quantity of minerals, and includes any transaction having the commercial effect of a forward prepaid sale of minerals but excludes any sale of minerals pursuant to a concentrate sales or other offtake agreement entered into by a Credit Party in the ordinary course of business. For the avoidance of doubt, a Prepaid Forward Arrangement may be structured by way of a Hedge Arrangement.

“Prepaid Forward Arrangement Indebtedness” means all outstanding indebtedness, liabilities and obligations arising under a Prepaid Forward Arrangement. The amount of Prepaid Forward Arrangement Indebtedness with respect to a Prepaid Forward Arrangement at any time shall be equal to (i) the number of undelivered units of metal under such Prepaid Forward Arrangement at such time, multiplied by (ii) the original prepaid price per unit of metal under such Prepaid Forward Arrangement.

“Projects” means, as at any time, collectively, the Chinchillas Project, the Marigold Project, the Pirquitas Project, the Seabee Project and any other producing mining project owned by a Credit Party, and “Project” means any one of them.

“Proven and Probable Reserves” means, at any time, “Proven Mineral Reserves” and “Probable Mineral Reserves” of gold at the Marigold Project, as determined and calculated in accordance with the standards set forth in National Instrument 43-101 (Standards of Disclosure for Mineral Projects) issued by the Canadian Securities Administrators (including its Companion Policy 43-101 CP and Form 101F1Technical Report).

“Purchase Money Lien” means a Lien taken or reserved in personal property to secure payment of all or part of its purchase price (or to secure financing to fund such purchase price), provided that such Lien (a) secures an amount not exceeding the lesser of the purchase price of such personal property and the Fair Market Value of such personal property at the time such Lien is taken or reserved, (b) extends only to such personal property and its proceeds, and (c) is granted prior to or within 30 days after the purchase of such personal property.

“Quarterly Date” means each of the last day of each of March, June, September, and December in each calendar year.

“Register” has the meaning set out in Section 9.4(3).

“Reimbursement Obligations” means, at any date, the obligations of the Borrower then outstanding in respect of the Letters of Credit to reimburse the Administrative Agent for the account of the Issuing Bank for the amount paid by the Issuing Bank in respect of any drawings under the Letters of Credit.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release” is to be broadly interpreted and shall include an actual or potential discharge, deposit, spill, leak, pumping, pouring, emission, emptying, injection, escape, leaching, seepage or disposal of a Hazardous Materials which is or may be in breach of any Environmental Laws.

“Relevant Canadian Government Body” has the meaning set out in Section 2.12(2)(f).

“Relevant Government Body” has the meaning set out in Section 2.12(1)(f).

“Required Lenders” means, at any time, Lenders having Credit Exposures and unused and uncancelled Commitments representing at least 50.1% of the aggregate amount of all Credit Exposures and unused and uncancelled Commitments; provided that (a) from and after the Lender Termination Date, “Required Lenders” means Secured Hedge Counterparties and Secured Cash Management Providers holding Secured Hedge Obligations and Secured Cash Management Obligations representing at least 50.1% of the sum of all Secured Hedge Obligations and Secured Cash Management Obligations, and (b) if there are only two Lenders having Credit Exposures and unused and uncancelled Commitments at such time, “Required Lenders” shall mean both such Lenders.

“Resolution Authority” means, with respect to an EEA Financial Institution, an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means, with respect to any Person, the chairman, the president, any vice president, the chief executive officer or the chief operating officer, and, in respect of financial or accounting matters, any chief financial officer, principal accounting officer, treasurer or controller of such Person.

“Restricted Payment” means, with respect to any Person, any payment by such Person (whether in cash or in kind, and whether by way of actual payment, set-off, counterclaim or otherwise):

(a)	of any dividend, distribution or return of capital with respect to its Equity Securities;

(b)	on account of the purchase, redemption, retirement or other acquisition of any of its Equity Securities or any warrants, options or similar rights with respect to its Equity Securities;

(c)	of any principal of, or interest or premium on, any Permitted Notes Indebtedness; or

(d)	of any principal of, or interest or premium on, any Intercompany Indebtedness.

“Rolling Period” means each Fiscal Quarter taken together with the three immediately preceding Fiscal Quarters.

“S&P” means Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc.

“Sanctioned Country” means, at any time, a country, region, or territory which is itself the subject of any Sanctions.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by any Governmental Authority having jurisdiction over the Borrower or any Subsidiaries (including, to the extent applicable to the Borrower or any of its Subsidiaries, the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by any Governmental Authority having jurisdiction over the Borrower or any Subsidiaries (including, to the extent applicable to the Borrower or any of its Subsidiaries, the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union or any EU member state), (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Seabee Project” means the gold mine complex of SGO Mining Inc. located in the Province of Saskatchewan commonly known as “the Seabee Gold Operation”, and all assets, property and undertaking used, intended for use in, or forming part of, such complex.

“Seabee Project Approvals” means, at any time, all Seabee Project Authorizations and Seabee Project Mining Rights as at such time.

“Seabee Project Assets” means all assets, property and undertaking (whether real or personal, tangible or intangible) which are used or intended for use in, forming part of, or attributable to, the Seabee Project. For the avoidance of doubt, the Seabee Project Assets shall include: (i) the Seabee Project Real Property and the mineral deposits covered thereby; (ii) all Seabee Project Saleable Product; (iii) all associated beneficiation facilities, together with all plant sites, waste dumps, ore dumps, crushing circuits, power supply systems and ancillary and infrastructure facilities; (iv) all required insurance with respect to the Seabee Project; (v) all plant and mobile equipment; (vi) the Seabee Project Approvals, and (vii) all proceeds derived from the Seabee Project.

“Seabee Project Authorizations” means, at any time, all Authorizations necessary for the development, operation and maintenance of the Seabee Project in accordance with, and as then contemplated by, the Life of Mine Plan.

“Seabee Project Leases” means all surface and mineral leases and leasehold interests constituting part of the Seabee Project including, without limitation, the Seabee Surface Lease Agreement.

“Seabee Mining Rights” means, at any time, all Mining Rights necessary for the development, operation and maintenance of the Seabee Project in accordance with, and as then contemplated by, the Life of Mine Plan, including the Seabee Project Leases.

“Seabee Project Real Property” means all lands and real property owned, held or used with respect to or in connection with the Seabee Project, including all patented mining claims, patented millsite claims, fee interests, unpatented mining claims (whether lode or placer), unpatented millsite claims, tunnel sites and rights, amended claims, relocated claims, leasehold interests (including the Seabee Project Leases), mineral interests, option rights, rights of use, easements, water rights and other real property interests (whether surface, underground, mineral, or other).

“Seabee Project Saleable Product” means all present and future gold (including without limitation gold bearing material, dore bullion and refined gold) mined, extracted, and derived from the Seabee Project.

“Seabee Surface Lease Agreement” means the surface lease agreement dated as of March 29, 2010 between the Government of Saskatchewan and SGO Mining Inc. (formerly Claude Resources Inc.), as amended by an addendum dated April 1, 2014, and as further amended, restated, supplemented or otherwise modified from time to time.

“Second Amendment” has the meaning given to such term in the recitals hereto.

“Second Amendment Date” means June 8, 2017, being the date of the Second Amendment to the Original Credit Agreement.

“Secured Cash Management Obligations” means all indebtedness arising under or in connection with any Secured Cash Management Services.

“Secured Cash Management Provider” means any Lender or Lender Affiliate in its capacity as a provider of Cash Management Services. For the avoidance of doubt, a Person that ceases to be a Lender or Lender Affiliate (other than upon a Lender Termination Date) shall cease to be a Secured Cash Management Provider.

“Secured Cash Management Service” means any Cash Management Service provided by a Secured Cash Management Provider to a Credit Party.

“Secured Financial Product Collateralization” means either (a) providing cash collateral (pursuant to documentation reasonably satisfactory to Administrative Agent) to be held by Administrative Agent for the benefit of providers of the Secured Cash Management Services and Secured Hedge Counterparties in an amount equal to 100% of the then existing Secured Cash Management Obligations and Secured Hedge Obligations (after taking into account all amounts owed by the counterparty to such Person in accordance with normal market practices (using the mark-to-market method whenever applicable)) or (b) providing Administrative Agent with a standby letter of credit, in form and substance reasonably satisfactory to Administrative Agent, from a commercial bank reasonably acceptable to Administrative Agent in an amount equal to 100% of the then existing Secured Cash Management Obligations and Secured Hedge Obligations (after taking into account all amounts owed by the counterparty to such Person in accordance with normal market practices (using the mark-to-market method whenever applicable)).

“Secured Hedge Arrangement” means any Hedge Arrangement between a Credit Party and a Person that is a Lender or Lender Affiliate at the time such Hedge Arrangement is entered into, other than a Permitted Equity Hedge Arrangement. For the avoidance of doubt, (i) any Hedge Arrangement entered into by a Credit Party with a Person before such Person is a Lender or Lender Affiliate or after such Person ceases to be a Lender or Lender Affiliate shall not be a Secured Hedge Arrangement, (ii) any Secured Hedge Arrangement shall continue as such notwithstanding that such Person ceases to be a Lender or a Lender Affiliate, and (iii) any Prepaid Forward Arrangement between a Credit Party and a Person that is a Lender or Lender Affiliate that constitutes a Permitted Prepaid Forward Arrangement shall be a Secured Hedge Arrangement.

“Secured Hedge Counterparty” means any Person party to Secured Hedge Arrangement other than a Credit Party, in such Person’s capacity as a party thereto. For the avoidance of doubt, (i) a Person shall remain a Secured Hedge Counterparty with respect to a Secured Hedge Arrangement if it ceases to be a Lender or a Lender Affiliate, (ii) such Secured Hedge Arrangement shall continue to be secured by the Liens created under the Security Documents, and (iii) a Person party to a Prepaid Forward Arrangement that is a Lender or Lender Affiliate shall be a Secured Hedge Counterparty.

“Secured Hedge Obligations” means all indebtedness, liabilities and obligations arising under or in connection with any Secured Hedge Arrangement. The Secured Hedge Obligations owing to a Secured Hedge Counterparty shall be calculated on an aggregate net basis after taking into account all amounts owed by such Secured Hedge Counterparty to the Credit Parties under its Secured Hedge Arrangements in accordance with normal market practices (using the mark-to-market method whenever applicable). For the avoidance of doubt, (i) amounts owing to or from a Person under Hedge Arrangements that are not Secured Hedge Arrangements (including under Permitted Equity Hedge Arrangements) shall not be taken into account in calculating Secured Hedge Obligations, and (ii) Indebtedness owing under Prepaid Forward Arrangements that constitute Permitted Prepaid Forward Arrangements entered into with a Lender or Lender Affiliate shall be Secured Hedge Obligations.

“Secured Liabilities” means all present and future indebtedness, liabilities and obligations of any and every kind, nature and description (whether direct or indirect, joint or several, absolute or contingent, mature or unmatured) of the Credit Parties to the Secured Parties under, in connection with or with respect to the Loan Documents (including Secured Cash Management Obligations, Secured Hedge Obligations and Erroneous Payment Subrogation Rights), and any unpaid balance thereof.

“Secured Parties” means the Administrative Agent, the Lenders, the Secured Hedge Counterparties and the Secured Cash Management Providers.

“Security Documents” means the agreements or instruments described or referred to in Schedule 1.1(A) or, Section 5.1(11) (including, to the extent such Section describes an amendment, the agreement or instrument amended thereby) and any and all other agreements or instruments now or hereafter executed and delivered by any Credit Party as security (including by way of guarantee) for the payment or performance of all or part of the Secured Liabilities, as any of the foregoing may have been, or may hereafter be, amended, modified or supplemented.

“Security Principles” means the security principles set out in Schedule 5.1(11).

“Senior Secured Indebtedness” means, at any time, the amount of Net Indebtedness secured by a Lien at such time.

“Senior Secured Leverage Ratio” means, at any time, the ratio of (a) Senior Secured Indebtedness at such time, to (b) EBITDA for the most recently completed Rolling Period. By way of example and for the avoidance of doubt, the Senior Secured Leverage Ratio on July 21, 2026 shall be equal to the ratio of Senior Secured Indebtedness on July 21, 2026 to EBITDA for the Rolling Period ended on June 30, 2026, and must be not more than 3.00 to 1.00.

“SFP Minerals Lease” means the minerals lease dated and effective June 17, 1988, by and between SFP Minerals Corporation, a Delaware corporation, as lessor, and Santa Fe Pacific Mining, Inc., a Kansas corporation, as lessee.

“Social Laws” means all Laws relating in any way to:

(a)           labour;

(b)          social security;

(c)           the regulation of industrial relations (between government, employers and employees);

(d)           the protection of occupational and public health and safety;

(e)           the regulation of public participation;

(f)	the protection and regulation of ownership of land rights (both formal and traditional), immovable goods and intellectual and cultural property rights;

(g)	the protection and empowerment of Aboriginal Groups, indigenous peoples or ethnic groups;

(h)	the protection, restoration and promotion of cultural or historical resources or heritage; and

(i)            the resettlement or economic displacement of persons.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Borrowing” means a Borrowing comprised of one or more SOFR Loans.

“SOFR Loan” means a Loan denominated in U.S. Dollars which bears interest at a rate based on Term SOFR.

“Solvent” means, with respect to any Person as of any date of determination, that on such date, (a) the present fair salable value of the property and assets of such Person exceeds the debts and liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the property and assets of such Person is greater than the amount that will be required to pay the probable liability of such Person on its debts and other liabilities, including contingent liabilities, as such debts and other liabilities become absolute and matured, (c) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts and liabilities, including contingent liabilities, beyond its ability to pay such debts and liabilities as they become absolute and matured, and (d) such Person does not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subject Rate” has the meaning set out in Section 1.7.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any other Person (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower.

“Swap Obligation” means any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swingline Cap” means U.S.$25,000,000.

“Swingline Exposure” means, at any time, the US $ Amount of the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means The Bank of Nova Scotia, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” has the meaning set out in Section 2.20.

“Tangible Net Worth” means, at any time, the excess of the Borrower’s total assets over the Borrower’s total liabilities; provided that the determination of such total assets shall exclude:

(a)	all goodwill (without taking into account any future income tax assets that may be classified as goodwill),

(b)	organizational expenses, research and development expenses, trade marks, trade mark applications, trade names, copyrights, patents, patent applications, licenses and rights in any thereof;

(c)	all prepaid expenses, deferred charges or unamortized debt discount and expense;

(d)	all reserves carried and not deducted from consolidated assets;

(e)	Equity Securities of, obligations or other securities of, or capital contributions to, or investments in, any Subsidiary;

(f)	securities which are not readily marketable (provided that any shares in a publicly traded issuer shall be considered as readily marketable absent a stop-trade order);

(g)	cash held in a sinking fund or other analogous fund established for the purpose of redemption, retirement or prepayment of Equity Securities or Indebtedness;

(h)	any write-up in the book value of any asset resulting from a revaluation thereof except to the extent that such asset was subject to a previous write-down;

(i)	accumulated other comprehensive income; and

(j)	any items not included in clauses (a) through (i) of this definition which are treated as intangibles under GAAP,

in each case as at such time and determined on a Modified Consolidated basis.

“Target” means, with respect to any Acquisition, the Person whose shares or assets (or both) are proposed to be acquired.

“Taxes” means all taxes, charges, fees, levies, imposts and other assessments, including all income, sales, use, goods and services, harmonized sales, value added, capital, capital gains, alternative, net worth, transfer, profits, withholding, payroll, employer health, excise, real property and personal property taxes, and any other taxes, customs duties, fees, assessments, or similar charges in the nature of a tax, including Canada Pension Plan and provincial pension plan contributions, unemployment insurance payments and workers’ compensation premiums, together with any instalments with respect thereto, and any interest, fines and penalties with respect thereto, imposed by any Governmental Authority (including federal, state, provincial, municipal and foreign Governmental Authorities), and whether disputed or not.

“Term CORRA Adjustment” means, for any calculation with respect to a Term CORRA Loan, a percentage per annum as set forth below for the applicable Interest Period therefor:

Interest Period	Percentage
One month	0.29547%
Three months	0.32138%

“Term CORRA Administrator” means Candeal Benchmark Administration Services Inc., TSX Inc., or any successor administrator.

"Term CORRA” means, for any calculation with respect to a Term CORRA Loan, the Term CORRA Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term CORRA Determination Day”) that is two (2) Business Days prior to the first day of such Interest Period, as such rate is published by the Term CORRA Administrator; provided, however, that if as of 1:00 p.m. (Toronto time) on any Periodic Term CORRA Determination Day the Term CORRA Reference Rate for the applicable tenor has not been published by the Term CORRA Administrator and a Canadian Benchmark Replacement Date with respect to the Term CORRA Reference Rate has not occurred, then Term CORRA will be the Term CORRA Reference Rate for such tenor as published by the Term CORRA Administrator on the first preceding Business Day for which such Term CORRA Reference Rate for such tenor was published by the Term CORRA Administrator so long as such first preceding Business Day is not more than three (3) Business Days prior to such Periodic Term CORRA Determination Day.

“Term CORRA Borrowing” means a Borrowing comprised of one or more Term CORRA Loans.

“Term CORRA Loan” means a Loan denominated in Canadian Dollars which bears interest at a rate based on Adjusted Term CORRA.

“Term CORRA Reference Rate” means the forward-looking term rate based on CORRA.

“Term SOFR” means

(a)	for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day;

(b)	for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day;

provided, further, that if Term SOFR for any tenor or day determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor for such tenor or day, as applicable.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Borrowing” means a Borrowing comprised of one or more SOFR Loans.

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Termination Date” means the first date on which:

(a)	the Lender Termination Date shall have occurred;

(b)	subject to clause (d)(ii) below, in the case of Secured Cash Management Obligations and Secured Hedge Obligations, Secured Financial Product Collateralization shall have been provided,

(c)	the Administrative Agent shall have received cash collateral in order to secure any other contingent Secured Liabilities for which a claim or demand for payment has been made on or prior to such time or in respect of matters or circumstances known to Administrative Agent or a Lender at such time that are reasonably expected to result in any loss, cost, damage, or expense (including legal fees and expenses), such cash collateral to be in such amount as Administrative Agent reasonably determines is appropriate to secure such contingent Secured Liabilities; and

(d)	the payment or repayment in full in immediately available funds of all other outstanding Secured Liabilities (including the payment of any termination amount then applicable (or which would or could become applicable as a result of the repayment of the other Secured Liabilities) under Secured Hedge Arrangements) other than (i) unasserted contingent indemnification Secured Liabilities, and (ii) any Secured Cash Management Obligations and Secured Hedge Obligations, that, at such time, are allowed by the provider to remain outstanding without being required to be repaid or collateralized under Secured Financial Product Collateralization.

“Transactions” means the execution, delivery and performance by the Credit Parties of the Loan Documents, the borrowing of Loans and the use of the proceeds thereof, and the issuance of Letters of Credit.

“Transitory Account” means any deposit account located in the United States maintained by a Credit Party with a financial institution that serves primarily as an intercompany flow-through account and at which no material balances are kept on an overnight basis.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Canadian Prime Rate, the Base Rate, Term SOFR, Term CORRA or Daily Compounded CORRA or whether such Borrowing takes the form of a Letter of Credit.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain Affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” has the meaning set out in Section 2.12(1)(f).

“Unadjusted Canadian Benchmark Replacement” has the meaning set out in Section 2.12(2)(f).

“Undisclosed Administration” means, in relation to a Lender or its direct or indirect parent company, the appointment of an administrator, provisional liquidator, conservator, receiver, receiver manager, trustee, custodian, or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or such parent company is subject to home jurisdiction, if applicable law requires that such appointment not be disclosed.

“Unencumbered Equity Securities” means, at any time, Equity Securities that are not subject to a Lien under the Security Documents at such time.

“Unencumbered Project Assets” means, at any time, assets, property and undertaking (whether real or personal, tangible or intangible) which are used or intended for use in, forming part of, or attributable to a Future Project that are not subject to a Lien under the Security Documents at such time.

“UNR Lease” means the lease agreement made and entered into as of August 1, 1988, by and between the Board of Regents of the University of Nevada System, as lessor, and Donald J. Decker, Suzanne Decker, Nevada North Resources (U.S.A.) Inc., and Rayrock Mines, Inc., a Nevada corporation, doing business as Cordex Exploration Co., as lessee.

“U.S. Dollars” and “U.S.$” refer to lawful money of the United States of America.

“US $ Amount” means, on any day, in relation to any Loans or Letters of Credit, the sum of (a) the amount of all such Loans and Letters of Credit that are denominated in U.S. Dollars, and (b) the U.S.$ Equivalent of all such Loans and Letters of Credit that are expressed in Canadian Dollars.

“U.S.$ Equivalent” means, on any day, the amount of U.S. Dollars that the Administrative Agent could purchase, in accordance with its normal practice, with a specified amount of Canadian Dollars based on the Bank of Canada noon spot rate on such day.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Guarantor” means a Guarantor that is incorporated or organized under the laws of the United States of America, any state or territory thereof or the District of Columbia.

“U.S. Bankruptcy Law” means the United States Bankruptcy Code of 1978 (Title 11 of the United States Code), any other United States federal or state bankruptcy, insolvency or similar law.

“Vek and Andrus Lease” means, collectively, the lease agreement made and entered into as of September 15, 1985, by and between, Vek/Andrus Associates, a general partnership composed of Vek Associates, a Nevada corporation, and Andrus Resources Corporation, a Texas corporation, as lessor, and Rayrock Mines, Inc., a Nevada corporation, doing business as Cordex Exploration Co., as lessee, as amended by a first amendment to lease agreement dated February 21, 1986, a second amendment to lease agreement dated May 1, 1986, a third amendment to lease agreement dated June 1, 1988, a fourth amendment to lease agreement dated June 17, 1992, a fifth amendment to lease agreement dated April 28, 1996 and a sixth amendment to lease agreement dated September 13, 2000.

“Wholly-Owned Subsidiary” of a Person means any subsidiary of such Person of which securities (except for directors’ qualifying shares) or other ownership interests representing 100% of the equity or 100% of the ordinary voting power or 100% of the general partnership or membership interests are, at the time any determination is being made, owned, controlled or held by such Person or one or more subsidiaries of such Person or by such Person and one or more subsidiaries of such Person.

“Write-Down and Conversion Powers” means:

(a)	with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule; and

(b)	with respect to the United Kingdom, any powers of the applicable UK Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2            Classification of Loans and Borrowings.

For purposes of this Agreement, Loans may be classified and referred to by class (e.g., a “Loan”) or by Type (e.g., a “SOFR Loan”) or by class and Type (e.g., a “SOFR Loan”). Borrowings also may be classified and referred to by class (e.g., a “Borrowing”) or by Type (e.g., a “SOFR Borrowing”) or by class and Type (e.g., a “SOFR Borrowing”).

1.3            Terms Generally.

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “or” is disjunctive; the word “and” is conjunctive. The words “to the knowledge of” means, when modifying a representation, warranty or other statement of any Person, that the fact or situation described therein is known by such Person (or, in the case or a Person other than a natural Person, known by the Responsible Officer of such Person) making the representation, warranty or other statement, or with the exercise of reasonable due diligence under the circumstances (in accordance with the standard of what a reasonable Person in similar circumstances would have done) would have been known by such Person (or, in the case of a Person other than a natural Person, would have been known by such Responsible Officer of such Person). For the purposes of determining compliance with or measuring status under any cap, threshold or basket hereunder denominated in United States Dollars, reference shall be had to the U.S.$ Equivalent of any portion of the underlying component that is not denominated in United States Dollars. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, restated or replaced (subject to any restrictions on such modifications set out herein), (b) any reference herein to any statute or any section thereof shall, unless otherwise expressly stated, be deemed to be a reference to such statute or section as amended, restated or re-enacted from time to time, (c) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement. Any reference herein to an action, document or other matter or thing being “satisfactory to the Lenders”, “to the Lenders’ satisfaction” or similar phrases, shall mean that such action, document, matter or thing must be satisfactory to Lenders constituting the Required Lenders, unless it is described in Section 9.2(2) (a-h), hereof, in which case it must be satisfactory to each Lender whose consent is required under the applicable clause. Any reference herein to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

1.4            Accounting Terms; GAAP.

Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP. Except as otherwise expressly provided herein, all calculations of the components of the financial information for the purposes of determining compliance with the financial ratios and financial covenants contained herein shall be made on a basis consistent with GAAP in existence as at the Closing Date and used in the preparation of the Modified Consolidated financial statements of the Borrower referred to in Section 5.1(1). In the event of a change in GAAP, the Borrower and the Administrative Agent shall negotiate in good faith to revise (if appropriate) such ratios and covenants to give effect to the intention of the parties under this Agreement as at the Closing Date, and any new financial ratio or financial covenant shall be subject to approval by the Required Lenders. Until the successful conclusion of any such negotiation and approval by the Required Lenders, (a) all calculations made for the purpose of determining compliance with the financial ratios and financial covenants contained herein shall be made on a basis consistent with GAAP in existence immediately prior to such adoption or change, and (b) financial statements delivered pursuant to Section 5.1(1) shall be accompanied by a reconciliation showing the adjustments made to calculate such financial ratios and financial covenants. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed in this Agreement and rounding the result up or down to the nearest number (with a round-up if there is no nearest number) to the number of places by which such ratio is expressed in this Agreement. The Borrower shall not change the framework adopted under International Financial Reporting Standards.

1.5            Time.

All time references herein shall, unless otherwise specified, be references to local time in Toronto, Ontario. Time is of the essence of this Agreement and the other Loan Documents.

1.6            Permitted Liens.

Any reference in any of the Loan Documents to a Permitted Lien is not intended to subordinate or postpone, and shall not be interpreted as subordinating or postponing, or as any agreement to subordinate or postpone, any Lien created by any of the Loan Documents to any Permitted Lien.

1.7            Rates.

The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Canadian Prime Rate, the Base Rate, Term CORRA, Daily Compounded CORRA, the Term SOFR Reference Rate or Term SOFR (each a “Subject Rate”), or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as any Subject Rate or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes or Canadian Conforming Changes. The Administrative Agent and its Affiliates or other related entities may engage in transactions that affect the calculation of the Subject Rate, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any Subject Rate or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other Person for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

1.8            Amendment and Restatement of Existing Credit Agreement.

On the Effective Date, the terms and provisions of the Existing Credit Agreement shall be and are hereby amended, superseded and restated in its entirety by the terms and provisions of this Agreement. This Agreement is not intended to and shall not constitute a novation, payment and reborrowing or termination of the obligations under the Existing Credit Agreement and the other Loan Documents as in effect prior to the Effective Date. All Loans made and obligations incurred under the Existing Credit Agreement which are outstanding on the Effective Date shall continue as Loans and obligations under (and shall be governed by the terms of) this Agreement and the other Loan Documents. Without limiting the foregoing, on the Effective Date: (a) all references in the “Loan Documents” (as defined in the Existing Credit Agreement) to the “Administrative Agent”, the “Agreement” the “Credit Agreement” and the “Loan Documents” shall be deemed to refer to the Administrative Agent, this Agreement and the Loan Documents, (b) Letters of Credit which remain outstanding on the Effective Date shall continue as Letters of Credit under (and shall be governed by the terms of) this Agreement, (c) all obligations constituting “Secured Liabilities” with any Lender or any Affiliate of any Lender which are outstanding on the Effective Date shall continue as Secured Liabilities under this Agreement and the other Loan Documents, (d) the Administrative Agent shall make such reallocations, sales, assignments or other relevant actions in respect of each Lender’s credit exposure under the Existing Credit Agreement as are necessary in order that each such Lender’s Credit Exposure and outstanding Loans hereunder reflects such Lender’s Applicable Percentage of the aggregate Credit Exposure on the Effective Date.

Article 2
THE CREDITS

2.1          Commitments.

(1)            Initial Commitments. Subject to the terms and conditions set forth herein, each Lender commits to make Loans to the Borrower from time to time during the period commencing on the Effective Date and ending on the Maturity Date in an aggregate outstanding principal amount equal to the amount set forth beside such Lender’s name in Schedule 2.1 under the heading “Commitment”, provided that a Lender shall not be required to extend further credit hereunder if such extension would result in (a) such Lender’s Credit Exposure exceeding such Lender’s Commitment, or (b) the aggregate Credit Exposures exceeding the aggregate Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, repay and reborrow Loans.

(2)            [Reserved.]

2.2           Loans and Borrowings.

(1)            Loans. Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders rateably based upon their Applicable Percentages. Each Swingline Loan shall be made in accordance with the procedures set forth in Section 2.20. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(2)            Composition of Borrowings. Subject to Section 2.20, each Borrowing shall be comprised entirely of Canadian Prime Loans, Base Rate Loans, Term CORRA Loans, Daily Compounded CORRA Loans, SOFR Loans or Letters of Credit as the Borrower may request in accordance herewith. Each Lender may at its option make any SOFR Loan by causing any domestic or foreign branch or Lender Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not result in any increased costs for the Borrower or affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(3)            Amount of Borrowings. At the commencement of each Interest Period for any SOFR Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of U.S.$100,000 and not less than U.S.$5,000,000. At the commencement of each Interest Period for any CORRA Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of Cdn.$100,000 and not less than Cdn.$5,000,000. At the time that each Canadian Prime Borrowing or Base Rate Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of Cdn.$100,000 and not less than Cdn.$5,000,000. Notwithstanding the foregoing, (a) a Canadian Prime Borrowing or a Base Rate Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total applicable Commitments or that is required to finance the reimbursement of an LC Disbursement, and (b) the Administrative Agent shall have discretion to round Lender allocations to the nearest U.S.$1,000 or Cdn.$1,000, as applicable. Borrowings of more than one Type and class may be outstanding at the same time; provided that there shall not at any time be more than a total of five SOFR Borrowings or five CORRA Borrowings outstanding.

2.3            Requests for Borrowings.

(1)            Requesting a Borrowing. To request a Borrowing (other than a Swingline Loan), the Borrower shall notify the Administrative Agent of such request in writing substantially in the form of Exhibit A (each, a “Borrowing Request”) (a) in the case of a SOFR Borrowing or CORRA Borrowing, not later than 11:00 a.m. (Toronto time) three Business Days before the date of the proposed Borrowing, or (b) in the case of a Canadian Prime Borrowing or a Base Rate Borrowing, not later than 11:00 a.m. (Toronto time), one Business Day before the date of the proposed Borrowing. Each Borrowing Request shall be irrevocable. The Administrative Agent and each Lender are entitled to rely and act upon any Borrowing Request given or purportedly given by the Borrower, and the Borrower hereby waives the right to dispute the authenticity and validity of any such request or resulting transaction once the Administrative Agent or any Lender has advanced funds based on such Borrowing Request. Each Borrowing Request shall specify the following information:

(i)	the aggregate amount of each requested Borrowing;

(ii)	the date of such Borrowing, which shall be a Business Day;

(iii)	whether such Borrowing is to be a Canadian Prime Borrowing, a Base Rate Borrowing, a Term CORRA Borrowing, a Daily Compounded CORRA Borrowing, a SOFR Borrowing or a Letter of Credit;

(iv)	in the case of a SOFR Borrowing or CORRA Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v)	the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply herewith.

(2)            Default Terms. If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be a Canadian Prime Borrowing (if denominated in Canadian Dollars) or a Base Rate Borrowing (if denominated in U. S. Dollars). If no currency is specified, the Borrowing shall be denominated in United States Dollars. If no Interest Period is specified with respect to any requested SOFR Borrowing or CORRA Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with Section 2.3, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

(3)            Conversion or Rollover of Borrowings. Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request. Thereafter, the Borrower may elect to convert a Borrowing to a different Type or to rollover such Borrowing and, in the case of a SOFR Borrowing or CORRA Borrowing, may elect a new Interest Period therefor, as provided in this Section 2.3(3). The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated rateably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section 2.3(3) shall not apply to Swingline Borrowings, which may not be converted or continued. To make an election pursuant to this Section 2.3(3), the Borrower shall notify the Administrative Agent of such election by the time that a Borrowing Request would be required under Section 2.3(1) if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such request shall be irrevocable. In addition to the information specified in Section 2.3(1), each Borrowing Request shall specify the Borrowing to which such request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing. Notwithstanding the foregoing, the Borrower is not entitled to elect a new Interest Period in respect of a SOFR Borrowing or CORRA Borrowing, or to convert a Borrowing of any Type into a SOFR Borrowing or CORRA Borrowing if a Default has occurred and is continuing.

(4)            Deemed Election to Convert. In the absence of a timely and proper election with regard to (a) SOFR Borrowings, the Borrower shall be deemed to have elected to convert such SOFR Borrowings to Base Rate Borrowings on the last day of the Interest Period of the relevant SOFR Borrowings, and (b) CORRA Borrowings, the Borrower shall be deemed to have elected to convert such CORRA Borrowings to Canadian Prime Borrowings on the last day of the Interest Period of the relevant CORRA Borrowings.

2.4           Funding of Borrowings.

(1)            Funding. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.20. The Administrative Agent shall make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in Toronto and designated by the Borrower in the applicable Borrowing Request; provided that Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.19 shall be remitted by the Administrative Agent to the Issuing Bank.

(2)            Each Lender’s Share of Borrowing. Unless the Administrative Agent has received written notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.4(1) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the Administrative Agent shall seek repayment of such corresponding amount, firstly, from the applicable Lender and, secondly, from the Borrower, if the applicable Lender does not immediately repay such corresponding amount. The applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at the default interest rate applicable to Canadian Prime Loans (if the unpaid amount is denominated in Canadian Dollars) or to Base Rate Loans (if the unpaid amount is denominated in U.S. Dollars). If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. Any payment by a Borrower shall be made without prejudice to any claim the Borrower may have against a Defaulting Lender.

2.5           Interest.

(1)            Interest. The Loans comprising each Canadian Prime Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 days or 366 days, as the case may be) at a rate per annum equal to the Canadian Prime Rate plus the Applicable Margin from time to time in effect. The Loans comprising each Base Rate Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 days or 366 days, as the case may be) at a rate per annum equal to the Base Rate plus the Applicable Margin from time to time in effect. The Loans comprising each Term CORRA Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 days) at a rate per annum equal to Adjusted Term CORRA plus the Applicable Margin from time to time in effect. The Loans comprising each Daily Compounded CORRA Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 days) at a rate per annum equal to Adjusted Daily Compounded CORRA plus the Applicable Margin from time to time in effect. The Loans comprising each SOFR Borrowing shall bear interest (computed on the basis of the actual number of days in the relevant Interest Period over a year of 360 days) at Term SOFR for the Interest Period in effect for such SOFR Borrowing plus the Applicable Margin.

(2)            [intentionally deleted.]

(3)            Before and After Judgment Interest. Notwithstanding the foregoing, if an Event of Default shall have occurred and be continuing and the Required Lenders have passed a resolution initiating the default rate, the Loans shall bear interest, after as well as before judgment:

(a)	subject to Section 2.5(3)(b) at a rate per annum equal to 2% plus the rate otherwise applicable to such Loan or, in the case of any amount not constituting principal or interest on a Loan, at a rate equal to 2% plus the rate otherwise applicable to, in the case of Canadian Dollar amounts, Canadian Prime Loans, or in the case of U.S. Dollar amounts, Base Rate Loans;

(b)	if (i) a Security Document creates a mortgage on real property or a hypothec on immovables, or (ii) the rate provided for in Section 2.5(3)(a) is otherwise determined to be unenforceable, then, in either case, at a rate per annum equal to the rate otherwise applicable to such Loan or, in the case of any amount not constituting principal or interest on a Loan, at a rate equal to the rate otherwise applicable to, in the case of Canadian Dollar amounts, Canadian Prime Loans, or in the case of U.S. Dollar amounts, Base Rate Loans;

provided that, without limiting the effect of Section 2.5(3)(b)(ii), nothing in Section 2.5(3)(b)(ii) shall preclude the operation of Section 2.5(3) where:

(c)	a Security Document that creates a mortgage on real property or a hypothec on immovables also creates a Lien on other property and assets; or

(d)	the principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is also secured by a Lien other than a mortgage on real property or a hypothec on immovable.

For the avoidance of doubt, if the Required Lenders do not pass a resolution initiating the default rate, the Loans shall continue to bear interest at the rates set out in Section 2.5(1).

(4)            Accrued Interest. Accrued interest on each Loan shall be payable in arrears (a) on each applicable Interest Payment Date, and (b) upon termination of the Commitments. In addition, in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment. Interest on overdue amounts shall be payable upon demand.

(5)            Days Interest Payable. All interest hereunder shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Any Loan that is repaid on the same day on which it is made shall bear interest for one day. The applicable Canadian Prime Rate, Base Rate, Term SOFR, Adjusted Term CORRA or Adjusted Daily Compounded CORRA shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(6)            Yearly Rate of Interest. For the purposes of the Interest Act (Canada) and disclosure thereunder, whenever any interest or any fee to be paid hereunder or in connection herewith is to be calculated on the basis of a 360-day or 365-day year, the yearly rate of interest to which the rate used in such calculation is equivalent is the rate so used multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360 or 365, as applicable. The rates of interest under this Agreement are nominal rates, and not effective rates or yields. The principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement.

(7)            Criminal Interest. If any provision of this Agreement would oblige the Borrower to make any payment of interest or other amount payable to the Administrative Agent or any Lender in an amount or calculated at a rate which would be prohibited by applicable Law or would result in a receipt by the Administrative Agent or that Lender of “interest” at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)), then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by Law or so result in a receipt by the Administrative Agent or that Lender of “interest” at a “criminal rate”, such adjustment to be effected, to the extent necessary (but only to the extent necessary), as follows:

(a)	first, by reducing the amount or rate of interest required to be paid to the affected Lender under Section 2.5; and

(b)	thereafter, by reducing any fees, commissions, costs, expenses, premiums and other amounts required to be paid to the affected Lender which would constitute interest for purposes of section 347 of the Criminal Code (Canada).

(8)            Reconciliation for Additional Interest and Fees. Notwithstanding anything to the contrary contained in this Agreement, if, as a result of any restatement or other adjustment to the financial statements delivered under this Agreement (including any adjustment to unaudited financial statements as a result of subsequent audited financial statements) or for any other reason, the Borrower or the Lenders determine that the Net Leverage Ratio as of any applicable date was inaccurate and, as a result of such occurrence the Applicable Margins applicable to any Loans or any fees for any period were lower than would otherwise be the case, then the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders, promptly on demand by the Administrative Agent (or, if an Event of Default pursuant to Sections 7.1(g), (h) or (i) shall have occurred and be continuing, automatically and without further action by the Administrative Agent), an amount equal to the excess of the amount of interest and fees that should have been paid by the Borrower for such period over the amount of interest and fees actually paid by the Borrower for such period, plus interest on such amount at the rate otherwise applicable herein. The Borrower’s obligations under this Section 2.5(8) shall survive the termination of the Commitments and the repayment of all Indebtedness hereunder.

2.6           Termination and Reduction of Commitments; Extensions.

(1)            Maturity Dates. Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(2)            Cancellation of Unused Credit. The Borrower may, upon five Business Days prior written notice to the Administrative Agent, permanently cancel any unused portion of the Credit, without penalty. The Administrative Agent shall promptly notify each Lender of the receipt by the Administrative Agent of any such notice. Any such cancellation shall be applied rateably in respect of the Commitments of each Lender. Each notice delivered by the Borrower pursuant to this Section 2.6(2) shall be irrevocable.

(3)            Extension. No earlier than 90 days and no later than 60 days prior to the Maturity Date (the unextended Maturity Date, as applicable, being referred to in Section 2.6 as an “Extension Date”), the Borrower may, subject to satisfaction of the conditions precedent for a Borrowing set forth in Sections 4.2(a) and 4.2(b), deliver to the Administrative Agent a request for an extension of the Extension Date for a period of up to 365 days after the then applicable Extension Date (the “Extension Request”); provided that the Borrower may withdraw an Extension Request, even if the Required Lenders have already consented to such Extension Request, by notice in writing delivered to the Administrative Agent not later than the close of business on the third Business Day prior to the Extension Date. The Administrative Agent shall promptly notify the Lenders of its receipt of any Extension Request, with particulars thereof. Within 30 days after the Administrative Agent has notified a Lender of its receipt of an Extension Request, such Lender shall notify the Borrower and the Administrative Agent of its election to extend or not extend the Extension Date as requested in such Extension Request (which election to extend or not extend shall be made by each such Lender in its sole and absolute discretion). Any failure by any Lender to notify the Borrower and the Administrative Agent of its election to extend or not extend the Extension Date as requested in such Extension Request shall be deemed to be a refusal to extend the Extension Date. Unless the Extension Request has been withdrawn by the Borrower in accordance with the proviso above, if the Required Lenders approve in writing the extension of the Extension Date requested in such Extension Request, the Extension Date shall automatically and without any further action by any Person be extended for the period specified in such Extension Request; provided that each such extension shall be for a maximum of 365 days, and if an Extension Request has been made, but there are one or more Lenders which do not consent in writing to the Extension Request within 35 days after receipt of the notice of the Extension Request from the Administrative Agent (a “Non-Extending Lender”), then the Borrower shall be entitled to choose one of the following options, and the Borrower shall notify the Administrative Agent of its choice not later than 10 days prior to the Extension Date:

(a)	the Loans of any Non-Extending Lender shall be repaid on the Extension Date (without giving effect to the extension requested in such Extension Request, with respect to the Non-Extending Lender only);

(b)	at the sole expense of the Borrower, upon notice to such Lender and the Administrative Agent, the Commitments of any Non-Extending Lender shall be assigned to (and assumed by) an assignee permitted hereunder upon payment by the assignee to the Non-Extending Lender of an amount equal to the outstanding principal of the Loans and participation in LC Disbursements and Swingline Loans thereunder, if any, accrued interest thereon, accrued fees and all other amounts payable to the Non-Extending Lender hereunder in respect of such Credit, provided that (i) such assignment does not conflict with any applicable Law, and (ii) any assignee which becomes a Lender as a result of such an assignment shall be deemed to have consented to the applicable Extension Request and, therefore, shall not be a Non-Extending Lender; or

(c)	the Borrower may withdraw the applicable Extension Request.

(4)            Non-Extending Lenders. Any Non-Extending Lender shall provide to the Borrower its full co-operation in facilitating the assignment of its Commitment to an assignee permitted hereunder (which assignee may be another Lender, if such assignee Lender accepts such assignment) identified by the Borrower that is ready, willing and able to be an assignee with respect thereto. If an Extension Request has been made and if, within 35 days after receipt by the Lenders of the notice of the Extension Request from the Administrative Agent, the Required Lenders have not approved in writing the extension of the Extension Date requested in an Extension Request, then the Extension Date shall not be extended pursuant to such Extension Request. The Administrative Agent shall promptly notify the Lenders and the Borrower of (a) any extension of the Extension Date pursuant to Section 2.6, and (b) of any Lender which becomes a Non-Extending Lender.

2.7           Repayment of Loans.

The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the Lenders the outstanding principal amount of the Loans on the Maturity Date.

2.8           Evidence of Debt.

(1)            Accounts of Indebtedness. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Borrowing made by such Lender hereunder, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(2)            Account Details. The Administrative Agent shall maintain accounts in which it shall record (a) the amount of each Borrowing made hereunder, the class and Type thereof and, in the case of SOFR Loans and CORRA Loans, the relevant Interest Period applicable thereto, (b) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, and (c) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(3)            Accounts Conclusive. The entries made in the accounts maintained pursuant to Sections 2.8(1) and (2) shall be conclusive evidence (absent manifest error) of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Borrowings in accordance with the terms of this Agreement. In the event of a conflict between the records maintained by the Administrative Agent and any Lender, the records maintained by the Administrative Agent shall govern.

(4)            Promissory Notes. Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.4) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

2.9           Prepayments.

(1)            Currency Fluctuations. If at any time the Credit Exposure of any Lender exceeds its Commitment (any such excess being referred to in this Section 2.9(1) as a “Currency Excess Amount”), then the Borrower shall pay to the Administrative Agent, for the account of such Lender, an amount equal to the Currency Excess Amount with respect to such Lender to be applied (a) as a prepayment of the Loans and Reimbursement Obligations outstanding to such Lender, and (b) thereafter as Cover to such Lender for its LC Exposure under the Credit in an amount of such remaining Currency Excess Amount. To the extent that Canadian Prime Loans, Base Rate Loans or Reimbursement Obligations are outstanding, then the repayment of the Currency Excess Amount shall be made by the Borrower within three Business Days after the Administrative Agent requests such repayment. To the extent that SOFR Loans or CORRA Loans are outstanding, then the repayment of the Currency Excess Amount shall be made on expiration of the next Interest Period. If only Letters of Credit are outstanding, then Cover for the Currency Excess Amount shall be provided by the Borrower on the next Quarterly Date.

(2)            Voluntary Prepayment. The Borrower may, at its option, at any time and from time to time, prepay without penalty (subject to Section 2.14) or premium the Loans, in whole or in part, upon giving three Business Days’ prior written notice to the Administrative Agent, substantially in the form of Exhibit D (each, a “Repayment Notice”). Such notice shall specify the date and amount of prepayment and whether the prepayment is of Canadian Prime Loans, Base Rate Loans, Term CORRA Loans, Daily Compounded CORRA Loans, SOFR Loans or any combination thereof, and, in each case if a combination thereof, the principal amount allocable to each. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein.

(3)            General. Any amount required to be prepaid on a date pursuant to Section 2.9(1) or 2.9(2) shall be (a) due and payable together with any amount payable pursuant to Section 2.14 and accrued interest to such date on such amount in accordance with Section 2.5(4), and (b) applied first to Canadian Prime Loans or Base Rate Loans and second to SOFR Loans or CORRA Loans.

2.10          Fees.

(1)            Standby Fees. The Borrower shall pay to the Administrative Agent for the account of and distribution to each Lender in accordance with its Applicable Percentage a standby fee for the period commencing on the Closing Date to and including the Maturity Date (or such earlier date as the Commitments shall have been terminated entirely) computed at a rate per annum equal to the Applicable Margin on the excess amount of the aggregate Commitments over the aggregate Credit Exposure. Such standby fee shall be (a) payable in arrears on the first Business Day following each Quarterly Date and on the date on which the Commitments terminate or are reduced pursuant to this Agreement, and (b) accrue daily on the basis of a year of 365 or 366 days, as the case may be, and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(2)            Participation and Fronting Fees. The Borrower shall pay:

(a)	to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the Applicable Margin for Letters of Credit on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure; and

(b)	to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.20% per annum on the daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.

Participation fees and fronting fees shall be (a) payable quarterly in arrears on the first Business Day of each calendar quarter and on the date on which the Commitments terminate, and (b) computed daily on the basis of a year of 365 days or 366 days, as the case may be, and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Participation and fronting fees accruing after the date on which the Commitments terminate shall be payable on demand.

(3)            Fees to Administrative Agent. The Borrower shall pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon in the Fee Letter (Agency).

(4)            Fees to Co-Lead Arrangers. The Borrower shall pay to the Co-Lead Arrangers, for their own account, fees payable in the amounts and at the times separately agreed upon in the Fee Letter (Arrangement).

(5)            Fees to Lenders. The Borrower shall pay to the Administrative Agent, for the account of each applicable Lender, upfront and extension fees payable in the amounts and at the times separately agreed upon in the Fee Letter (Upfront).

(6)            Payment of Fees. All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank or any Co-Lead Arranger in the case of fees payable to it) for distribution, in the case of standby, upfront, extension, and participation fees, to the Lenders. Fees paid shall not be refundable except in the case of manifest error in the calculation of any fee payment.

2.11          Inability to Determine Rates.

(1)            Subject to Section 2.12, if, on or prior to the first day of any Interest Period for any SOFR Loan, Term CORRA Loan or Daily Compounded CORRA Loan, as applicable:

(a)	the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Adjusted Term CORRA”, “Adjusted Daily Compounded CORRA”, or “Term SOFR”, as applicable, cannot be determined pursuant to the definition thereof, for reasons other than a Benchmark Transition Event or Canadian Benchmark Transition Event, as applicable; or

(b)	the Required Lenders determine that for any reason in connection with any request for a Term CORRA Loan, Daily Compounded CORRA Loan or SOFR Loan, as applicable, or a conversion thereto or a continuation thereof, that Adjusted Term CORRA, Adjusted Daily Compounded CORRA or Term SOFR, as applicable, for any requested Interest Period with respect to a proposed Term CORRA Loan, Daily Compounded CORRA Loan or SOFR Loan, as applicable, does not adequately and fairly reflect the cost to such Lenders of making and maintaining such Loan, and the Required Lenders have provided notice of such determination to the Administrative Agent, the Administrative Agent will promptly so notify the Borrower and each Lender.

(2)            Upon delivery of such notice by the Administrative Agent to the Borrower under Section 2.11 (1), any obligation of the Lenders to make Term CORRA Loans, Daily Compounded CORRA Loans or SOFR Loans, as applicable, and any right of the Borrower to continue Term CORRA Loans, Daily Compounded CORRA Loans or SOFR Loans, as applicable, or to convert Canadian Prime Loans to Term CORRA Loans or Daily Compounded CORRA Loans or to convert Base Rate Loans to SOFR Loans, as applicable, shall be suspended (to the extent of the affected Term CORRA Loans, Daily Compounded CORRA Loans or SOFR Loans, as applicable, or affected Interest Periods) until the Administrative Agent (with respect to clause (b), at the instruction of the Required Lenders) revokes such notice.

(3)            Upon receipt of such notice by the Administrative Agent to the Borrower under Section 2.11 (1),

(a)	the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Term CORRA Loans, Daily Compounded CORRA Loans or SOFR Loans, as applicable, (to the extent of the affected Term CORRA Loans, Daily Compounded CORRA Loans or SOFR Loans, as applicable, or affected Interest Periods);

(b)	in respect of Term CORRA Loans, the Borrower may elect to convert any such request into a request for a Borrowing of or conversion to Daily Compounded CORRA Loans;

(c)	in respect of Term CORRA Loans, the Borrower may elect to convert any outstanding affected Term CORRA Loans at the end of the applicable Interest Period, into Daily Compounded CORRA Loans;

(d)	subject to (a) and (b), the Borrower will be deemed to have converted any such request (i) for Term CORRA Loans or Daily Compounded CORRA Loans into a request for a Borrowing of or conversion to Canadian Prime Loans, and (ii) for SOFR Loans into a request for a Borrowing of or conversion to Base Rate Loans, in each case in the amount specified therein;

(e)	subject to (c), any outstanding affected (i) Term CORRA Loans or Daily Compounded CORRA Loans, as applicable, will be deemed to have been converted, at the end of the applicable Interest Period, into Canadian Prime Loans, and (ii) SOFR Loans will be deemed to have been converted, at the end of the applicable Interest Period, into Base Rate Loans, in each case at the end of the applicable Interest Period.

Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 2.14.

(4)            Subject to Section 2.12(1), if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on Base Rate Loans shall be determined by the Administrative Agent without reference to clause (c) of the definition of “Base Rate” until the Administrative Agent revokes such determination.

(5)            Subject to Section 2.12 (2), if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Adjusted Term CORRA” cannot be determined pursuant to the definition thereof on any given day, the interest rate on Canadian Prime Loans shall be determined by the Administrative Agent without reference to clause (b) of the definition of “Canadian Prime Rate” until the Administrative Agent revokes such determination

2.12         Rate Fallbacks.

(1)            Term SOFR Fallback

(a)	Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, then (i) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document, and (ii) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a monthly basis. A Hedge Arrangement shall be deemed not to be a “Loan Document” for the purposes of this Section 2.12(1).

(b)	Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c)	Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower of (i) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.12(1)(d) and (ii) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.12(1), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.12(1).

(d)	Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e)	Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a SOFR Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.

(f)	Defined Terms. As used in this Section 2.12(1) or otherwise with respect to Term SOFR Reference Rate:

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.12(1)(d).

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.12(1)(a).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(a)	Daily Simple SOFR; and

(b)	the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for U.S. Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a)	in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)	in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which all Available Tenors of such Benchmark (or the published component used in the calculation thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)	a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)	a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)	a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.12(1) and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.12(1).

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

(2)            CORRA Fallback.

(a)	Canadian Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Canadian Benchmark Transition Event and its related Canadian Benchmark Replacement Date have occurred prior any setting of the then-current Canadian Benchmark, then (x) if a Canadian Benchmark Replacement is determined in accordance with clause (a) of the definition of “Canadian Benchmark Replacement” for such Canadian Benchmark Replacement Date, such Canadian Benchmark Replacement will replace such Canadian Benchmark for all purposes hereunder and under any Loan Document in respect of such Canadian Benchmark setting and subsequent Canadian Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Canadian Benchmark Replacement is determined in accordance with clause (b) of the definition of “Canadian Benchmark Replacement” for such Canadian Benchmark Replacement Date, such Canadian Benchmark Replacement will replace such Canadian Benchmark for all purposes hereunder and under any Loan Document in respect of any Canadian Benchmark setting at or after 5:00 p.m. (Toronto time) on the fifth (5th) Business Day after the date notice of such Canadian Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Canadian Benchmark Replacement from Lenders comprising the Required Lenders. If the Canadian Benchmark Replacement is Adjusted Daily Compounded CORRA, all interest payments will be payable on the last day of each Interest Period. No Secured Hedge Arrangement shall be deemed to be a “Loan Document” for purposes of this Section 2.12(2).

(b)	Canadian Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Canadian Benchmark Replacement, the Administrative Agent will have the right to make Canadian Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Canadian Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c)	Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Canadian Benchmark Replacement and (ii) the effectiveness of any Canadian Conforming Changes in connection with the use, administration, adoption or implementation of a Canadian Benchmark Replacement. The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Canadian Benchmark pursuant to Section 2.12(2)(d) and (y) the commencement of any Canadian Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.12(2) including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.12(2).

(d)	Unavailability of Tenor of Canadian Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Canadian Benchmark Replacement), (i) if the then-current Canadian Benchmark is a term rate (including Term CORRA) and either (A) any tenor for such Canadian Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Canadian Benchmark has provided a public statement or publication of information announcing that any tenor for such Canadian Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Canadian Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Canadian Benchmark (including a Canadian Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Canadian Benchmark (including a Canadian Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Canadian Benchmark settings at or after such time to reinstate such previously removed tenor.

(e)	Canadian Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Canadian Benchmark Unavailability Period, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of CORRA Loans, which are of the Type that have a rate of interest determined by reference to the then-current Canadian Benchmark, to be made, converted or continued during any Canadian Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to, (i) for a Canadian Benchmark Unavailability Period in respect of Term CORRA, Daily Compounded CORRA Loans, and (ii) for a Canadian Benchmark Unavailability Period in respect of a Canadian Benchmark other than Term CORRA, Canadian Prime Loans.

(f)	Definitions. As used in this Section 2.12(2) or otherwise with respect to CORRA:

“Canadian Available Tenor” means, as of any date of determination and with respect to the then-current Canadian Benchmark, as applicable, (x) if such Canadian Benchmark is a term rate, any tenor for such Canadian Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Canadian Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Canadian Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Canadian Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.12(2)(d).

“Canadian Benchmark” means, initially, the Term CORRA Reference Rate or Daily Compounded CORRA, as the case may be; provided that if a Canadian Benchmark Transition Event has occurred with respect to the Term CORRA Reference Rate, Daily Compounded CORRA, or the then-current Canadian Benchmark, then “Canadian Benchmark” means the applicable Canadian Benchmark Replacement to the extent that such Canadian Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.12(2)(a).

“Canadian Benchmark Replacement” means, with respect to any Canadian Benchmark Transition Event, the first alternative set forth below in the order below that can be determined by the Administrative Agent for the applicable Canadian Benchmark Replacement Date

(a)	where a Canadian Benchmark Transition Event has occurred with respect to Term CORRA Reference Rate, Adjusted Daily Compounded CORRA; and

(b)	where a Canadian Benchmark Transition Event has occurred with respect to a Canadian Benchmark other than the Term CORRA Reference Rate, the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Canadian Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Canadian Benchmark for Canadian Dollar-denominated syndicated credit facilities and (ii) the related Canadian Benchmark Replacement Adjustment.

If the Canadian Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Canadian Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Canadian Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Canadian Benchmark with an Unadjusted Canadian Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Canadian Benchmark with the applicable Unadjusted Canadian Benchmark Replacement by the Relevant Canadian Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Canadian Benchmark with the applicable Unadjusted Canadian Benchmark Replacement for Canadian Dollar-denominated syndicated credit facilities at such time.

“Canadian Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Canadian Benchmark:

(a)	in the case of clause (a) or (b) of the definition of “Canadian Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Canadian Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Canadian Available Tenors of such Canadian Benchmark (or such component thereof); or

(b)	in the case of clause (c) of the definition of “Canadian Benchmark Transition Event,” the first date on which such Canadian Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Canadian Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Canadian Available Tenor of such Canadian Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Canadian Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Canadian Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Canadian Available Tenors of such Canadian Benchmark (or the published component used in the calculation thereof).

“Canadian Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Canadian Benchmark:

(a)	a public statement or publication of information by or on behalf of the administrator of such Canadian Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Canadian Available Tenors of such Canadian Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Canadian Available Tenor of such Canadian Benchmark (or such component thereof);

(b)	a public statement or publication of information by the regulatory supervisor for the administrator of such Canadian Benchmark (or the published component used in the calculation thereof), the Bank of Canada, an insolvency official with jurisdiction over the administrator for such Canadian Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Canadian Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Canadian Benchmark (or such component), which states that the administrator of such Canadian Benchmark (or such component) has ceased or will cease to provide all Canadian Available Tenors of such Canadian Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Canadian Available Tenor of such Canadian Benchmark (or such component thereof); or

(c)	a public statement or publication of information by the regulatory supervisor for the administrator of such Canadian Benchmark (or the published component used in the calculation thereof) announcing that all Canadian Available Tenors of such Canadian Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Canadian Benchmark Transition Event” will be deemed to have occurred with respect to any Canadian Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Canadian Available Tenor of such Canadian Benchmark (or the published component used in the calculation thereof).

“Canadian Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Canadian Benchmark Replacement Date has occurred if, at such time, no Canadian Benchmark Replacement has replaced the then-current Canadian Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.12(2) and (b) ending at the time that a Canadian Benchmark Replacement has replaced the then-current Canadian Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.12(2).

“Canadian Conforming Changes” means, with respect to the use or administration of a Canadian Benchmark or the use, administration, adoption or implementation of any Canadian Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Canadian Prime Rate,” the definition of “Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of Borrowing Requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.14 and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Relevant Canadian Governmental Body” means the Bank of Canada, or a committee officially endorsed or convened by the Bank of Canada, or any successor thereto.

“Unadjusted Canadian Benchmark Replacement” means the applicable Canadian Benchmark Replacement excluding the related Canadian Benchmark Replacement Adjustment.

2.13          Increased Costs; Illegality.

(1)            Compensation for Increased Costs. If any Change in Law shall:

(a)	impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender; or

(b)	impose on any Lender or Issuing Bank any other condition affecting this Agreement (including the imposition on any Lender of, or any change to, any Tax or other charge with respect to its Loans or any Letter of Credit or participation therein, or its obligation to make Loans or issue or participate in any Letter of Credit), and the result of any of the foregoing is to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise), then, upon request of such Lender or Issuing Bank, the Borrower shall pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(2)            Compensation for Reduced Rate of Return. If any Lender or Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital or liquidity of such Lender’s holding company or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy or liquidity and such Lender’s desired return on capital), then from time to time the Borrower shall pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered. Notwithstanding anything herein to the contrary, (a) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, and Basel Committee on Banking Supervision (or any successor or similar authority) or by United States, Canadian or foreign regulatory authorities, in each case pursuant to Basel III, and (b) the Dodd-Frank Wall Street Reform and Consumer Protection Act (United States) and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a Change in Law for purposes of this Section 2.13(2) regardless of the date enacted, adopted, issued or implemented.

(3)            Certificate. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender as specified in Sections 2.13(1) or (2), together with a brief description of the Change of Law, shall be delivered to the Borrower by such Lender, and shall be conclusive absent manifest error. In preparing any such certificate, a Lender shall be entitled to use averages and to make reasonable estimates, and shall not be required to “match contracts” or to isolate particular transactions. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(4)            Notification for Compensation. Each Lender shall use its reasonable commercial efforts to notify the Borrower if it reasonably believes that it may require compensation from the Borrower under Section 2.13; provided that failure or delay on the part of any Lender to demand compensation pursuant to Section 2.13 shall not constitute a waiver of such Lender’s right to demand such compensation; and provided further that the Borrower shall not be obligated to pay any such amount which arose more than 90 days prior to the date of such demand or is attributable to periods more than 90 days prior to the date of such demand except where the Change in Law in question had retroactive effect extending prior to such times. No Lender shall demand compensation pursuant to Section 2.13 unless such Lender is generally making corresponding demands on similar types of borrowers for similar amounts pursuant to similar provisions in other loan documents to which such Lender is a party.

(5)            Illegality. If any Lender determines that it is unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make or maintain any Loan (or to maintain its obligation to make any Loan), or to participate in, issue or maintain any Letter of Credit (or to maintain its obligation to participate in or to issue any Letter of Credit), or to determine or charge interest rates based upon any particular rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender with respect to the activity that is unlawful shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. For the avoidance of doubt, such suspension shall occur notwithstanding that the activity in question was unlawful on the Closing Date. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay (or, if conversion would avoid the activity that is unlawful, convert) any Loans, or take any necessary steps with respect to any Letter of Credit in order to avoid the activity that is unlawful. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different lending office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

2.14         Break Funding Payments.

In the event of (a) the failure by the Borrower to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered by the Borrower pursuant hereto (regardless of whether such notice may be revoked hereunder), (b) the payment or conversion of any CORRA Loan or SOFR Loan other than on the last day of an Interest Period (including as a result of an Event of Default), or (c) the assignment of any Loan (including the assignment of any CORRA Loan or SOFR Loan) other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.18, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event, including any loss, cost or expense arising from the liquidation or redeployment of funds or from any fees payable. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.14 shall be delivered to the Borrower by such Lender and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

2.15          Taxes.

(1)            Gross-up for Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any Loan Document shall be made free and clear of and without deduction or withholding for any Taxes except as required by applicable Laws; provided that if the Borrower shall be required to deduct or withhold any Taxes from such payments, then (a) in the case of Indemnified Taxes, the sum payable shall be increased as necessary so that, after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under Section 2.15), the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deduction or withholding been made, (b) the Borrower shall make such required deduction or withholding, and (c) the Borrower shall pay to the relevant Governmental Authority the full amount deducted or withheld in accordance with, and within the time limits prescribed by, applicable Law.

(2)            Stamp and Other Taxes. In addition to the payments by the Borrower required by Section 2.15(1), the Borrower shall pay any and all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement to the relevant Governmental Authority in accordance with applicable Law.

(3)            Indemnity for Taxes. The Borrower shall indemnify the Administrative Agent, each Lender and Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes paid by the Administrative Agent, such Lender or Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder or under any Loan Document (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under Section 2.15) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or Issuing Bank, shall be conclusive absent manifest error.

(4)            Evidence of Tax Payments. As soon as practicable after any payment of Indemnified Taxes described in Section 2.15(1) or (2) by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

2.16          Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(1)            Payments. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, amounts payable under any indemnity contained herein, or otherwise hereunder) prior to 12:00 noon, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Payment Office, except that payments pursuant to Sections 2.10(2)(b), 2.10(4), 2.10(6), 2.13, 2.14, 2.15 and 9.3 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension, provided that, in the case of any payment with respect to a SOFR Loan or CORRA Loan, the date for payment shall be advanced to the next preceding Business Day if the next succeeding Business Day is in a subsequent calendar month. All payments under Section 2.16 in respect of SOFR Loans and Base Rate Loans and in respect of U.S. Dollar denominated LCs shall be made in U.S. Dollars. All other payments under Section 2.16 shall be made in Canadian Dollars. The Borrower hereby authorizes the Administrative Agent to debit the general operating bank account of the Borrower which is maintained with the Administrative Agent to effect any payment due to the Lenders or the Administrative Agent pursuant to this Agreement. Any resulting overdraft in such account shall be payable by the Borrower to the Administrative Agent in same day funds.

(2)            Allocation of Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (a) first, towards payment of interest and fees then due hereunder, rateably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (b) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, rateably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(3)            Allocation of Funds in Event of Default. If an Event of Default shall have occurred and be continuing, and the maturity of the Loans shall have been accelerated pursuant to Section 7.1, all payments or proceeds received by the Administrative Agent hereunder or under any other Loan Document in respect of any of the Secured Liabilities (including, but not limited to, Secured Cash Management Obligations and Secured Hedging Arrangements that are owing to any Secured Cash Management Provider or Secured Hedge Counterparty, as applicable), including, but not limited to all proceeds received by the Administrative Agent in respect of any sale of, any collection from, or other realization upon, all or any part of the Collateral, shall be applied as follows:

(a)	first, to the payment of all reasonable and documented costs and expenses of such sale, collection or other realization, including reasonable and documented compensation to the Administrative Agent and its agents and outside counsel, and all other reasonable and documented expenses, liabilities and advances made or incurred by the Administrative Agent in connection therewith, and all amounts for which the Administrative Agent is entitled to indemnification hereunder or under any other Loan Document (in its capacity as Administrative Agent and not as a Lender), and to the payment of all reasonable and documented costs and expenses paid or incurred by the Administrative Agent in connection with the exercise of any right or remedy hereunder or under any other Loan Document, all in accordance with the terms hereof or thereof;

(b)	second, to the extent of any excess of such payments or proceeds, to the rateable payment of any accrued interest, fee or commission due but unpaid under this Agreement;

(c)	third, to the extent of any excess of such payments or proceeds, to the rateable payment of the Loans, Cover for Letters of Credit, the Secured Hedge Obligations, and Secured Cash Management Obligations;

(d)	fourth, to the extent of any excess of such payments or proceeds, to the payment of any other amount due but unpaid under the Loan Documents; and

(e)	fifth, to the extent of any excess of such payments or proceeds, to the payment to or upon the order of the Borrower or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

Notwithstanding the foregoing, in no event shall payments or proceeds received by the Administrative Agent from a Guarantor or in respect of its Collateral be applied against Excluded Swap Obligations of such Guarantor.

(4)            Sharing of Set-Offs. If any Secured Party shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any of its Secured Liabilities resulting in such Secured Party receiving payment of a greater proportion of the aggregate amount of its Secured Liabilities than the proportion received by any other Secured Party on its Secured Liabilities, then the Secured Party receiving such greater proportion shall purchase (for cash at face value) participations in the Secured Liabilities owed to other Secured Parties (as applicable) to the extent necessary so that the benefit of all such payments shall be shared by the Secured Parties rateably in accordance with the aggregate amount of their respective Secured Liabilities; provided that (a) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (b) this Section 2.16(4) shall not apply to (i) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of Section 2.16(4) shall apply), (ii) any payment made by the Borrower under or in connection with any Secured Cash Management Services when no Event of Default has occurred and is continuing, (iii) netting under or as between Secured Hedge Arrangements, or (iv) any payment under or in connection with any Secured Hedge Arrangement made when no Event of Default has occurred and is continuing unless, in the case of a termination payment only, an Event of Default shall occur within six months thereafter. The Borrower hereby consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(5)            Assumption of Payment; Reimbursement of Agent. Unless the Administrative Agent shall have received written notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or an Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the applicable rate for Canadian Prime Loans (if such amount is denominated in Canadian Dollars) or the applicable rate for Base Rate Loans (if such amount is denominated in U.S. Dollars).

(6)            Failure of Lender to Make Payment. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.16(5), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Section 2.16(5) until all such unsatisfied obligations are fully paid.

(7)            No Deemed Obligation for Source of Funds. Nothing in this Agreement shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.17         Currency Indemnity.

If, for the purposes of obtaining judgment in any court in any jurisdiction with respect to this Agreement or any other Loan Document, it becomes necessary to convert into a particular currency (the “Judgment Currency”) any amount due under this Agreement or under any other Loan Document in any currency other than the Judgment Currency (the “Currency Due”), then conversion shall be made at the rate of exchange prevailing on the Business Day before the day on which judgment is given. For this purpose “rate of exchange” means the rate at which the Administrative Agent is able, on the relevant date, to purchase the Currency Due with the Judgment Currency in accordance with its normal practice at its head office in Toronto, Ontario. In the event that there is a change in the rate of exchange prevailing between the Business Day immediately preceding the day on which the judgment is given and the date of receipt by the Administrative Agent of the amount due, the Borrower shall, on the date of receipt by the Administrative Agent, pay such additional amounts, if any, or be entitled to receive reimbursement of such amount, if any, as may be necessary to ensure that the amount received by the Administrative Agent on such date is the amount in the Judgment Currency which when converted at the rate of exchange prevailing on the date of receipt by the Administrative Agent is the amount then due under this Agreement or such other Loan Document in the Currency Due. If the amount of the Currency Due which the Administrative Agent is so able to purchase is less than the amount of the Currency Due originally due to it, the Borrower shall indemnify and save the Administrative Agent and the Lenders harmless from and against all loss or damage arising as a result of such deficiency. This indemnity shall constitute an obligation separate and independent from the other obligations contained in this Agreement and the other Loan Documents, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by the Administrative Agent from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due under this Agreement or any other Loan Document or under any judgment or order.

2.18          Mitigation Obligations; Replacement of Lenders.

(1)            Mitigation. If any Lender requests compensation under Section 2.13, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Lender Affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate or reduce amounts payable pursuant to Section 2.13 or 2.15, as the case may be, in the future, and (b) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower shall pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(2)            Replacement of Lender. If any Lender requests compensation under Section 2.13, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, or if any Lender is a Defaulting Lender , or if any Lender is a Non-Consenting Lender, then the Borrower may, at its sole expense (including the processing and recording fee contemplated by Section 9.4(2)) and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.4), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be, another Lender, if a Lender accepts such assignment); provided that (a) if such assignee is not otherwise a Lender, the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Commitment is being assigned, the Issuing Bank and Swingline Lender), which consent shall not unreasonably be withheld, (b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), and (c) in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

2.19          Letters of Credit.

(1)            General. Subject to the terms and conditions set out herein, the Borrower may request the issuance of Letters of Credit denominated in Canadian Dollars or U.S. Dollars as an availment of the Commitment, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time up to the Maturity Date. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall govern. Notwithstanding anything herein to the contrary, the Issuing Bank shall have no obligation hereunder to issue, and shall not issue, any Letter of Credit the proceeds of which would be made available to any Person (i) to fund any activity or business of or with any Sanctioned Person, or in any country or territory that, at the time of such funding, is the subject of any Sanctions, (ii) in any manner that would result in a violation of any Sanctions by any party to this Agreement or (iii) in any manner that would result in a violation of one or more policies of such Issuing Bank applicable to letters of credit generally.

(2)            Notice of Issuance, Amendment, Renewal, Extension, Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver (or transmit by electronic communication) to the Issuing Bank and the Administrative Agent (at least five Business Days in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension, the date on which such Letter of Credit is to expire (which shall comply with Section 2.19(3)), the amount and currency (Canadian Dollars and U.S. Dollars only) of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit, the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, the aggregate Credit Exposure shall not exceed the aggregate Commitments.

(3)            Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (a) the date that is one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (b) the date that is five Business Days prior to the Maturity Date; provided that a Letter of Credit for which Cover has been provided may expire at any time.

(4)            Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in Section 2.19(5), or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.19(4) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(5)            Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m. on such date, or, if such notice has not been received by the Borrower prior to 10:00 a.m. on such date, then not later than 12:00 noon on (a) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m. on the day of receipt, or (b) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to 10:00 a.m. on the day of receipt; provided that the Borrower may, subject to the conditions to borrowing set out herein, request in accordance with Section 2.3 that such payment be financed with a Canadian Prime Borrowing, a Base Rate Borrowing or a Swingline Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Canadian Prime Borrowing, Base Rate Borrowing or Swingline Borrowing. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this Section 2.19(5), the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this Section 2.19(5) to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this Section 2.19(5) to reimburse the Issuing Bank for any LC Disbursement (other than the funding of Canadian Prime Borrowings, Base Rate Borrowings, or Swingline Borrowings as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(6)            Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in Section 2.19(5) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (a) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein or herein, (b) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (c) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (d) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of Section 2.19, constitute a legal or equitable discharge of, or provide a right of set-off against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to indirect, special, punitive or consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable Law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or wilful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the Borrower and the Lenders agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(7)            Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed in writing) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

(8)            Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate then applicable to Canadian Prime Loans (if in Canadian Dollars) or Base Rate Loans (if in U.S. Dollars). Interest accrued pursuant to this Section 2.19(8) shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to Section 2.19(5) to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(9)            Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank. From and after the effective date of any such replacement, (a) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter, and (b) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(10)            Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent (at the instruction of the Required Lenders) demanding the deposit of Cover, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in Section 7.1(g), 7.1(h), or 7.1(i). Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived or the total LC Exposure is reduced to nil.

(11)            Existing Letters of Credit. The Existing Letters of Credit shall be deemed to have been issued hereunder, such that they constitute Letters of Credit in all respects and, from and after the 2023 Effective Date, be subject to the fees set out in Section 2.10. Any fees earned with respect to the Existing Letters of Credit for any period prior to the 2023 Effective Date shall be for the exclusive account of the applicable Issuing Bank. Any fees received by an Issuing Bank prior to the 2023 Effective Date with respect to the Existing Letters of Credit for any period from and after the 2023 Effective Date shall be applied against the fees set out in Section 2.10 and shared among the Lenders in accordance therewith.

2.20          Swingline Loans.

(1)            General. Subject to the terms and conditions set out herein, the Swingline Lender shall make Loans (each such Loan made under this Section 2.20, a “Swingline Loan”) to the Borrower from time to time up to the Maturity Date, in an aggregate principal amount at any time outstanding that will not result in (a) the Swingline Exposure exceeding the Swingline Cap, or (b) the aggregate of the Credit Exposures exceeding the aggregate Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set out herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(2)            Interest/Overdrafts. Subject to the terms and conditions set out herein, the Borrower shall be entitled to obtain Swingline Loans by way of overdraft on the Swingline Account, and at any given time the US $ Amount of the outstanding principal amount of all Swingline Loans shall be equal to the amount by which the Swingline Account is overdrawn. Swingline Loans shall bear interest at a rate per annum equal to the rate applicable to a Canadian Prime Borrowing (if in Canadian Dollars) or at a rate per annum equal to the rate applicable to a Base Rate Loan (if in U.S. Dollars). Interest shall be payable on such dates, not more frequent than monthly, as may be specified by the Swingline Lender and in any event on the Maturity Date. The Swingline Lender shall be responsible for invoicing the Borrower for such interest. The interest payable on Swingline Loans is solely for the account of the Swingline Lender (subject to Section 2.20(3) below).

(3)            Participations in Swingline Loans. The Swingline Lender may, by written notice given to the Administrative Agent not later than 10:00 a.m. on any Business Day, require the Lenders to acquire participations on such Business Day in all of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent shall give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender shall upon receipt of notice as provided above, pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans; provided that a Lender shall not be required to purchase a participation in a Swingline Loan if such purchase would result in such Lender’s Credit Exposure exceeding such Lender’s Commitment . Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to Section 2.20 is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under Section 2.20 by wire transfer of immediately available funds with respect to Loans made by such Lender, and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to Section 2.20, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent. Any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to Section 2.20 and to the Swingline Lender, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to Section 2.20 shall not relieve the Borrower of any default in the payment thereof. Notwithstanding the foregoing, a Lender shall not have any obligation to acquire a participation in a Swingline Loan pursuant to this Section 2.20 if an Event of Default shall have occurred and be continuing at the time such Swingline Loan was made and such Lender shall have notified the Swingline Lender in writing, at least one Business Day prior to the time such Swingline Loan was made, that such Event of Default has occurred and that such Lender will not acquire participations in Swingline Loans made while such Event of Default is continuing.

2.21          Defaulting Lenders.

Notwithstanding any provision of this Agreement to the contrary, if any Lender is a Defaulting Lender, then the following provisions shall apply to such Lender for so long as it remains a Defaulting Lender:

(a)	fees shall cease to accrue pursuant to Section 2.10(1) on the unfunded portion of the Commitment of such Defaulting Lender;

(b)	the Commitment of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 9.2); provided that any waiver or amendment (i) which affects such Defaulting Lender differently than other Lenders generally, or (ii) described in Section 9.2(1), (b) or (c) that affects such Defaulting Lender, shall in each case require the consent of such Defaulting Lender;

(c)	any amount owing by a Defaulting Lender to the Administrative Agent or another Lender that is not paid when due shall bear interest at the interest rate applicable to Canadian Prime Loans or Base Rate Loans under the Revolving Credit, as applicable;

(d)	any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender other than in respect of the assignment of such Defaulting Lender’s Loans and Commitments) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, pro rata, to the payment of any amounts owing by such Defaulting Lender to any Issuing Bank or Swingline Lender hereunder, (iii) third, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, (iv) fourth, held in such account as cash collateral for future funding obligations of the Defaulting Lender under this Agreement (the amount of such cash collateral not to exceed the Commitment of such Defaulting Lender minus the outstanding principal amount of such Defaulting Lender’s Loans), (v) fifth, to the payment of any other amounts owing to the Lenders or the Issuing Banks or the Swingline Lender hereunder, (vi) sixth, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, and (vii) seventh, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a prepayment of the principal amount of any Loans or reimbursement obligations in respect of Letters of Credit with respect to which a Defaulting Lender has funded its participation obligations, such payment shall be applied solely to prepay the Loans of, and reimbursement obligations owed to, all Lenders other than Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans, or reimbursement obligations owed to, any Defaulting Lender;

(e)	if a Defaulting Lender is an Insolvent Lender, any amount payable to such Defaulting Lender hereunder may, in lieu of being distributed pursuant to Section 2.21(d), be retained by the Administrative Agent to collateralize indemnification and reimbursement obligations of such Defaulting Lender hereunder in an amount determined by the Administrative Agent, acting reasonably;

(f)	If any Swingline Loans or Letters of Credit are outstanding at the time a Lender becomes a Defaulting Lender, then:

(i)	all or any part of the pro rata share of such Defaulting Lender in respect of the outstanding Swingline Loans and Letters of Credit shall be reallocated among the Revolving Lenders which are not Defaulting Lenders (in this Section 2.21, “Non-Defaulting Lenders”) in accordance with their respective Commitments, provided that any such reallocation shall not cause any Non-Defaulting Lender to exceed its Commitment;

(ii)	if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within five (5) Business Days following notice by the Administrative Agent (x) first, prepay such outstanding Swingline Loans, and (y) second, cash collateralize for the benefit of the Issuing Bank the Borrower’s obligations corresponding to such Defaulting Lender’s pro rata share of the outstanding Letters of Credit (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.21(h), for so long as such Letters of Credit are outstanding;

(iii)	upon any reallocation pursuant to clause (i) above, the fees payable to the Lenders pursuant to Section 2.10(2) shall be adjusted in accordance with such Non-Defaulting Lenders’ Commitment; and

(iv)	if all or any portion of such Defaulting Lender’s pro rata share of the outstanding Letters of Credit is cash collateralized pursuant to clause (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Lender hereunder, all fees payable under Section 2.10(2) with respect to such Defaulting Lender’s pro rata share of the outstanding Letters of Credit shall be payable to the Issuing Bank.

(g)	So long as any Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding pro rata share of the outstanding Letters of Credit will be 100% covered by the Commitments of the Non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.21(h), and participating interests in any such newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 2.21(f) (and such Defaulting Lender shall not participate therein);

(h)	If required by Section 2.21(f)(ii), the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders (the “LC Collateral Account”), an amount in cash equal to 100% of the U.S. $ Amount of the outstanding Letters of Credit as of such date (as may be reduced from time to time) plus accrued and unpaid interest thereon. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Liabilities of the Borrower. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for outstanding Letters of Credit for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the outstanding Letters of Credit at such time, until the expiry date of such Letters of Credit (in which case, to the extent such Letters of Credit are undrawn when they expire, the funds shall be returned to the Borrower); and

(i)	If the Administrative Agent, the Borrower, the Swingline Lender and the Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and Letter of Credit Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than the Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Commitment.

Except as otherwise expressly provided in this Section 2.21, no Commitment of any other Lender shall be increased or otherwise affected, and performance by a Borrower of its obligations hereunder and the other Loan Documents shall not be excused or otherwise modified as a result of any Lender becoming a Defaulting Lender. The rights and remedies against a Defaulting Lender under this Section 2.21 are in addition to other rights and remedies which a Borrower may have against such Defaulting Lender as a result of it becoming a Defaulting Lender and which the Administrative Agent or any other Lender may have against such Defaulting Lender with respect thereto.

Article 3
REPRESENTATIONS AND WARRANTIES

3.1           Representations and Warranties of the Borrower.

In order to induce the Administrative Agent and the Lenders to enter into this Agreement, to make any Loans hereunder and to issue any Letters of Credit hereunder, the Borrower represents and warrants to the Administrative Agent and each Lender that each statement set forth in this Article 3 is true and correct on the date hereof. For the avoidance of doubt, such representations are repeated as at the date of each Borrowing and Compliance Certificate, subject to update as provided in Section 5.1(1)(f).

(1)            Organization; Powers. Each Credit Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now and formerly conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

(2)            Authorization; Enforceability. The Transactions are within the Credit Parties’ corporate or partnership powers and have been duly authorized by all necessary corporate, partner and shareholder action, as applicable. This Agreement and the other Loan Documents have been duly executed and delivered by each Credit Party (as applicable) and constitute legal, valid and binding obligations of each Credit Party (as applicable), enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(3)            Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except as disclosed in Schedule 3.1(3), (b) will not violate any applicable Law or the charter, by-laws or other organizational documents of any Credit Party or any order of any Governmental Authority, (c) will not violate or result in a default under any material indenture, agreement or other instrument binding upon any Credit Party or their respective assets, or give rise to a right thereunder to require any payment to be made by any Credit Party, and (d) will not result in the creation or imposition of any Lien on any asset of any Credit Party, except for any Lien arising in favour of the Administrative Agent, for the benefit of the Lenders, under the Loan Documents.

(4)            Financial Condition; No Material Adverse Effect.

(a)	Whether before or after the Effective Date, all financial statements delivered pursuant to Section 5.1(1) present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of the Borrower as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in Section 3.1(4)(a)(ii).

(b)	Since December 31, 2014, there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

(c)	All information (including that disclosed in all financial statements) pertaining to the Credit Parties (other than projections) that has been or will be made available to the Lenders, the Administrative Agent, the Co-Lead Arrangers, the Joint Bookrunners or the Co-Syndication Agents by the Borrower or any representative of the Credit Parties, taken as a whole, is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made. The projections that have been or will be made available to the Lenders, the Administrative Agent, the Co-Lead Arrangers, the Joint Bookrunners or the Co-Syndication Agents by the Borrower or any representative of the Borrower have been or will be prepared in good faith based upon reasonable assumptions.

(5)            Litigation.

(a)	Except as disclosed in Schedule 3.1(5), and except for environmental-related matters (which are dealt with in Section 3.1(16)), there are no actions, suits or proceedings (including any Tax-related matter) by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting any of the Credit Parties (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than as described in Schedule 3.1(16)), or (ii) that involve this Agreement, any other Loan Document or the Transactions.

(b)	Since the date of this Agreement, there has been no change in the status of the matters described in Schedule 3.1(16) that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

(6)            Compliance with Laws. Each Credit Party is in compliance with all Laws applicable to it or its property except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Credit Party has violated or failed to obtain any Authorization necessary to the ownership of any of its property or assets or the conduct of its business, which violation or failure could reasonably be expected to have (in the event that such a violation or failure were asserted by any Person through appropriate action) a Material Adverse Effect.

(7)            Compliance with Agreements. No Credit Party is in default, nor has any event or circumstance occurred which, but for the passage of time or the giving of notice, or both, would constitute a default in any respect that would have a Material Adverse Effect, under (a) any loan or credit agreement, indenture, mortgage, deed of trust, security agreement or other instrument or agreement evidencing or pertaining to any Indebtedness of any Credit Party, or (b) under any other agreement or instrument to which a Credit Party is a party or by which any Credit Party is bound.

(8)            Taxes. Each Credit Party has filed or caused to be filed when due all material Tax returns and reports required to have been filed and has paid or caused to be paid when due all material Taxes required to have been paid by it (including all instalments with respect to the current period) and has made adequate provision for Taxes for the current period, except Taxes that are being contested in good faith by appropriate proceedings or other appropriate action and for which such Credit Party, as applicable, has set aside on its books adequate reserves.

(9)            Titles to Real Property. Other than with respect to the Marigold Project Real Property, the Credit Parties have good and marketable fee simple title to their respective owned real properties, and with respect to leased real properties, valid and enforceable record title to the leasehold estate with respect thereto, pursuant to valid and enforceable leases, free and clear of all Liens except Permitted Liens, in each case, to the extent necessary for the development, operation and maintenance of the applicable Project in accordance with, and as contemplated by the applicable Life of Mine Plan. All material real property in which the Credit Parties have any right, title or interest, other than the Marigold Project Real Property, is described in Schedule 3.1(9).

(10)            Titles to Personal Property. The Credit Parties have title to their respective owned personal properties, and with respect to leased personal properties, title to the leasehold estate with respect thereto, pursuant to valid and enforceable leases, free and clear of all Liens except Permitted Liens, in each case, to the extent necessary for the development, operation and maintenance of the applicable Project in accordance with, and as contemplated by the applicable Life of Mine Plan. All registrations listed in Schedule 3.1(10) pertain to Permitted Liens.

(11)            Pension Plans and Benefit Plans. All Pension Plans are duly registered under the Income Tax Act, applicable pension standards legislation and any other applicable Laws which require registration and, to the best of the Borrower’s knowledge, no event has occurred which could reasonably be expected to cause the loss of such registered status. As of the Effective Date, Schedule 3.1(11) describes each Benefit Plan and lists the name and registration number of each Pension Plan, none of which are Defined Benefit Plans. Except as could not reasonably be expected to have a Material Adverse Effect, the Pension Plans have each been administered, funded and invested in accordance with the terms of the particular plan, all applicable Laws including, where applicable, the Income Tax Act and pension standards legislation, and the terms of all applicable collective bargaining agreements. All material obligations of each of the Credit Parties (including fiduciary, funding, investment and administration obligations) required to be performed in connection with the Pension Plans and the funding agreements therefor have been performed on a timely basis. All employee and employer payments, contributions (including “normal cost”, “special payments” and any other payments in respect of any funding deficiencies or shortfalls) required to be withheld, made, remitted or paid to or in respect of each Pension Plan and all other amounts that are due to the pension fund of any Pension Plan from a Credit Party or an Affiliate have been withheld, made, remitted or paid on a timely basis in accordance with the terms of such plans, any applicable collective bargaining agreements, and all applicable Laws. Any assessments owed to the Pension Benefits Guarantee Fund established under the Pension Benefits Act (Ontario), or other assessments or payments required under similar legislation in any other jurisdiction, in respect of any Pension Plan have been paid when due. No event has occurred which could reasonably be expected to give rise to a partial or full termination of any Defined Benefit Plan. No event has occurred or is reasonably expected to occur that could trigger or otherwise require immediate or accelerated funding in respect of any Defined Benefit Plan. Each Defined Benefit Plan is funded on a solvency basis, going concern basis and wind-up basis (using actuarial methods and assumptions which are consistent with the actuarial valuations last filed for the particular plan with the applicable Governmental Authorities to the extent required by applicable Laws). Except as disclosed in Schedule 3.1(11), none of the Pension Plans, the Benefits Plans or the Credit Parties or any of their respective Affiliates is subject to the United States Employee Retirement Income Security Act of 1974, as amended. Notwithstanding the foregoing, to the extent one or more Pension Plans to which a Credit Party makes contributions but does not sponsor or administer, the aforementioned representations are to the best of the Borrower’s knowledge.

(12)            Casualties; Taking of Properties. Since December 31, 2014, neither the business nor the properties of any Credit Party have been affected in a manner that has had, or could reasonably be expected to have, a Material Adverse Effect as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labour disturbance, embargo, requisition or taking of property or cancellation of contracts, permits or concessions by any domestic or foreign Governmental Authority, riot, activities of armed forces, or acts of God or of any public enemy.

(13)            Subsidiaries. As of the Effective Date, Schedule 3.1(13) correctly sets forth:

(a)	the legal name of each Credit Party and its form of legal entity and jurisdiction of organization;

(b)	the Equity Securities issued and outstanding by each Credit Party (other than the Borrower), and the registered and beneficial owners thereof;

(c)	the Equity Securities owned by each Credit Party; and

(d)	a corporate organizational chart of the Borrower and its subsidiaries.

Except as described in Schedule 3.1(13), as of the Effective Date, no Credit Party owns any Equity Securities or debt securities which are convertible into, or exchangeable for, Equity Securities of any other Person. Unless otherwise indicated in Schedule 3.1(13), as of the Effective Date, there are no outstanding options, warrants or other rights to purchase Equity Securities of any Credit Party (other than the Borrower), and all such Equity Securities so owned are duly authorized, validly issued, fully paid and non-assessable, and were issued in compliance with all applicable federal, provincial or foreign securities and other Laws, and are free and clear of all Liens, except for Permitted Liens.

(14)            Insurance. The Credit Parties maintain insurance policies and coverage in compliance with Section 5.1(9). Such insurance coverage (a) is sufficient for compliance with all requirements of applicable Law and of all agreements to which any Credit Party is a party, (b) is provided under valid, outstanding and enforceable policies, (c) provides adequate insurance coverage in at least such amounts and against at least such risks (but including in any event public liability) as are usually insured against in the same general area by Persons engaged in the same or a similar business to the assets and operations of the Credit Parties, and (d) will not in any way be affected by, or terminate or lapse by reason of, the Transactions. All such material policies are in full force and effect, all premiums with respect thereto have been paid in accordance with their respective terms, and no notice of cancellation or termination has been received with respect to any such policy. No Credit Party maintains any formalized self-insurance program with respect to its assets or operations or material risks with respect thereto in excess of U.S.$5,000,000 in the aggregate. The certificate of insurance delivered to the Administrative Agent pursuant to Section 4.1(7) contains an accurate and complete description of all material policies of insurance owned or held by each Credit Party on the Effective Date.

(15)	Solvency. Each Credit Party is, and after giving effect to the Loans and the incurrence of all obligations hereunder will be, Solvent. For the avoidance of doubt, no Credit Party is an “insolvent person” within the meaning of the BIA.

(16)         Environmental Matters. Except as disclosed to the Lenders in Schedule 3.1(16):

(a)	Environmental Laws, Etc. Neither any property of the Credit Parties nor the operations conducted thereon violate any applicable order of any court or Governmental Authority or any applicable Environmental Laws, which violation could reasonably be expected to result in remedial obligations having a Material Adverse Effect, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to the relevant property.

(b)	Notices, Permits, Etc. All notices, permits, licenses or similar authorizations, if any, required to be obtained or filed by the Credit Parties in connection with the operation, use or reclamation of any and all property of the Credit Parties, including but not limited to past or present treatment, transportation, storage, disposal or Release of Hazardous Materials into the environment, have been duly obtained or filed, except to the extent the failure to obtain or file such notices, permits, licenses or similar authorizations could not reasonably be expected to have a Material Adverse Effect, or which could not reasonably be expected to result in remedial obligations having a Material Adverse Effect, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to the relevant property.

(c)	Hazardous Substances Carriers. All Hazardous Materials generated at any and all property of the Credit Parties have been treated, transported, stored and disposed of only in accordance with all Environmental Laws applicable to them, except to the extent the failure to have such Hazardous Materials transported, treated or disposed of by such carriers could not reasonably be expected to have a Material Adverse Effect, and only at treatment, storage and disposal facilities maintaining valid permits under applicable Environmental Laws, which carriers and facilities have been and are operating in compliance with such permits, except to the extent the failure to have such Hazardous Materials treated, transported, stored or disposed of at such facilities, or the failure of such carriers or facilities to so operate, could not reasonably be expected to have a Material Adverse Effect or which could not reasonably be expected to result in remedial obligations having a Material Adverse Effect, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to the relevant property.

(d)	Hazardous Materials Disposal. The Credit Parties have taken all reasonable steps necessary to determine and have determined that no Hazardous Materials have been disposed of or otherwise released and there has been no threatened Release of any Hazardous Materials on or to any property of the Credit Parties other than in compliance with Environmental Laws, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect or which could not reasonably be expected to result in remedial obligations having a Material Adverse Effect, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to the relevant property.

(e)	No Contingent Liability. The Credit Parties have no material contingent liability in connection with any Release or threatened Release of any Hazardous Materials into the environment except (i) contingent liabilities which could not reasonably be expected to exceed U.S.$25,000,000 in excess of applicable insurance coverage at any one time and from time to time, and for which adequate reserves for the payment thereof as required by GAAP have been provided, and (ii) contingent liabilities which could not reasonably be expected to result in remedial obligations having a Material Adverse Effect, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to such Release or threatened Release.

(17)          Employee Matters.

(a)	Except as set out in Schedule 3.1(17), none of the Credit Parties, nor any of their respective employees, is subject to any collective bargaining agreement. There are no strikes, slowdowns, work stoppages or controversies pending or, to the best knowledge of the Borrower, threatened against the Credit Parties, or their respective employees, which could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(b)	Each of the Credit Parties has withheld from each payment to each of their respective officers, directors and employees the amount of all material Taxes, including income tax, Canada or Quebec Pension Plan contributions, as applicable, employment insurance premiums and other payments and deductions required to be withheld therefrom, and has paid the same to the proper taxation or other receiving authority in accordance with applicable Law. No Credit Party is subject to any material claim by or material liability to any of their respective officers, directors or employees for salary (including vacation pay) or benefits which would rank in whole or in part pari passu with or prior to the Liens created by the Security Documents.

(18)            Fiscal Year. The Fiscal Year ends on December 31st of each calendar year, and the Fiscal Quarters end on the last day of each of March, June, September and December of each calendar year.

(19)            [Intentionally Deleted.]

(20)            Residency of Borrower for Tax Purposes. The Borrower is a resident of Canada for the purposes of the Income Tax Act.

(21)            Accounts. Schedule 3.1(21) lists all deposit and Futures Accounts (as defined in the GSA) owned or maintained by any Credit Party, together with the details of the institutions at which they are held.  The Securities Accounts (as defined in the GSA) owned or maintained by any Credit Party do not contain anything other than Excluded Collateral (as defined in the GSA) and/or cash in an aggregate amount less than $100,000.

(22)            “Know Your Customer” Information. All materials and information provided to each of the Lenders in connection with applicable “know your customer” and AML Legislation are true and correct as at the Effective Date.

(23)            AML Legislation. The Borrower is in compliance with AML Legislation.

(24)            No Immunity. No Credit Party nor any of its properties has any immunity from jurisdiction of any court otherwise having valid subject matter and personal jurisdiction or from set-off or any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise). The execution, delivery and performance by each Credit Party of the Loan Documents to which it is a party are private and commercial acts performed for private and commercial purposes.

(25)            Anti-Corruption Laws and Sanctions. The Borrower, its Subsidiaries and their respective officers and employees and, to the knowledge of the Borrower, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions and are not knowingly engaged in any activity that would reasonably be expected to result in the Borrower being designated as a Sanctioned Person. None of (a) the Borrower, any Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement violates Anti-Corruption Laws or applicable Sanctions.

(26)            Prepaid Forward Arrangements. No Credit Party is party to any Prepaid Forward Arrangements other than Permitted Prepaid Forward Arrangements.

The Marigold Project

(27)            Marigold Project Real Property.

(a)	Set forth in Schedule 3.1(26) is a complete and accurate description of all Marigold Project Real Property.

(b)	The Marigold Mining Company has no right, title or interest in real estate or immovable property other than the Marigold Project Real Property.

(c)	Marigold Mining Company is the sole legal and beneficial holder of the Marigold Project Real Property, subject only:

(i)	with respect to the unpatented mining claims and unpatented millsite claims listed on Schedule 3.1(26), to the paramount title of the United States as to such unpatented mining claims and unpatented millsite claims and the rights, if any, of third parties to and across the lands within such unpatented mining claims and unpatented millsite claims pursuant to the U.S. Multiple Mineral Development Act of 1954 and the U.S. Surface Resources and Multiple Use Act of 1955; and

(ii)	with respect to the property subject to the Marigold Project Leases, the ownership rights of the respective lessors.

The interest of Marigold Mining Company in the real property interests listed on Schedule 3.1(26) has been properly registered or filed with the Humboldt County Clerk-Recorder’s Office and the U.S. Bureau of Land Management, as applicable. With respect to any owned patented mining claims, owned patented millsite claims and other owned real property interests constituting Marigold Project Real Property, the Marigold Mining Company has good and marketable title thereto, free and clear of all Liens, except for Permitted Liens. With respect to any owned unpatented mining claims and unpatented millsite claims constituting Marigold Project Real Property, the Marigold Mining Company is in exclusive possession thereof and has good title thereto, subject to the paramount title of the United States, free and clear of all Liens, except for Permitted Liens. The Marigold Project Leases are valid and enforceable, in full force and effect, in good standing and free from any breach or default, and copies of the Marigold Project Leases or abstracts thereof have been filed with the Humboldt County Clerk-Recorder’s Office.

(d)	The Marigold Project Real Property provides all real property rights necessary for the development, operation and maintenance of the Marigold Project in accordance with, and as contemplated by the applicable Life of Mine Plan.

(28)            Marigold Project Leases. Set forth in Schedule 3.1(28) is a complete and accurate list of all Marigold Project Leases, and only those that are highlighted give rise to Material Leasehold Interests.

(29)            Marigold Project Authorizations. Set forth in Schedule 3.1(28) is a complete and accurate list of all Marigold Project Authorizations.

(30)            Marigold Project Approvals.

(a)            Except as set forth in Schedule 3.1(28), all Marigold Project Approvals other than Future Marigold Project Authorizations:

(i)            have been duly obtained, taken, given or made;

(ii)            are valid and in full force and effect, and

(iii)	are free from conditions or requirements that have not been met or complied with where the failure to so satisfy may allow for the material modification or revocation thereof.

(b)	Marigold Mining Company is in compliance with all Marigold Project Approvals held by, or in favour of, Marigold Mining Company.

(c)	Marigold Mining Company has no reason to believe that any of the Future Marigold Project Authorizations or any renewal of any Marigold Project Mining Rights:

(i)	will not be obtained in the ordinary course as and when required under the terms of the Loan Documents, the Life of Mine Plan and applicable Laws; or

(ii)	will be subject to any conditions or requirements that cannot be met or complied with.

(d)	All applicable waiting periods and judicial review periods prescribed by statute in connection with any Marigold Project Approval (other than Future Marigold Project Authorizations) have expired without any action having been taken or threatened by any party that could reasonably be expected to result in the suspension, cancellation, revocation or loss of such Marigold Project Approval or any material adverse change thereto.

(e)	There is no challenge to the validity of any Marigold Project Approval that has resulted in or is reasonably likely to result in such Marigold Project Approval being suspended, cancelled, revoked or materially and adversely modified, and Marigold Mining Company has not received any notification, verbal or otherwise, of the threat of any such challenge.

(f)	Marigold Mining Company has not received any written notice from any Governmental Authority of any revocation or intention to revoke any interest of Marigold Mining Company in any of the Marigold Project Approvals.

(g)	All Taxes, assessments, maintenance fees and other amounts required to maintain the Marigold Project Approvals (other than Future Marigold Project Authorizations) have been paid in full.

(31)            Project Assets. The Marigold Project Assets are in reasonable condition and repair, ordinary wear and tear excepted, and are adequate for the purposes for which they are now used and for the development, construction, operation and maintenance of the Marigold Project in accordance with, and as contemplated by, the applicable Life of Mine Plan.

(32)            Marigold Project Infrastructure and Access. All of the services, utilities, ingress and egress roadways, means of transportation, rights of access and passage, equipment and materials or supplies necessary for the Borrower to develop, operate and maintain the Marigold Project in accordance with applicable Law, the Marigold Project Approvals and the Loan Documents and in accordance with and as contemplated by, the applicable Life of Mine Plan are available and in place.

(33)            Royalty Agreements. There are no royalties, net smelter return obligations, production-based Taxes or similar levies on mineral production payable with respect to the Marigold Project except those arising under or pursuant to the Existing Royalty Agreements. A true and complete copy of the Existing Royalty Agreements has been delivered to the Administrative Agent. The Existing Royalty Agreements are unamended, there are no overdue amounts owing thereunder and the Marigold Mining Company is not in default under or in breach of, in either case in any material respect, of any term or condition thereof. There are no material disputes with respect to the calculation of royalties under the Existing Royalty Agreements.

(34)            Expropriation. No property or asset of Marigold Mining Company (including any Marigold Project Asset) has been expropriated or seized by any Governmental Authority, nor has any notice or proceeding in respect thereof been given or commenced.

(35)            Mine Safety. Except as set out in Schedule 3.1(35), the Marigold Mining Company conducts, and has conducted in the twelve (12) months preceding the date of this Agreement, its activities at the Marigold Project in compliance in all material respects with all Laws specifically applicable in the United States of America and the State of Nevada to mine safety. Except as set out in Schedule 3.1(35), to the knowledge of the Borrower, there have been no reported incidents of non-compliance in any material respect with such Laws in connection with operations or activities at the Marigold Project in the twelve (12) months preceding the date of this Agreement and the list provided in Schedule 3.1(35) includes a description of all material compensable injuries or deaths sustained by employees, contractors or visitors to the Marigold Project during such twelve (12) month period.

(36)            Project Operation. There has been no material change in the conduct or operation of the Marigold Project from that contemplated in the applicable Life of Mine Plan. No Person has any right, title or interest in Marigold Project Assets other than Marigold Mining Company.

(37)            Aboriginal Claims. Marigold Mining Company is complying with all applicable Laws in respect of aboriginal rights, aboriginal title, treaty rights, and aboriginal communities that relate to the operation and maintenance of the Marigold Project. There are no outstanding, pending or threatened Aboriginal Claims. No Credit Party has received notice, nor has any Credit Party been informed by any Governmental Authority of the receipt by a Governmental Authority of any notice regarding any Aboriginal Claim with respect to the Marigold Project. There are no impact and benefits agreements, memorandums of understanding, compensation or partnership agreements or any other agreements of the same nature with Aboriginal Groups affecting the Marigold Project.

(38)            Project Information.

(a)	The projections and other forward-looking statements and forecasts with respect to the Marigold Project (including those contained in the applicable Life of Mine Plan) delivered to any Secured Party are a fair and reasonable description of what they purport to describe and were prepared in good faith on the basis of the assumptions stated therein, which assumptions were reasonable in the light of the conditions existing at the time of delivery of such projections, statements or forecasts and represented, at the time of delivery, the Borrower’s best estimate of its future financial performance.

(b)	The assessment of the Proven and Probable Reserves contained in the Life of Mine Plan is fair and reasonable.

(39)            Environmental and Social Laws and Standards. The Borrower is in compliance with Section 5.1(17).

(40)            Eligible Contract Participant. Marigold Mining Company constitutes an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder.

(41)            Margin Regulations. Neither the Borrower nor any of its Subsidiaries is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than twenty-five percent (25%) of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a Consolidated basis) subject to any restriction contained in any agreement or instrument between the Borrower or any of its Subsidiaries and any Lender or any Affiliate of any Lender relating to Indebtedness will be margin stock.

(42)            Investment Company Act. None of the Borrower, any Person Controlling the Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

Article 4
CONDITIONS

4.1            Effective Date.

The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the conditions listed below is satisfied (or waived pursuant to Section 9.2).

(1)            Amended and Restated Credit Agreement. The Administrative Agent, each Lender, and each Issuing Bank shall have received from each party hereto either (a) a counterpart of this Agreement signed on behalf of each party hereto, or (b) written evidence satisfactory to the Administrative Agent (which may include a facsimile or other electronic -transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(2)            Initial Security Documents. The Administrative Agent shall have received a confirmation from each Credit Party of its obligations under the Initial Security Documents to which it is a party notwithstanding the amendment and restatement of the Existing Credit Agreement pursuant to this Agreement.

(3)            Perfection of Liens. The Initial Security Documents shall have been registered (or arrangements for registration satisfactory to the Administrative Agent shall have been made) in all offices in which, in the opinion of the Administrative Agent or its counsel, registration is necessary or of advantage to perfect or render opposable to third parties the Liens intended to be created thereby. The Administrative Agent shall have received and be satisfied with the results of all personal property, pending litigation, judgment, bankruptcy, execution and other searches conducted by the Administrative Agent and its counsel with respect to the Credit Parties in all jurisdictions selected by the Administrative Agent and its counsel.

(4)            Legal Opinions. The Administrative Agent shall have received a favourable written opinion of Stikeman Elliott LLP, Canadian counsel to the Borrower, in substantially the same form as delivered on the 2023 Effective Date (together with copies of all factual certificates and legal opinions delivered to such counsel in connection with such opinion upon which counsel has relied). The Administrative Agent shall also have received favourable written opinions of such special and local counsel to the Borrower covering such non-British Columbia matters relating to the Credit Parties, the Loan Documents or the Transactions in substantially the same form as delivered on the 2023 Effective Date (together with copies of all factual certificates and legal opinions delivered to such counsel in connection with such opinion upon which such counsel has relied). The Borrower hereby requests each such counsel to deliver such opinions and supporting materials. All opinions and certificates referred to in this Section 4.1(4) shall be addressed to the Administrative Agent and the other Secured Parties and dated the Effective Date.

(5)            Corporate Certificates. The Administrative Agent shall have received:

(a)	certified copies of the resolutions of the board of directors, general partner, or shareholders, as applicable, of each Credit Party approving, as appropriate, the Loans, this Agreement and the other Loan Documents, and all other documents, if any, to which such Credit Party is a party and evidencing authorization with respect to such documents; and

(b)	a certificate of an officer of each Credit Party, dated as of the Effective Date, and certifying (i) the name, title and true signature of each officer of such Person authorized to execute this Agreement and the other Loan Documents to which it is a party, (ii) the name, title and true signature of each officer of such Person authorized to provide the certifications required pursuant to this Agreement, including certifications required pursuant to Section 5.1(1) and Borrowing Requests, and (iii) that attached thereto is a true and complete copy of the articles and bylaws or other applicable constating documents of each Credit Party, as amended to date, and a recent certificate of status, certificate of compliance, good standing certificate or analogous certificate.

(6)            Fees. The Administrative Agent, the Lenders, and the Co-Lead Arrangers shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all legal fees and other out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder or under any other Loan Document.

(7)            Insurance. The Administrative Agent shall have received a certificate of insurance coverage, dated not more than 30 days prior to the Effective Date, evidencing that the Credit Parties are carrying insurance in accordance with Section 5.1(9) hereof.

(8)            Regulatory Approval; Consents; Waivers. The Administrative Agent and the Lenders shall be satisfied that:

(a)	all material Authorizations (including all approvals listed in Schedule 3.1(3));

(b)	all corporate, partnership, shareholder and court approvals; and

(c)	all consents and waivers (the failure to obtain which would result in a breach or default under any material contract),

required to consummate the Transactions have been obtained and are in full force and effect, in each case without the imposition of any burdensome provision, and that all applicable waiting periods shall have expired without any action being taken or threatened by any Governmental Authority that would materially restrain, prevent or otherwise impose material adverse conditions on the Transactions.

(9)            Delivery of Financial Statements. The Administrative Agent and the Lenders shall have received (a) the audited Modified Consolidated and consolidating balance sheets, statements of income and retained earnings and statements of changes in financial position of the Borrower for the Fiscal Year ended December 31, 2025, and (b) the unaudited financial statements in respect of the Borrower for the three month period ended March 31, 2026.

(10)            No Material Adverse Change. The Administrative Agent and the Lenders shall be satisfied that, since December 31, 2025, there has not been a Material Adverse Change.

(11)            Indebtedness. The Transactions contemplated in this Agreement and the other Loan Documents shall not have caused any event or condition to occur which has resulted, or which will result, in any Material Indebtedness (other than Indebtedness being repaid in connection with the Transactions) becoming due prior to its scheduled maturity or that permits (with or without the giving of notice, the lapse of time, or both) the holder or holders of any such Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, or which will result in the creation of any Liens under any Indebtedness.

(12)            “Know Your Customer” Information. The Administrative Agent and the Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including AML Legislation, the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) and OFAC.

(13)            Execution and Delivery of Documents. Each Credit Party shall have duly authorized, executed and delivered all documents required hereunder, all in form and substance satisfactory to the Administrative Agent. Such documents may be delivered to the Administrative Agent (or its counsel) by way of facsimile or other means of electronic transmission, provided that such number of original copies as may be reasonably requested shall be delivered by or on behalf of the Borrower to the Administrative Agent (or its counsel) within 7 days of the Effective Date.

(14)            Other Documentation. The Administrative Agent and the Lenders shall have received such other documents and instruments as are customary for transactions of this type or as they may reasonably request.

4.2           Each Credit Event.

The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit (including, in each case, on the occasion of the initial Borrowings hereunder), is subject to the satisfaction of the following conditions:

(a)	the representations and warranties of the Borrower set out in this Agreement shall be true and correct on and as of the date of each such Borrowing as if made on such date (except where such representation or warranty is stated to be made as of a particular date), subject to update as provided in Section 5.1(1)(h);

(b)	at the time of and immediately after giving effect to such Borrowing, no Default shall have occurred and be continuing; and

(c)	the Administrative Agent shall have received a Borrowing Request in the manner and within the time period required by Section 2.3.

Each Borrowing shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the accuracy of the matters specified in Sections 4.2(a) and (b). This requirement does not apply on the conversion or rollover of an existing Borrowing provided that the aggregate outstanding Borrowings will not be increased as a consequence thereof.

Article 5
AFFIRMATIVE COVENANTS

5.1           Covenants.

From (and including) the Effective Date until the Termination Date, the Borrower covenants and agrees with the Lenders as follows:

(1)            Financial Statements and Other Information. The Borrower shall furnish to the Administrative Agent for distribution to each Lender (the filing of any of the following documents on SEDAR shall satisfy the delivery obligation in relation to such documents when the Borrower has provided written notice of such filing to the Administrative Agent):

(a)	as soon as available and in any event within 120 days after the end of each Fiscal Year, the audited Consolidated balance sheet and related statements of income, retained earnings and changes in financial position of the Borrower as of the end of and for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by PriceWaterhouseCoopers LLP or other independent auditors of recognized national standing (without a “going concern” qualification and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower on a Consolidated basis;

(b)	as soon as available and in any event within 60 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, the unaudited Consolidated balance sheet and related statements of income, retained earnings and changes in financial position of the Borrower as of the end of and for such Fiscal Quarter and the then elapsed portion of the Fiscal Year which includes such Fiscal Quarter, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by a Responsible Officer of the Borrower as presenting fairly in all material respects the financial condition and results of operations of the Borrower on a Consolidated basis, subject to normal year-end audit adjustments;

(c)	concurrently with the financial statements required pursuant to Sections 5.1(1)(a) and (b), a Compliance Certificate together with a reconciliation prepared by the Borrower’s auditors between such financial statements and the Modified Consolidated financial results showing the adjustments made to calculate the financial ratios and financial covenants.

(d)	promptly after the Borrower learns of the receipt or occurrence of any of the following, a certificate of the Borrower, signed by a Responsible Officer of the Borrower, specifying (i) any event which constitutes a Default or Event of Default, together with a detailed statement specifying the nature thereof and the steps being taken to cure such Default or Event of Default, (ii) the receipt of any notice from, or the taking of any other action by, the holder of any promissory note, debenture or other evidence of Indebtedness of any Credit Party in an amount in excess of U.S.$25,000,000 with respect to an actual or alleged default, together with a detailed statement specifying the notice given or other action taken by such holder and the nature of the claimed default and what action the relevant Credit Party is taking or proposes to take with respect thereto, (iii) the creation, dissolution, merger, amalgamation or acquisition of any Credit Party or subsidiary thereof, and (iv) any other event, development or condition which may reasonably be expected to have a Material Adverse Effect;

(e)	promptly after the occurrence thereof, notice of the institution of or any material adverse development in any action, suit or proceeding or any governmental investigation or any arbitration before any court or arbitrator or any Governmental Authority or official against any Credit Party or any material property thereof which could reasonably be expected to have a Material Adverse Effect;

(f)	concurrently with any delivery of financial statements under Section 5.1(1)(a) or (b) a certificate of a Responsible Officer of the Borrower identifying (i) any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 5.1(1)(a) and specifying the effect of such change on the financial statements accompanying such certificate, (ii) any entry into, material amendment to, termination of, or material default under, any collective bargaining agreement to which a Credit Party is a party, (iii) any changes of the type described in Section 5.1(13)) that have not been previously reported by the Borrower, and (iv) any Permitted Acquisitions that have been consummated since the end of the previous Fiscal Quarter, including the date on which each such Permitted Acquisition was consummated and the consideration therefor;

(g)	[intentionally deleted];

(h)	concurrently with the delivery of the financial statements under Section 5.1(1)(a) or (b) a supplement to any Schedule hereto, or any representation herein or in any other Loan Document, with respect to any matter hereafter arising that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Schedule or as an exception to such representation or that is necessary to correct any information in such Schedule or representation which has been rendered inaccurate thereby (and, in the case of any supplements to any Schedule, such Schedule shall be appropriately marked to show the changes made therein); provided that (i) no such supplement to any such Schedule or representation shall amend, supplement or otherwise modify any Schedule or representation, or be or be deemed a waiver of any Default or Event of Default resulting from the matters disclosed therein, except as consented to by the Administrative Agent and the Required Lenders in writing, and (ii) no supplement shall be required or permitted as to representations and warranties that relate solely to the Effective Date;

(i)	[intentionally deleted];

(j)	on or before the 120th day after the end of each Fiscal Year, an updated Life of Mine Plan with respect to the Marigold Project, and any other material producing mining project owned by a Credit Party;

(k)	[intentionally deleted];

(l)	on or before the 120th day of each Fiscal Year, a report with respect to the mineral reserves and mineral resources of the Borrower, determined as at the end of such Fiscal Year on a Consolidated basis, in substantially the form historically made public by the Borrower;

(m)	as soon as available and in any event within 120 days after the end of each Fiscal Year, the unaudited Modified Consolidated balance sheet and related statements of income, retained earnings and changes in financial position of the Borrower as of the end of and for such Fiscal Year, all certified by a Responsible Officer of the Borrower as presenting fairly in all material respects the financial condition and results of operations of the Borrower on a Modified Consolidated basis; and

(n)	as soon as available and in any event within 60 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, the unaudited Modified Consolidated balance sheet and related statements of income, retained earnings and changes in financial position of the Borrower as of the end of and for such Fiscal Quarter and the then elapsed portion of the Fiscal Year which includes such Fiscal Quarter, all certified by a Responsible Officer of the Borrower as presenting fairly in all material respects the financial condition and results of operations of the Borrower on a Modified Consolidated basis, subject to normal year-end audit adjustments.

(2)            Existence; Conduct of Business. The Borrower shall, and shall cause each other Credit Party to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence (subject only to Section 6.1(3)), and except to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect, obtain, preserve, renew and keep in full force and effect any and all rights, licenses, permits, privileges and franchises material to the conduct of its business.

(3)            Payment of Obligations. The Borrower shall, and shall cause each other Credit Party to, pay its obligations, including Tax liabilities, as they become due and payable (or, where payment is not made at such time due to inadvertence, as soon as reasonably practicable following knowledge of such non-payment by the applicable Credit Party), except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings or other appropriate action, and (b) the Borrower or such Credit Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP.

(4)            Maintenance of Properties. The Borrower shall, and shall cause each other Credit Party to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(5)            Books and Records; Inspection Rights. The Borrower shall, and shall cause each other Credit Party to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities.

(6)            Compliance with Laws and Contracts. The Borrower shall, and shall cause each other Credit Party to, comply with all Laws and orders of any Governmental Authority applicable to it or its property and with all of its contractual obligations, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(7)            Use of Proceeds and Letters of Credit. The proceeds of the Loans shall be used for working capital and other general corporate purposes of the Borrower, including permitted Investments and Permitted Acquisitions. Letters of Credit shall be issued only to support ordinary course business operations of the Borrower and its Subsidiaries.

(8)            Further Assurances.

(a)	The Borrower shall, and shall cause each other Credit Party to, cure promptly any defects in the execution and delivery of the Loan Documents, including this Agreement. Upon request, the Borrower shall, at its expense, as promptly as practical, execute and deliver to the Administrative Agent, all such other and further documents, agreements and instruments (and cause each other Credit Party to take such action) in compliance with or performance of the covenants and agreements of the Borrower or any other Credit Party in any of the Loan Documents, including this Agreement, or to further evidence and more fully describe the Collateral, or to correct any omissions in any of the Loan Documents, or more fully to state the security obligations set out herein or in any of the Loan Documents, or to perfect, protect or preserve any Liens created pursuant to any of the Loan Documents, or to make any recordings, to file any notices, or obtain any consents, all as may be necessary or appropriate in connection therewith, in the judgment of the Administrative Agent, acting reasonably.

(b)	The Borrower shall, and shall cause each of the other Credit Parties to, perform and satisfy to the satisfaction of the Administrative Agent and its counsel each of the requirements (the “Post-Closing Requirements”) listed in Schedule 5.1(8) on or before the date by which such Post-Closing Requirement is to be required to be performed pursuant thereto. For greater certainty, the Borrower acknowledges and agrees that the Post-Closing Requirements expressly include the obligation of the Borrower to, and to cause each of the other Credit Parties to, co-operate fully and promptly with the Administrative Agent and its counsel with respect to the completion of each of the Post-Closing Requirements and the provision of all information, documents, matters and things as the Administrative Agent or its counsel, acting reasonably, may deem necessary or advisable (i) to determine what actions must be taken to fulfil each of the Post-Closing Requirements, (ii) to complete and fulfil each of the Post-Closing Requirements, and (iii) to confirm and assess whether all actions necessary to fulfil each of the Post-Closing Requirements have been taken. The Administrative Agent, by instrument in writing and without any consent from any of the Lenders, may, in its sole and absolute discretion, extend any deadline for completion of a Post-Closing Requirement if the Administrative Agent, acting in good faith, believes that the extension will enable the Borrower and the Credit Parties to comply with such Post-Closing Requirement and such extension will not have a material adverse effect upon the Lenders.

(9)            Insurance.

(a)	The Borrower shall, and shall cause each other Credit Party to, maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to their respective properties and business against such liabilities, casualties, risks and contingencies and in such types (including business interruption insurance and flood insurance) and amounts and with deductibles as are customary in the case of Persons engaged in the same or similar businesses and similarly situated and in accordance with any requirement of any Governmental Authority.

(b)	In the case of any fire, accident or other casualty causing loss or damage to any property of any Credit Party used in generating cash flow or required by applicable Law, all proceeds of such policies shall be used to promptly repair or replace any such damaged property.

(c)	The Borrower shall obtain endorsements to the policies pertaining to all physical properties in which the Administrative Agent shall have a Lien under the Loan Documents, naming the Administrative Agent as an additional insured (with respect to liability insurance only) and a loss payee and containing (i) provisions that such policies will not be cancelled without 30 days prior written notice having been given by the insurance company to the Administrative Agent, and (ii) a standard non contributory “mortgagee”, “lender” or “secured party” clause, as well as such other provisions as the Administrative Agent may require to fully protect the Administrative Agent’s interest in the Collateral and to any payments to be made under such policies. All original policies or true copies thereof are to be delivered to the Administrative Agent, premium prepaid.

(d)	In the event the Borrower fails to provide the Administrative Agent with timely evidence, acceptable to the Administrative Agent, of the maintenance of insurance coverage required pursuant to Section 5.1(9), or in the event that any Credit Party fails to maintain such insurance, the Administrative Agent may, upon prior written notice to the Borrower, purchase or otherwise arrange for such insurance, but at the Borrower’s expense and without any responsibility on the Administrative Agent’s part for: (i) obtaining the insurance; (ii) the solvency of the insurance companies; (iii) the adequacy of the coverage; or (iv) the collection of claims. The insurance acquired by the Administrative Agent may, but need not, protect any Credit Party’s interest in the Collateral, and therefore such insurance may not pay claims which a Credit Party may have with respect to the Collateral or pay any claim which may be made against a Credit Party in connection with the Collateral. In the event the Administrative Agent purchases, obtains or acquires insurance covering all or any portion of the Collateral, the Borrower shall be responsible for all of the applicable costs of such insurance, including premiums, interest (at the applicable interest rate for Loans set forth in Section 2.5), fees and any other charges with respect thereto, until the effective date of the cancellation or the expiration of such insurance. The Administrative Agent may charge all of such premiums, fees, costs, interest and other charges to the Borrower’s Loan account. The Borrower hereby acknowledges that the costs of the premiums of any insurance acquired by the Administrative Agent may exceed the costs of insurance which the Borrower may be able to purchase on its own. In the event that the Administrative Agent purchases such insurance, the Administrative Agent shall promptly, and in any event within 15 days, notify the Borrower of said purchase.

(e)	Upon the occurrence and continuance of an Event of Default (and without limiting any other rights of the Administrative Agent or the Lenders hereunder or under any other Loan Document), (i) the Administrative Agent shall, subject to the rights of any holders of Permitted Liens holding claims senior to the Administrative Agent, have the sole right, in the name of the Administrative Agent or any applicable Credit Party, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies, and (ii) all insurance proceeds in respect of any Collateral shall be paid to the Administrative Agent for application against the Secured Liabilities in accordance with this Agreement.

(10)            Operation and Maintenance of Property. The Borrower shall, and shall cause each other Credit Party to, manage and operate its business or cause its business to be managed and operated (a) in accordance with prudent industry practice in all material respects and in compliance in all material respects with the terms and provisions of all applicable material licenses, leases, contracts and agreements, and (b) in compliance with all applicable Laws of the jurisdiction in which such businesses are carried on, and all applicable Laws of every other Governmental Authority from time to time constituted to regulate the ownership, management and operation of such businesses, except where a failure to so manage and operate would not have a Material Adverse Effect.

(11)            Security Package.

(a)	Group Guarantee. In accordance with and subject to the Security Principles, the Borrower shall cause each present and future Material Subsidiary to enter into, or accede to, the Group Guarantee, such that such Person guarantees in favour of the Administrative Agent, for the benefit of the Secured Parties, all Secured Liabilities of the Credit Parties. The obligation of a Person to accede to the Group Guarantee shall arise as soon as reasonably practicable (but no later than 30 days) after such Person becomes a Material Subsidiary.

(b)	Liens. In accordance with and subject to the Security Principles, the Borrower shall, and shall cause each present and future Domestic Material Subsidiary to, provide at all times in favour of the Administrative Agent, for the benefit of the Secured Parties, a first-priority Lien (subject only to Permitted Liens) over all present and future personal property of such Credit Party as security for its Secured Liabilities, together with such supporting materials as may be required to ensure the perfection or priority of such Lien. The obligation of a Credit Party to provide any such Lien shall arise as soon as is reasonably practicable (but no later than 30 days) following such Person (i) becoming a Credit Party, or (ii) acquiring personal property that is not already subject to a Lien that complies with the Security Principles.

(c)	Supporting Materials. In connection with the execution and delivery of any Security Document pursuant to Section 5.1(11), the Borrower shall, or shall cause the relevant other Credit Party to, deliver to the Administrative Agent such corporate resolutions, certificates, legal opinions and such other related documents as shall be reasonably requested by the Administrative Agent and consistent with the relevant forms and types thereof delivered on the Closing Date or as shall be otherwise reasonably acceptable to the Administrative Agent, including in the case of any future Domestic Material Subsidiary, a Perfection Certificate with respect to such future Domestic Material Subsidiary.

(12)            Financial Covenants.

(a)	While no Permitted Notes are outstanding, the Borrower shall:

(i)	Interest Coverage Ratio. Maintain an Interest Coverage Ratio with respect to each Rolling Period of not less than 3.00 to 1.00, such ratio to be reported in the Compliance Certificate.

(ii)	Net Leverage Ratio. Maintain a Net Leverage Ratio at all times of not more than 3.50 to 1.00, such ratio to be reported in the Compliance Certificate.

(b)	While any Permitted Notes are outstanding, the Borrower shall:

(i)	Interest Coverage Ratio. Maintain an Interest Coverage Ratio with respect to each Rolling Period of not less than 3.00 to 1.00, such ratio to be reported in the Compliance Certificate.

(ii)	Net Leverage Ratio. Maintain a Net Leverage Ratio at all times of not more than 4.00 to 1.00, such ratio to be reported in the Compliance Certificate.

(iii)	Senior Secured Leverage Ratio. Maintain a Senior Secured Leverage Ratio at all times of not more than 3.00 to 1.00, such ratio to be reported in the Compliance Certificate.

(13)            Registrations. The Borrower shall record, file or register, at its own expense, applications for registration or financing statements (and continuation or financing change statements when applicable), and make any other registrations or filings, including where required, the registration of each of the Security Documents (collectively, “Registrations”) with respect to the Collateral now existing and hereafter created or arising and the creation of Liens therein under and as contemplated by the Security Documents, meeting the requirements of applicable Law, in such manner and in such jurisdictions as are necessary or desirable to protect, perfect and maintain the protection and perfection of, such Liens, and to deliver a file stamped copy of each such Registration or other evidence of such Registration to the Administrative Agent on or prior to the Closing Date. If any Credit Party (a) makes any change in its name, jurisdiction or organization or corporate structure, (b) changes its place of domicile, registered head office or chief executive office, or (c) takes any other action, which in any such case would, under the applicable Law, require the amendment of any Registration recorded, registered and filed in accordance with the provisions hereof, the Borrower shall within 10 days after a change referred to in Section 5.1(13)(a) or prior to the taking of any action referred to in Section 5.1(13)(b) or (c), give the Administrative Agent notice of any such change or other action and shall promptly file such Registrations as may be necessary or desirable to continue the perfection of the Liens in the Collateral intended under the Security Documents. The Administrative Agent shall be under no obligation whatsoever to record, file or register any Registration, or to make any other recording, filing or registration in connection herewith.

(14)         Intentionally Deleted.

Marigold Project

(15)         Conduct of Project. The Borrower shall ensure that the Marigold Project is diligently operated and maintained in accordance with (a) the applicable Life of Mine Plan, (b) Good Industry Practice, and (c) in all material respects, applicable Law.

(16)         Project Approvals. The Borrower shall cause Marigold Mining Company to:

(a)	upon request, produce to the Administrative Agent a copy of each Marigold Project Approval (other than Future Marigold Project Authorizations);

(b)	be and remain the sole legal and beneficial owner of all Marigold Project Approvals;

(c)	maintain as valid and in full force and effect each Marigold Project Approval (other than Future Marigold Project Authorizations) and, where applicable, procure the renewal thereof prior to its expiration;

(d)	comply with the terms and conditions of each Marigold Project Approval and do all things required of a holder thereof by applicable Law;

(e)	with due diligence and in a reasonable manner, enforce the materials rights granted to it under and in connection with each Marigold Project Approval;

(f)	not undertake or permit any voluntary Asset Disposition with respect to any Marigold Project Assets (provided that nothing in this Agreement shall prohibit (i) the disposition or abandonment of Marigold Project Mining Rights that are immaterial, not viable or otherwise not useful to the Marigold Project, (ii) the sale of unreplaced equipment which is not material to the Marigold Project in the aggregate, or (iii) the residential apartment buildings located near the Marigold Project); and

(g)	apply for and obtain each Future Marigold Project Authorization on or before such time as it shall be required by applicable Law as it pertains to the Marigold Project.

(17)         Environmental and Social Compliance. The Borrower shall cause Marigold Mining Company to comply in all material respects with all applicable Environmental and Social Laws and Standards.

(18)         Marigold Project Taxes, Claim Maintenance Fees, etc. The Borrower shall cause Marigold Mining Company to timely pay all Taxes, assessments, maintenance fees and other amounts required to be paid to maintain the Marigold Project Mining Rights. Specifically, with respect to:

(a)	any unpatented mining claims and unpatented millsite claims included in the Marigold Project Real Property, the Borrower shall cause the Marigold Mining Company to timely and properly pay all claim maintenance fees, to timely make all filings and recordings, including affidavits of payment and intentions to hold, and to otherwise timely take all other actions and pay such amounts necessary for the preservation, maintenance, continuance and validity of such unpatented mining claims and unpatented millsite claims as may be required by any Governmental Authority. The Borrower shall cause Marigold Mining Company to pay such fees and complete such filings and recordings, including payment of claim maintenance fees to the U.S. Bureau of Land Management, on or before August 1st of each year. The Borrower shall deliver to the Administrative Agent proof of performance of such acts and payments by no later than August 15th of each year. In the event that the Administrative Agent has not received notice and evidence of payment and performance by such date, the Administrative Agent may, on behalf of Marigold Mining Company, make and pay such claim maintenance fees and to treat such amounts, and all costs and expenses incurred in connection therewith, as Secured Liabilities for which the Borrower is liable under this Agreement and the other Loan Documents.

(b)	the Marigold Project Leases, the Borrower shall cause the Marigold Mining Company to timely and properly pay all rental and lease payments, advance payments and other amounts that may be due and payable pursuant to the terms of each such Marigold Project Lease.

(19)         No Royalties. Except as may arise under or pursuant to the Existing Royalty Agreements, the Borrower will not allow Marigold Mining Company to, create or suffer to exist any royalty, overriding royalty, production payment or other interest with respect to the Marigold Project.

(20)         Inspections. The Borrower shall cause Marigold Mining Company to, up to once per Fiscal Year (provided that such limitation shall not apply during the continuance of an Event of Default), permit any representatives designated by the Administrative Agent, upon reasonable prior notice and during business hours, at the Lenders’ own cost and expense, to visit and inspect the Project, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as the Administrative Agent may reasonably request. In addition, the Lenders and their appointed representatives shall be entitled to conduct technical reviews of the Marigold Project upon reasonable notice and during business hours, at the Lenders’ own cost and expense. Notwithstanding the foregoing, the Borrower agrees to pay the cost of any such visit, inspection or technical review conducted during the continuance of an Event of Default.

(21)         Eligible Contract Participant. The Borrower shall cause Marigold Mining Company to at all times remains an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder.

(22)         Know Your Customer. As soon as reasonably practicable following the request of the Administrative Agent or any Lender, the Borrower shall provide any documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including AML Legislation, the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) and OFAC.

Article 6
NEGATIVE COVENANTS

6.1           Negative Covenants.

From (and including) the Effective Date until the Termination Date, the Borrower covenants and agrees with the Lenders as follows:

(1)           Indebtedness. The Borrower shall not, and shall not permit any other Credit Party to, create, incur, assume or permit to exist any Indebtedness, except:

(a)	Indebtedness created hereunder or under the Existing Credit Agreement;

(b)	Capital Lease Obligations and Indebtedness secured by Purchase Money Liens, provided that the aggregate principal amount of Indebtedness permitted by this Section 6.1(1)(b) shall not exceed U.S.$200,000,000 at any time;

(c)	Non-Recourse Project Indebtedness;

(d)	Indebtedness incurred pursuant to Hedge Arrangements permitted under Section 6.1(8);

(e)	Secured Cash Management Obligations;

(f)	Permitted Notes Indebtedness;

(g)	Permitted Intercompany Indebtedness;

(h)	any Guarantee by a Credit Party of Indebtedness of any other Credit Party if such Indebtedness is permitted under this Agreement;

(i)	Indebtedness in respect of any employee credit card program;

(j)	Indebtedness for purchase price adjustments or earn-out obligations incurred in connection with Permitted Acquisitions;

(k)	Indebtedness owing by any Target or secured against any asset prior to the acquisition thereof by any Credit Party provided that such Indebtedness is not created in contemplation of or in connection with such acquisition;

(l)	Secured Hedge Obligations to the extent not in breach of Section 6.1(8); and

(m)	other unsecured Indebtedness where at the time of incurrence and immediately thereafter:

(i)	no Default or Event of Default shall have occurred and be continuing; and

(ii)	the Net Leverage Ratio is not more than 2.75 to 1.00, calculated on a pro forma basis; and

(n)	other secured Indebtedness in an aggregate principal amount not exceeding U.S.$20,000,000 at any time outstanding.

(2)           Liens. The Borrower shall not, and shall not permit any other Credit Party to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by the Borrower or any other Credit Party except Permitted Liens.

(3)           Corporate Changes. Except pursuant to the June 2023 US Reorganization, the Borrower shall not, and shall not permit any other Credit Party to, merge into or amalgamate or consolidate with any other Person, or permit any other Person to merge into or amalgamate or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing:

(a)	any Credit Party may merge into, amalgamate or consolidate with any other Credit Party);

(b)	any Guarantor may liquidate or dissolve if it is a Wholly-Owned Subsidiary of another Credit Party and all of its property passes to such Credit Party;

(c)	any Credit Party may merge into, amalgamate or consolidate with any other Person where the Borrower has provided an officer’s certificate in form and substance satisfactory to the Administrative Agent confirming pro forma compliance with the terms and conditions of this Agreement, such certificate to be supported by a search report from counsel to the Borrower in favour of the Administrative Agent confirming to its satisfaction that its security position shall not be prejudiced by such merger, amalgamation or consolidation, provided that any transaction pursuant to Section 6.1(3)(a) or (c) shall not be permitted unless the merged, amalgamated or continuing corporation provides written confirmation satisfactory to the Administrative Agent, acting reasonably, that it is liable for the obligations of the relevant Credit Party under the Loan Documents. For the avoidance of doubt, nothing in this Section 6.1(3) shall serve to allow any Acquisition other than a Permitted Acquisition.

(4)           Permitted Business. The Borrower shall not, and shall not permit any other Credit Party to, engage to any material extent in any business other than (a) the business of exploration, extraction and processing of minerals, and (b) any business that is the same, similar or otherwise reasonably related, ancillary or complementary thereto.

(5)           Asset Dispositions. The Borrower shall not, and shall not permit any other Credit Party to, make any Asset Disposition, except where the aggregate book value of the subject matter of all Asset Dispositions in any Fiscal Year would not exceed an amount equal to 5% of the Tangible Net Worth as at the beginning of such Fiscal Year; provided that:

(a)	the sale of a direct or indirect interest in the Chinchillas Project, or the Pirquitas Project (or any portion thereof);

(b)	the sale of any or all net smelter return royalties, other royalties or other participating interests owned on the Effective Date by any Credit Party in respect of properties (or production therefrom) owned or held by Persons (other than any other Credit Party);

(c)	the sale of deferred cash consideration payments owing to the Borrower pursuant to sale transactions;

(d)	Permitted Prepaid Forward Arrangements; and

(e)	Permitted Development Royalties,

shall not be included in determining such cap, such that any sales referred to in above paragraphs (a) through (e) are unrestricted.

(6)           Investments. The Borrower shall not, and shall not permit any other Credit Party to, make or permit to exist any Investment other than:

(a)	Investments in Cash Equivalents;

(b)	Investments held as at the Effective Date (including any appreciation or dividends thereon) plus any Equity Securities or joint venture interests obtained as a result of the exercise of any option held as at the Effective Date;

(c)	Permitted Intercompany Investments;

(d)	investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(e)	advances in the form of a prepayment of expenses to vendors, suppliers and trade creditors consistent with their past practices, so long as such expenses were incurred in the ordinary course of business of the Credit Parties; or

(f)	other Investments where the aggregate cash amount thereof from and after the date of this Agreement does not exceed the Investment Cap.

(7)           Acquisitions. The Borrower shall not, and shall not permit any other Credit Party to, make or enter into any Acquisition other than Permitted Acquisitions.

(8)           Hedge Arrangements. The Borrower shall not, and shall not permit any other Credit Party to, enter into any Hedge Arrangement, except:

(a)	Permitted Equity Hedge Arrangements;

(b)	Hedge Arrangements entered into in order to hedge or mitigate commodity risks to which any Credit Party has actual output exposure; provided that:

(i)	the amount of any commodity hedged in any Fiscal Quarter shall not exceed 70% of the Borrower’s projected production of such commodity during such Fiscal Quarter, determined on a Consolidated basis; and

(ii)	the aggregate amount of any commodity hedged at any time shall not exceed 70% of the Borrower’s Proven and Probable Reserves of such metal at such time, determined on a Consolidated basis;

(c)	Hedge Arrangements entered into in order to hedge or mitigate commodity risks to which any Credit Party has actual input exposure;

(d)	Hedge Arrangements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of any Credit Party;

(e)	Hedge Arrangements entered into to hedge or mitigate foreign exchange risk to which any Credit Party has actual exposure; and

(f)	Permitted Prepaid Forward Arrangements;

provided that, (i) no Credit Party shall enter into any Hedge Arrangement for speculative purposes, and (ii) any Hedge Arrangement between a Credit Party and a Hedge Counterparty that is not a Lender or a Lender Affiliate shall be unsecured.

(9)           Restricted Payments. The Borrower shall not, and shall not permit any other Credit Party to, declare, pay or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except that, so long as no Default or Event of Default is continuing or would be caused thereby:

(a)	the Borrower may declare and pay any dividend, distribution or return of capital with respect to its Equity Securities payable solely in additional Equity Securities of the Borrower;

(b)	a Credit Party may declare and pay any dividend, distribution or return of capital with respect to its Equity Securities to any other Credit Party;

(c)	a Credit Party (other than the Borrower) may purchase, redeem, retire or acquire any of its Equity Securities or any warrants, options or similar rights with respect to its Equity Securities from a Credit Party;

(d)	the Borrower may purchase, redeem, retire or acquire any of its Equity Securities or any warrants, options or similar rights with respect to its Equity Securities with the proceeds received from the concurrent issue of new Equity Securities;

(e)	a Credit Party may pay interest and principal with respect to Intercompany Indebtedness;

(f)	the Borrower may make a Permitted Repayment; and

(g)	the Borrower may make any other Restricted Payment where the Borrower has delivered a Compliance Certificate to the Administrative Agent evidencing pro forma compliance with the financial covenants in Section 5.1(12) immediately after the making of such Restricted Payment.

(10)         Transactions with Affiliates. The Borrower shall not, and shall not permit any other Credit Party to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of their Affiliates, except:

(a)	in the ordinary course of business at prices and on terms and conditions not less favourable to the Borrower or such other Credit Party than could be obtained on an arm’s-length basis from unrelated third parties;

(b)	transactions between or among Credit Parties;

(c)	any Permitted Intercompany Investment; and

(d)	any Restricted Payment permitted by Section 6.1(9).

(11)         Sales and Leasebacks. The Borrower shall not, and shall not enter into, or permit any other Credit Party to, enter into any arrangement, directly or indirectly, with any Person (other than another Credit Party) whereby the Borrower or any such other Credit Party shall sell or transfer any property, whether now owned or hereafter acquired, and whereby the Borrower or any such other Credit Party shall then or thereafter rent or lease as lessee such property or any part thereof or other property which the Borrower or any such other Credit Party intends to use for substantially the same purpose or purposes as the property sold or transferred.

(12)         Pension Plan Compliance. The Borrower shall not, and shall not permit any other Credit Party to:

(a)	terminate any Defined Benefit Plan which could reasonably be expected to result in a material liability of a Credit Party;

(b)	establish, sponsor, maintain, contribute to, or otherwise incur liability under any Defined Benefit Plan, unless consented to by the Required Lenders;

(c)	fail to withhold, make, remit or pay when due or permit any other Credit Party to fail to withhold, make, remit or pay when due any employee or employer payments, contributions (including “normal cost”, “special payments” and any other payments in respect of any funding deficiencies or shortfalls) to or in respect of any Pension Plan pursuant to the terms of the particular plan, any applicable collective bargaining agreement or applicable Law; or

(d)	contribute to or assume an obligation to contribute to any “multi-employer pension plan” as such term is defined in the Pension Benefits Act (Ontario) or any similar plan under pension standards legislation in another jurisdiction unless the Borrower’s only obligation in respect of such plan is to remit current service contributions as set forth in the applicable collective bargaining agreement.

(13)         Sale or Discount of Receivables. The Borrower shall not, and shall not permit any other Credit Party to, discount or sell (with or without recourse), any of its receivables, or rights in respect thereof, other than ordinary course discounts provided to customers.

(14)         Issuance of Shares. The Borrower shall not, and shall not permit any other Credit Party to, authorize or issue:

(a)	any Equity Securities (other than Equity Securities of the Borrower) to any Person other than another Credit Party; or

(b)	any preferred shares or other Equity Securities having a mandatory redemption right existing with regard thereto which could become operative on or before the Termination Date.

(15)         No Amendments to Constating Documents, etc. The Borrower shall not, and shall not permit any other Credit Party to, amend, its constating documents, by-laws, partnership agreement or operating agreement, as applicable, in a manner that would have a material adverse impact on the Administrative Agent or the Lenders or such Credit Party’s duty or ability to repay the Secured Liabilities.

(16)         Cash Management. The Borrower shall not, and shall not permit any other Credit Party (other than a Foreign Material Subsidiary) to, open or maintain any bank or deposit account with any Person that is not a Lender, unless such Person, the applicable Credit Party and the Administrative Agent enter into a blocked account agreement in form and substance satisfactory to the Administrative Agent.

(17)         Use of Proceeds. The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit:

(a)	in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws;

(b)	for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country;

(c)	in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Marigold Project

(18)         Marigold Project Operation. The Borrower shall cause Marigold Mining Company not to engage in any business other than the business of the Marigold Project.

(19)         Marigold Project Assets. No Person shall have any right, title or interest in Marigold Project Assets (other than Permitted Liens and, with respect to the owned unpatented mining claims and owned unpatented millsite claims constituting part of the Marigold Project Real Property, the paramount title of the United States, and with respect to the property subject to the Marigold Project Leases, the respective lessors) other than Marigold Mining Company.

(20)         Royalty Agreements. The Borrower shall not permit Marigold Mining Company to amend or modify the Existing Royalty Agreements in any manner that increases or accelerates (or may potentially increase or accelerate) its liabilities thereunder; provided that the UNR Lease may be amended to allow for an increased upfront payment or annual instalment payments (or any combination thereof) in an aggregate amount of not more than U.S.$30,000,000 in return for a decrease in the production royalty.

(21)         Prepaid Forward Arrangements. The Borrower shall not, and shall not permit any other Credit Party to, enter into or otherwise become party to any Prepaid Forward Arrangement, except Permitted Prepaid Forward Arrangements.

Article 7
EVENTS OF DEFAULT

7.1           Events of Default.

If any of the following events (“Events of Default”) shall occur:

(a)	the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise and such failure shall continue unremedied for a period of 3 Business Days after the due date;

(b)	the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in Section 7.1(a)) payable under any Loan Document, when and as the same shall become due and payable and such failure shall continue unremedied for a period of 5 Business Days after written notice from the Administrative Agent;

(c)	any representation or warranty made or deemed made by or on behalf of any Credit Party in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed to be made;

(d)	any Credit Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.1(1)(d)(i) (notice of Default or Event of Default), Section 5.1(2) (Existence; Conduct of Business), Section 5.1(7) (Use of Proceeds and Letters of Credit), Section 5.1(12) (Financial Covenants), or in Article 6 (or any negative covenant in any other Loan Document);

(e)	any Credit Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 7.1(a), (b) or (d) or any other Loan Document), and such failure shall continue unremedied for a period of 30 days after the earlier of (i) knowledge thereof by any Credit Party, or (ii) notice thereof from the Administrative Agent to the Borrower (which notice shall be given at the request of any Lender);

(f)	(i) any Material Indebtedness is not paid when due; or (ii) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this Section 7.1(f) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness so long as the proceeds of such sale or transfer are sufficient to, and are applied to, reduce such secured Indebtedness to nil;

(g)	any Credit Party or Anagold Madencilik Sanayi ve Ticaret Anonim Sirketi or any Alacer Subsidiary which is a direct or indirect shareholder thereof (an “Anagold Subsidiary”):

(i)	becomes insolvent, or generally does not or becomes unable to pay its debts or meet its liabilities as the same become due, or admits in writing its inability to pay its debts generally, or declares any general moratorium on its indebtedness, or proposes a compromise or arrangement between it and any class of its creditors;

(ii)	commits an act of bankruptcy under Bankruptcy Laws, or makes an assignment of its property for the general benefit of its creditors under Bankruptcy Laws, or makes a proposal (or files a notice of its intention to do so) under Bankruptcy Laws;

(iii)	institutes any proceeding seeking to adjudicate it an insolvent, or seeking liquidation, dissolution, winding-up, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), or composition of it or its debts or any other relief, under any federal, provincial or foreign Law now or hereafter in effect relating to bankruptcy, winding-up, insolvency, reorganization, receivership, plans of arrangement or relief or protection of debtors (including the BIA, the Companies’ Creditors Arrangement Act (Canada), the Bankruptcy Code and any applicable corporations legislation) or at common law or in equity, or files an answer admitting the material allegations of a petition filed against it in any such proceeding;

(iv)	applies for the appointment of, or the taking of possession by, a receiver, interim receiver, receiver/manager, sequestrator, conservator, custodian, administrator, trustee, liquidator or other similar official for it or any substantial part of its property; or

(v)	threatens to do any of the foregoing, or takes any action, corporate or otherwise, to approve, effect, consent to or authorize any of the actions described in Section 7.1(g) or in Section 7.1(h), or otherwise acts in furtherance thereof or fails to act in a timely and appropriate manner in defense thereof;

(h)	any petition is filed, application made or other proceeding instituted against or in respect of any Credit Party or any Anagold Subsidiary:

(i)	seeking to adjudicate such Credit Party or Anagold Subsidiary an insolvent;

(ii)	seeking a receiving order or other similar order against such Credit Party or Anagold Subsidiary under Bankruptcy Laws;

(iii)	seeking liquidation, dissolution, winding-up, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), or composition of such Credit Party or Anagold Subsidiary or its debts or any other relief under any federal, provincial or foreign Law now or hereafter in effect relating to bankruptcy, winding-up, insolvency, reorganization, receivership, plans of arrangement or relief or protection of debtors (including the BIA, the Companies’ Creditors Arrangement Act (Canada), the Bankruptcy Code and any applicable corporations legislation) or at common law or in equity; or

(iv)	seeking the entry of an order for relief or the appointment of, or the taking of possession by, a receiver, interim receiver, receiver/manager, sequestrator, conservator, custodian, administrator, trustee, liquidator or other similar official for such Credit Party or Anagold Subsidiary or any substantial part of its property, and such petition, application or proceeding continues undismissed, or unstayed and in effect, for a period of 45 days after the institution thereof, provided that if an order, decree or judgment is granted or entered (whether or not entered or subject to appeal) against such Credit Party thereunder in the interim, such grace period shall cease to apply, and provided further that if such Credit Party or other Person files an answer admitting the material allegations of a petition filed against it in any such proceeding, such grace period shall cease to apply;

(i)	any other event occurs which, under the Laws of any applicable jurisdiction, has an effect equivalent to any of the events referred to in either of Sections 7.1(g) or (h);

(j)	one or more judgments for the payment of money in a cumulative amount in excess of U.S.$50,000,000 (or its then equivalent in any other currency) in the aggregate is rendered against any one or more of the Credit Parties and they have not (i) provided for its discharge in accordance with its terms within 45 days from the date of entry thereof, or (ii) procured a stay of execution thereof within 45 days from the date of entry thereof and within such period, or such longer period during which execution of such judgment has not been stayed, appealed such judgment and caused the execution thereof to be stayed during such appeal, provided that if enforcement or realization proceedings are lawfully commenced in respect thereof in the interim, such grace period shall cease to apply;

(k)	any property of any Credit Party having a Fair Market Value in excess of U.S.$25,000,000 (or its then equivalent in any other currency) in the aggregate is seized (including by way of execution, attachment, garnishment, levy or distraint), or any Lien thereon securing Indebtedness in excess of U.S.$25,000,000 (or its then equivalent in any other currency) is enforced, or such property has become subject to any charging order or equitable execution of a Governmental Authority, or any writ of execution or distress warrant exists in respect of any Credit Party or the property of any of them, or any sheriff or other Person becomes lawfully entitled by operation of law or otherwise to seize or distrain upon such property and in any case such seizure, enforcement, execution, attachment, garnishment, distraint, charging order or equitable execution, or other seizure or right, continues in effect and is not released or discharged for more than 45 days or such longer period during which entitlement to the use of such property continues with the such Credit Party, and such Credit Party is contesting the same in good faith and by appropriate proceedings, provided that if the property is removed from the use of such Credit Party, or is sold, in the interim, such grace period shall cease to apply;

(l)	one or more final judgments, not involving the payment of money and not otherwise specified in this Section 7.1, has been rendered against any Credit Party, the result of which could reasonably be expected to result in a Material Adverse Effect, so long as such Credit Party has not (i) provided for its discharge in accordance with its terms within 45 days from the date of entry thereof, or (ii) procured a stay of execution thereof within 45 days from the date of entry thereof and within such period, or such longer period during which execution of such judgment has been stayed, appealed such judgment and caused the execution thereof to be stayed during such appeal, provided that if enforcement or realization proceedings are lawfully commenced in respect thereof in the interim, such grace period shall cease to apply;

(m)	this Agreement, any other Loan Document or any material obligation or other provision hereof or thereof at any time for any reason terminates or ceases to be in full force and effect and a legally valid, binding and enforceable obligation of any Credit Party, is declared to be void or voidable or is repudiated, or the validity, binding effect, legality or enforceability hereof or thereof is at any time contested by any Credit Party, or any Credit Party denies that it has any or any further liability or obligation hereunder or thereunder or any action or proceeding is commenced to enjoin or restrain the performance or observance by any Credit Party of any material terms hereof or thereof or to question the validity or enforceability hereof or thereof, or at any time it is unlawful or impossible for any Credit Party to perform any of its material obligations hereunder or thereunder;

(n)	any Lien purported to be created by any Security Document shall cease to be, or shall be asserted by any Credit Party not to be, a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Document) Lien in Collateral with a Fair Market Value or book value (whichever is greater) in excess, individually or in the aggregate, of $5,000,000, except to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent to maintain possession of certificates representing securities pledged under the Loan Documents or otherwise take any action within its control (including the filing of financing change statements to renew any financing statement filed under applicable personal property security laws);

(o)	a Material Adverse Change shall occur;

(p)	a Change in Control shall occur;

(q)	Marigold Mining Company shall abandon or otherwise lose, whether voluntarily or involuntarily, all or any material portion of its interest in the Marigold Project or the Marigold Project Assets or surrender, cancel or release, or suffer any termination or cancellation of any of its material rights, right or interest in the Marigold Project or the Marigold Project Assets;

(r)	any Person other than Marigold Mining Company shall acquire Mining Rights in respect of all or any material portion of the Marigold Project Real Property;

(s)	any Governmental Authority:

(i)	condemns, nationalises, seizes or otherwise expropriates all or any material portion of the Marigold Project or Marigold Project Assets; or

(ii)	assumes custody or control of all or any material portion of the Marigold Project or Marigold Project Assets;

then, (A) and in every such event other than those described in (B), and at any time thereafter during the continuance of such event or any other such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (x) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (y) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind except as set out earlier in this paragraph, all of which are hereby waived by the Borrower, and (B) in the case of any event with respect to the Borrower described in Section  7.1(g), (h) or (i), the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, and Cover for any outstanding Letters of Credit, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

Article 8
THE ADMINISTRATIVE AGENT

8.1           Appointment of Administrative Agent.

Canadian Imperial Bank of Commerce hereby resigns as administrative agent. Each Lender hereby designates The Bank of Nova Scotia as Administrative Agent to act as herein specified and as specified in the other Loan Documents. Each Lender hereby irrevocably authorizes the Administrative Agent to take such action on its behalf under the provisions of the Loan Documents and to exercise such powers and to perform such duties thereunder as are specifically delegated to or required of the Administrative Agent by the terms thereof and such other powers as are reasonably incidental thereto. The Administrative Agent may perform any of its duties hereunder by or through its agents or employees. Each Secured Party hereby irrevocably authorizes and directs the Administrative Agent to execute and deliver any Affiliate Postponement Agreement on behalf of such Secured Party.

8.2           Secured Parties.

(a)	The Security Documents shall be in favour of the Administrative Agent for the benefit of the Secured Parties.

(b)	The Secured Hedge Obligations shall be secured by the Liens granted under the Security Documents and rank pari passu with the obligations of the Borrower under this Agreement.

(c)	The Secured Cash Management Obligations shall be secured by the Liens granted under the Security Documents and rank pari passu with the obligations of the Borrower under this Agreement.

(d)	Notwithstanding such common security and prior to the Lender Termination Date, all decisions regarding the administration and enforcement of the Security Documents shall be made by the Lenders alone, and no Secured Hedge Counterparty or Secured Cash Management Provider shall have any voting rights under this Agreement or any other right whatsoever to participate in the administration or enforcement of the Security Documents. For the avoidance of doubt but without limitation, prior to the Lender Termination Date any or all of the Security Documents or any rights contained therein may be amended or released by the Administrative Agent without the consent of any Secured Hedge Counterparty or Secured Cash Management Provider.

(e)	Each Lender or Lender Affiliate that is or becomes a Secured Hedge Counterparty or Secured Cash Management Provider shall be bound as such by virtue of its execution and delivery of this Agreement or an Assignment and Assumption, as applicable, notwithstanding that such capacity as Secured Hedge Counterparty or Secured Cash Management Provider may not be identified on its signature line.

(f)	For the avoidance of doubt, nothing herein shall prevent a Lender or Lender Affiliate from entering into a Permitted Equity Hedge Arrangement or taking a Permitted Equity Hedge Lien, and any indebtedness thereunder shall not constitute Secured Liabilities.

8.3           Limitation of Duties of Administrative Agent.

The Administrative Agent shall have no duties or responsibilities except those expressly set out with respect to the Administrative Agent in this Agreement and as specified in the other Loan Documents. None of the Administrative Agent, nor any of its Related Parties shall be liable for any action taken or omitted by it as such hereunder or in connection herewith, unless caused by its or their gross negligence or willful misconduct. The duties of the Administrative Agent shall be mechanical and administrative in nature; the Administrative Agent shall not have, by reason of this Agreement or the other Loan Documents, a fiduciary relationship in respect of any Secured Party. Nothing in this Agreement or the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect of this Agreement except as expressly set out herein. The Administrative Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to this Agreement or the other Loan Documents unless it is requested in writing to do so by the Required Lenders.

8.4           Lack of Reliance on the Administrative Agent.

(1)           Independent Investigation. Independently, and without reliance upon the Administrative Agent, each Lender, to the extent it deems appropriate, has made and shall continue to make (a) its own independent investigation of the financial condition and affairs of the Credit Parties in connection with the taking or not taking of any action in connection herewith, and (b) its own appraisal of the creditworthiness of the Credit Parties, and, except as expressly provided in this Agreement and the other Loan Documents, the Administrative Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the consummation of the Transactions or at any time or times thereafter.

(2)           Agents Not Responsible. The Administrative Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, collectibility, priority or sufficiency of this Agreement or the other Loan Documents or the financial condition of the Credit Parties or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or the other Loan Documents, or the financial condition of the Credit Parties, or the existence or possible existence of any Default or Event of Default.

8.5           Certain Rights of the Administrative Agent.

If the Administrative Agent shall request instructions from the Lenders or the Required Lenders (as the case may be) with respect to any act or action (including the failure to act) in connection with this Agreement or the other Loan Documents, the Administrative Agent shall be entitled to refrain from such act or taking such action unless and until the Administrative Agent shall have received written instructions from the Lenders or the Required Lenders, as applicable, and the Administrative Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting under this Agreement and the other Loan Documents in accordance with the instructions of the Required Lenders, or, to the extent required by Section 9.2, all of the Lenders.

8.6           Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or facsimile message, electronic mail, cablegram, radiogram, order or other documentary teletransmission or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan or Borrowing that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

8.7           Indemnification of Administrative Agent.

To the extent the Administrative Agent is not reimbursed and indemnified by the Borrower, each Lender shall reimburse and indemnify the Administrative Agent, in proportion to its aggregate Applicable Percentage, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including reasonable counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in performing its duties hereunder, in any way relating to or arising out of this Agreement or any other Loan Document; provided that no Lender shall be liable to the Administrative Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence (it being acknowledged that ordinary negligence does not necessarily constitute gross negligence) or willful misconduct.

8.8           The Administrative Agent in its Individual Capacity.

With respect to its obligations under this Agreement and the Loans made by it, The Bank of Nova Scotia, in its capacity as a Lender hereunder, shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not performing the duties, if any, specified herein; and the terms “Lenders”, “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include The Bank of Nova Scotia in its capacity as a Lender hereunder. The Administrative Agent, any Co-Lead Arranger, any Joint Bookrunner and any Co-Syndication Agent may accept deposits from, lend money to, and generally engage in any kind of banking, trust, financial advisory or other business with the Borrower or any Affiliate of the Borrower as if it were not performing the duties, if any, specified herein, and may accept fees and other consideration from the Borrower for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

8.9           May Treat Lender as Owner.

The Borrower, the Administrative Agent and the Issuing Bank may deem and treat each Lender as the owner of the Loans recorded on the Register maintained pursuant to Section 9.4(3) for all purposes hereof until a written notice of the assignment or transfer thereof shall have been filed with the Administrative Agent. Any request, authority or consent of any Person who at the time of making such request or giving such authority or consent is the owner of a Loan shall be conclusive and binding on any subsequent owner, transferee or assignee of such Loan.

8.10         Successor Administrative Agent.

(1)           Replacement of Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders, the Issuing Banks and the Borrower, and may be removed at any time, with or without cause, by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right, upon five Business Days’ notice to the Borrower, to appoint a successor Administrative Agent (who shall not be a non-resident of Canada within the meaning of the Income Tax Act), subject to the approval of the Borrower, such approval not to be unreasonably withheld. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Administrative Agent, then, upon five Business Days’ notice to the Borrower, the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent (subject to approval of the Borrower, such approval not to be unreasonably withheld), which shall be a financial institution organized under the laws of Canada having a combined capital and surplus of at least Cdn.$1,000,000,000 or having a parent company with combined capital and surplus of at least Cdn.$1,000,000,000.

(2)           Rights, Powers, etc. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

8.11         No Independent Legal Action.

No Lender may take any independent legal action to enforce any obligation of the Borrower hereunder. Each Lender hereby acknowledges that, to the extent permitted by applicable Law, the Security Documents and the remedies provided thereunder to the Secured Parties are for the benefit of the Secured Parties collectively and acting together and not severally, and further acknowledges that each Lender’s rights hereunder and under the Security Documents are to be exercised collectively, not severally, by the Administrative Agent upon the decision of the Required Lenders. Accordingly, notwithstanding any of the provisions contained herein or in the Security Documents, each of the Lenders hereby covenants and agrees that it shall not be entitled to take any action hereunder or thereunder, including any declaration of default hereunder or thereunder, but that any such action shall be taken only by the Administrative Agent with the prior written agreement of the Required Lenders, provided that, notwithstanding the foregoing, in the absence of instructions from the Lenders (or the Required Lenders) and where in the sole opinion of the Administrative Agent the exigencies of the situation so warrant such action, the Administrative Agent may without notice to or consent of the Lenders (or the Required Lenders) take such action on behalf of the Lenders as it deems appropriate or desirable in the interests of the Lenders. Each Lender hereby further covenants and agrees that upon any such written consent being given by the Required Lenders (or, to the extent required by Section 9.2, the Lenders), it shall co-operate fully with the Administrative Agent to the extent requested by the Administrative Agent, and each Lender further covenants and agrees that all proceeds from the realization of the Security Documents, to the extent permitted by applicable Law, are held for the benefit of all of the Secured Parties and shall be shared among them in accordance with this Agreement, and each Lender acknowledges that all costs of any such realization (including all amounts for which the Administrative Agent is required to be indemnified under the provisions hereof) shall be shared among the Secured Parties in accordance with this Agreement. Each Lender covenants and agrees to do all acts and things and to make, execute and deliver all agreements and other instruments, so as to fully carry out the intent and purpose of this Section 8.11 and each Lender hereby covenants and agrees that it shall not seek, take, accept or receive any security for any of the obligations and liabilities of the Borrower hereunder or under the other Loan Documents, or any other document, instrument, writing or agreement ancillary hereto or thereto, other than such security as is provided hereunder or thereunder, and that it shall not enter into any agreement with any of the parties hereto or thereto relating in any manner whatsoever to the Credit(s), unless all of the Secured Parties shall at the same time obtain the benefit of any such security or agreement, as the case may be.

8.12         Co-Lead Arrangers, Joint Bookrunners, Co-Syndication Agents.

The Co-Lead Arrangers, the Joint Bookrunners, and the Co-Syndication Agents have no duties, liabilities or obligations hereunder.

8.13         Erroneous Payments by the Administrative Agent.

(1)	Clawback. If the Administrative Agent notifies a Lender or other Secured Party, or any Person who has received funds on behalf of a Lender or other Secured Party under or pursuant to any of the Loan Documents (any such Lender, other Secured Party or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted or paid to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, other Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent, and such Lender or other Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than three Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of (x) in respect of an Erroneous Payment in U.S. Dollars, the Federal Funds Effective Rate, in respect of an Erroneous Payment in Canadian Dollars or any other currency at a fluctuating rate per annum equal to the overnight rate at which Canadian Dollars or funds in the currency of such Erroneous Payment, as the case may be, may be borrowed by the Administrative Agent in the interbank market in an amount comparable to such Erroneous Payment (as determined by the Administrative Agent) and (y) a rate determined by the Administrative Agent in accordance with banking industry rules or prevailing market practice for interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this Section 8.13(1) shall be conclusive, absent manifest error.

(2)	Error Designation. Without limiting the immediately preceding Section 8.13(1), each Lender or other Secured Party, or any Person who has received funds on behalf of a Lender or other Secured Party under or pursuant to any of the Loan Documents, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender or Secured Party, or other such recipient, otherwise becomes aware was transmitted, paid, or received, in error or by mistake (in whole or in part) in each case:

(a)	(i) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent express written confirmation from the Administrative Agent to the contrary) or (ii) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(b)	such Lender or other Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 8.13(2).

(3)	Set-off. Each Lender or other Secured Party hereby authorizes the Administrative Agent to set-off, net and apply any and all amounts at any time owing to such Lender or other Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender or other Secured Party from any source, against any amount due to the Administrative Agent under immediately preceding Section 8.13(1) or under the indemnification provisions of this Agreement.

(4)	Assignment. In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with the immediately preceding Section 8.13(1), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time:

(i)	such Lender shall be deemed to have assigned its Loans (but not any of its Commitments) under any of the applicable Facilities with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Facilities”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not any of its Commitments) of the Erroneous Payment Impacted Facilities, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption with respect to such Erroneous Payment Deficiency Assignment;

(ii)	the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment;

(iii)	upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and any of its Commitments which shall survive as to such assigning Lender; and

(iv)	the Administrative Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment.

Subject to Section 9.4, the Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and, upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender under any of the Facilities and such Commitments under such Facilities shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender or other Secured Party under the applicable Loan Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

(5)	Indebtedness Satisfaction. The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Indebtedness owed by the Borrower or any other Credit Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of or corresponds to funds received by the Administrative Agent from (i) the Borrower or any other Credit Party or (ii) the proceeds of realization from the enforcement of one or more of the Loan Documents against or in respect of one or more of the Loan Parties; provided that, in each case, such funds were received by the Administrative Agent for the purpose of discharging Indebtedness.

(6)	Waiver of Defences. To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including waiver of any defense based on “discharge for value”, “good consideration” for the Erroneous Payment or change of position by such Payment Recipient, any defense that the intent of the Administrative Agent was that such Payment Recipient retain the Erroneous Payment in all events, or any doctrine or defense similar to any of the foregoing.

(7)	Survival. Each party’s obligations, agreements and waivers under this Section 8.13 shall survive the resignation or replacement of the Administrative Agent, or any assignment or transfer of rights or obligations by, or the replacement of, a Lender or an Affiliate thereof the termination of the Commitments and/or the repayment, satisfaction or discharge of all Indebtedness (or any portion thereof) under any Loan Document.

(8)	Affiliates. For purposes of this Section 8.13, each Lender:

(i)	agrees it is executing and delivering this Agreement with respect to this Section 8.13 both on its own behalf and as agent for and on behalf of its Affiliates referred to in this Section 8.13 and any Person receiving funds under or pursuant to any of the Loan Documents on behalf of such Lender or any of such Affiliates;

(ii)	represents, warrants, covenants and agrees that its Affiliates referred to in this Section 8.13 and any Person receiving funds under or pursuant to any of the Loan Documents on behalf of such Lender or any of such Affiliates are bound by the provisions of this Section 8.13; and

(iii)	agrees that any matter or thing done or omitted to be done by such Lender, its Affiliates, or any Person receiving funds under or pursuant to any of the Loan Documents on behalf of such Lender or any of such Affiliates which are the subject of this Section 8.13 will be binding upon such Lender and such Lender does hereby indemnify and save the Administrative Agent and its Affiliates harmless from any and all losses, expenses, claims, demands or other liabilities of the Administrative Agent and its Affiliates resulting from the failure of such Lender, its Affiliates or such Persons to comply with their obligations under and in respect of this Section 8.13, in each case.

(9)	No Borrower Liability. Except pursuant to an Erroneous Payment Deficiency Assignment or the exercise of any Erroneous Payment Subrogation Rights (or any equivalent equitable subrogation rights), the Borrower shall not have any liability to the Administrative Agent for any Erroneous Payment or any interest, loss, cost or damages related there to arising therefrom under any provision of this Agreement or any other Loan document or under any legal principle or theory, whether arising by law or in equity.

Article 9
MISCELLANEOUS

9.1           Notices.

(1)           Method and Contact Information. Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 9.1(2)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by e-mail in each case to the addressee, as follows:

(i)	if to the Borrower or any other Credit Party:

SSR Mining Inc.
6900 E. Layton Avenue
Suite 1330
Denver, Colorado 80237
USA

Attn: Reynald Bodeux, Treasurer

Email: reynald.bodeux@ssrmining.com

(ii)	if to the Administrative Agent:

(A)	for Borrowing Requests:

The Bank of Nova Scotia

Global Wholesale Operation – Loan Administration

150 King Street West, 6th Floor

Toronto, Ontario M5H 1J9

Attn: Senior Manager

Email: corporatelending.agencyops@scotiabank.com

or

(B)  for all other notices:

The Bank of Nova Scotia

Global Loan Syndications – Agency Services

40 Temperance Street, 6th Floor

Toronto, Ontario M5H 0B4

Attention:	Director and Head, Agency Services

E-mail:	agency.services@scotiabank.com

in each case, with a copy to:

The Bank of Nova Scotia

Global Banking and Markets

40 Temperance Street, 6th Floor

Toronto, Ontario M5H 0B4

Attention:	Stephen MacNeil

Managing Director, Corporate Banking

Email:	stephen.macneil@scotiabank.com

(iii)	if to any Lender or any Issuing Bank, to it at its address or e-mail address set out opposite its name on Schedule 9.1 or in the Assignment and Assumption by which it becomes a Lender.

(2)           Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communication to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(3)           Change of Address; When Notice Deemed Given. Any party hereto may change its address or e-mail address for notices and other communications hereunder by notice to the other parties hereto in the manner provided in Section 9.1. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

9.2           Waivers; Amendments.

(1)           Waiver. No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 9.2(2), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(2)           Amendments. Neither this Agreement nor any other Loan Document (or any provision hereof or thereof) may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders (and for greater certainty, any such waiver, amendment or modification shall not require any consent or other agreement of any Credit Party other than the Borrower, notwithstanding that any such Credit Party may be a party to this Agreement or any other Loan Document); provided that no such agreement shall:

(a)	increase the amount of any Commitment of any Lender;

(b)	extend the expiry date of any Commitment of any Lender;

(c)	reduce the principal amount of any Loan or reduce the rate of interest or any fee applicable to any Loan or Letter of Credit (provided that the Required Lenders may amend the definition of Net Leverage Ratio or any component thereof notwithstanding any effect on the Applicable Margin);

(d)	postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable in respect thereof, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment;

(e)	change Section 2.16 in a manner that would alter the sharing of payments required thereby;

(f)	change any of the provisions of Section 9.2 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder;

(g)	waive any Event of Default under Section 7.1(g), (h), or (i) (it being understood that any other Event of Default may be waived by the Required Lenders, notwithstanding that the Loans would otherwise bear a default rate of interest and be capable of falling due and payable); or

(h)	release any Credit Party from any material obligations under the Security Documents and other instruments contemplated by this Agreement, release or discharge any of the Liens arising under the Security Documents, permit the creation of any Liens, other than Permitted Liens, on any of the assets subject to the Liens arising under the Security Documents, lower the priority of any Lien arising under any of the Security Documents, or lower the priority of any payment obligation of any Credit Party under any of the Loan Documents, in each case without the prior written consent of each Lender, or in the case of the matters referred to in Section 9.2(2), (b), (c), (d) and (e), without the prior written consent of each Lender directly affected thereby and provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any Issuing Bank or the Swingline Lender hereunder, as the case may be, without the prior written consent of the Administrative Agent, Issuing Bank or Swingline Lender (as applicable). For greater certainty, the Administrative Agent may release and discharge the Liens constituted by the Security Documents or a Guarantor from the Group Guarantee to the extent necessary to enable a Credit Party to complete any Asset Disposition which is not prohibited by this Agreement or the other Loan Documents. The Administrative Agent may also subordinate the Liens constituted by the Security Documents to any Lien permitted by Section 6.1(2).

9.3           Expenses; Indemnity; Damage Waiver.

(1)           Expenses. The Borrower shall pay (a) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and all applicable Taxes, in connection with the syndication of the credit facilities provided for herein and the preparation and administration of this Agreement and the other Loan Documents, (b) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and applicable Taxes, in connection with any amendments, modifications or waivers of the provisions hereof or of any of the other Loan Documents, (whether or not the transactions contemplated hereby or thereby shall be consummated), and (c) all out-of-pocket expenses incurred by the Administrative Agent, any Co-Lead Arranger, any Joint Bookrunner, any Co-Syndication Agent, or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender and all applicable Taxes, in connection with the assessment, enforcement or protection of their rights in connection with this Agreement, including its rights under Section 9.3, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(2)           Indemnity. The Borrower shall indemnify each Co-Lead Arranger, Joint Bookrunner, Co-Syndication Agent and Secured Party, as well as each Related Party and each assignee of any of the foregoing Persons (each such Person and each such assignee being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, cost recovery actions, damages, expenses and liabilities of whatsoever nature or kind and all reasonable out-of-pocket expenses and all applicable Taxes (other than Excluded Taxes) to which any Indemnitee may become subject arising out of or in connection with (a) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder, and the consummation of the Transactions or any other transactions thereunder, (b) any Loan or Letter of Credit or any actual or proposed use of the proceeds therefrom, including any refusal by the Issuing Bank to honour a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit, (c) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by a Credit Party, or any Environmental Liability related in any way to a Credit Party, (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto, (e) any other aspect of this Agreement and the other Loan Documents, or (f) the enforcement of any Indemnitee’s rights hereunder and any related assessment, investigation, defence, preparation of defence, litigation and enquiries; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence (it being acknowledged that ordinary negligence does not necessarily constitute gross negligence) wilful misconduct of, or material breach of this Agreement by such Indemnitee.

(3)           Lender Responsibility for Unpaid Expenses and Indemnity. To the extent that the Borrower fails to pay any amount required to be paid under Sections 9.3(1) or (2), each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or the Swingline Lender (as applicable) such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, an Issuing Bank or the Swingline Lender, in its capacity as such.

(4)           Inspections for Administration. Any inspection of any property of any Credit Party made by or through the Administrative Agent or any Lender shall be for purposes of administration of the Credits only, and no Credit Party shall be entitled to rely upon the same (whether or not such inspections are at the expense of the Borrower).

(5)           No Representation. By accepting or approving anything required to be observed, performed, fulfilled or given to the Administrative Agent or the Lenders pursuant to the Loan Documents, neither the Administrative Agent nor the Lenders shall be deemed to have warranted or represented the sufficiency, legality, effectiveness or legal effect of the same, or of any term, provision or condition thereof, and such acceptance or approval thereof shall not constitute a warranty or representation to anyone with respect thereto by the Administrative Agent or the Lenders.

(6)           Relationship Between Parties. The relationship between the Borrower and the Administrative Agent and the Lenders is, and shall at all times remain, solely that of borrower and lenders. Neither the Administrative Agent nor the Lenders shall under any circumstances be construed to be partners or joint venturers of the Borrower or its Affiliates. Neither the Administrative Agent nor the Lenders shall under any circumstances be deemed to be in a relationship of confidence or trust or a fiduciary relationship with the Borrower or its Affiliates, or to owe any fiduciary duty to the Borrower or its Affiliates. Neither the Administrative Agent nor the Lenders undertake or assume any responsibility or duty to the Borrower or its Affiliates to select, review, inspect, supervise, pass judgment upon or inform the Borrower or its Affiliates of any matter in connection with their property or the operations of the Borrower or its Affiliates. The Borrower and its Affiliates shall rely entirely upon their own judgment with respect to such matters, and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by the Administrative Agent or the Lenders in connection with such matters shall be solely for the protection of the Administrative Agent and the Lenders, and neither the Borrower nor any other Person shall be entitled to rely thereon.

(7)           Limitation of Liability. The Administrative Agent and the Lenders shall not be responsible or liable to any Person for any loss, damage, liability or claim of any kind relating to injury or death to Persons or damage to property caused by the actions, inaction or negligence of any Credit Party or its Affiliates, and the Borrower hereby indemnifies and holds the Administrative Agent and the Lenders harmless on the terms set out in Section 9.3(2) from any such loss, damage, liability or claim.

(8)           Agreement Between Parties. The parties agree that this Agreement is made for the purpose of defining and setting forth certain obligations, rights and duties of the Borrower, the Administrative Agent and the Lenders in connection with the Loans, and is made for the sole benefit of the Borrower, the Administrative Agent and the Lenders, and the Administrative Agent’s and each Lender’s successors and assigns. Except as provided in Sections 9.3(2) and 9.4, no other Person shall have any rights of any nature hereunder or by reason hereof.

(9)           Payment of Expenses and Indemnity. All amounts due under Section 9.3 shall be payable not later than ten Business Days after written demand therefor.

9.4           Successors and Assigns.

(1)           Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (a) the Borrower shall not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void), and (b) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with Section 9.4. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(2)           Assignment by Lenders. Any Lender may assign to one or more assignees (treating any fund that invests in bank loans and any other fund that invests in bank loans and is managed by the same investment advisor of such fund or by an Affiliate of such investment advisor as a single assignee) all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitments and the Loans at the time owing to it); provided that (a) except in the case of an assignment to a Lender or a Lender Affiliate (which does not give rise to increased payments under Sections 2.13, 2.14 or 2.15), the Borrower and, in the case of an assignment of all or a portion of a Commitment or any Lender’s obligations in respect of its LC Exposure or Swingline Exposure, the Issuing Bank and the Swingline Lender must give its prior written consent to such assignment (which consent shall not be unreasonably withheld or conditioned and the Borrower shall be deemed to have consented to an assignment unless it shall have objected thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof), and (b) except in the case of an assignment of any Commitment to an assignee that is a Lender with a Commitment immediately prior to giving effect to such assignment, the Administrative Agent must give its prior written consent to such assignment; (c) the Borrower’s consent shall not be required with respect to any assignment made at any time after the occurrence and during the continuance of an Event of Default, (d) except in the case of an assignment to a Lender or a Lender Affiliate or an assignment of the entire remaining amount of the assigning Lender’s Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date on which the Assignment and Assumption relating to such assignment is delivered to the Administrative Agent) shall not be less than U.S.$10,000,000, unless each of the Borrower and the Administrative Agent otherwise consent in writing and the amount held by each Lender after each such assignment shall not be less than U.S.$10,000,000, unless each of the Borrower and the Administrative Agent otherwise consent in writing, (e) each partial assignment in respect of a Commitment and the related Loans shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement in respect of such Commitment and the related Loans, (f) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with (except in the case of an assignment to a Lender or a Lender Affiliate) a processing and recordation fee of U.S.$5,000, payable by the assigning Lender, (g) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire, and (h) no assignment may be made to any Credit Party, any Affiliate of a Credit Party, a Defaulting Lender or a natural person (or a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of, a natural person). The Administrative Agent shall provide the Borrower and each Lender with written notice of any change in (or new) address of a Lender disclosed in an Administrative Questionnaire. Subject to acceptance and recording thereof pursuant to Section 9.4(4), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, shall have all of the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.14, and 2.15 and 9.3). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with Section 9.4 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.4(5).

(3)           Register. The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in Toronto, Ontario a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Bank, and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(4)           Acceptance and Recording of Assignments. Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 9.4(2) and any written consent to such assignment required by Section 9.4(2), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 9.4(4).

(5)           Participations. Any Lender may, without notice to the Borrower or the consent of the Borrower, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more Persons (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans owing to it); provided that (a) such Lender’s obligations under this Agreement shall remain unchanged, (b) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (c) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that (d) such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender shall not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.2(2) that affects such Participant, and (e) the Participant shall agree to maintain the confidentiality of Information (as defined in Section 9.15) on terms and conditions substantively similar to those contained in Section 9.15. Subject to Section 9.4(6), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.14, 2.15 and 9.3 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.4(2). To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 9.10 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.16(4) as though it were a Lender.

(6)           Rights of Participant. A Participant shall not be entitled to receive any greater payment under Sections 2.13, 2.14, 2.15 and 9.3 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.

(7)           Lender Pledge of Security. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a FRBNY or any other central banking authority, and Section 9.4 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(8)           Borrower’s Obligations. Any assignment or grant of a participation pursuant to Section 9.4 shall constitute neither a repayment by the Borrower to the assigning or granting Lender of any Loan included therein, nor a new advance of any such Loan to the Borrower by such Lender or by the assignee or Participant, as the case may be. The parties acknowledge that the Borrower’s obligations hereunder with respect to any such Loans shall continue and shall not constitute new obligations as a result of such assignment or participation.

9.5           Anti-Money Laundering Legislation.

(1)           Information. The Borrower acknowledges that, pursuant to AML Legislation, the Lenders and the Administrative Agent may be required to obtain, verify and record information regarding the Borrower, its directors, authorized signing officers, direct or indirect shareholders or other Persons in control of the Borrower, and the transactions contemplated hereby. The Borrower shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender or the Administrative Agent, or any prospective assignee or participant of a Lender or the Administrative Agent, in order to comply with any applicable AML Legislation, whether now or hereafter in existence. For the avoidance of doubt but without limitation, if a Credit Party qualifies as a “legal entity customer” under the Beneficial Ownership Regulation (31 C.F.R. § 1010.230) such information shall include a certification regarding its beneficial ownership together with any updates thereof promptly following any change in the beneficial owners identified therein.

(2)           Role of Agent. If the Administrative Agent has ascertained the identity of the Borrower or any authorized signatories of the Borrower for the purposes of applicable AML Legislation, then the Administrative Agent:

(a)	shall be deemed to have done so as an agent for each Lender, and this Agreement shall constitute a “written agreement” in such regard between each Lender and the Administrative Agent within the meaning of applicable AML Legislation; and

(b)	shall provide to each Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each of the Lenders agrees that the Administrative Agent has no obligation to ascertain the identity of the Borrower or any authorized signatories of the Borrower on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from the Borrower or any such authorized signatory in doing so.

9.6           Survival.

All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. All indemnities contained herein and Article 8 shall survive and remain in full force and effect, regardless of the consummation of the Transactions, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

9.7           Execution.

(1)           This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall be deemed to constitute one and the same instrument. Counterparts may be executed either in original or faxed or other electronic form and the parties adopt any signatures received by a receiving fax machine or via e-mail as original signatures of the parties.

(2)           Delivery of an executed counterpart of a signature page of this Agreement or any other Loan Document by telecopy, emailed pdf. or any other electronic means that reproduces an image of, or otherwise constitutes, the actual executed signature page shall be effective as delivery of a manually executed counterpart. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement or any other Loan Document and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent.

9.8           Entire Agreement.

This Agreement (together with the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent), constitutes the entire agreement between the parties pertaining to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written. There are no conditions, warranties, representations or other agreements between the parties in connection with the subject matter of this Agreement (whether oral or written, express or implied, statutory or otherwise) except as specifically set out in this Agreement or in such other applicable agreements.

9.9           Severability.

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such prohibition or unenforceability and shall be severed from the balance of this Agreement, all without affecting the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

9.10        Right of Set Off.

If an Event of Default shall have occurred and be continuing, each Secured Party is hereby authorized at any time and from time to time, to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Secured Party to or for the credit or the account of any Credit Party against any of and all of the obligations of the Credit Parties now or hereafter existing under the Loan Documents held by such Secured Party, irrespective of whether or not such Secured Party shall have made any demand under any Loan Document and although such obligations may be unmatured and regardless of the currency of the deposit. The rights of each Secured Party under this Section 9.10 are in addition to other rights and remedies (including other rights of set off) which such Secured Party may have.

9.11        Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable in that Province and shall be treated, in all respects, as a British Columbia contract.

9.12        Attornment.

Each party hereto agrees (a) that any action or proceeding relating to this Agreement may (but need not) be brought in any court of competent jurisdiction in the Province of British Columbia, and for that purpose now irrevocably and unconditionally attorns and submits to the jurisdiction of such British Columbia court, (b) that it irrevocably waives any right to, and shall not, oppose any such British Columbia action or proceeding on any jurisdictional basis, including forum non conveniens, and (c) not to oppose the enforcement against it in any other jurisdiction of any judgment or order duly obtained from a British Columbia court as contemplated by this Section 9.12.

9.13        Service of Process.

Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.1. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

9.14        WAIVER OF JURY TRIAL.

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.14.

9.15        Confidentiality.

Each of the Administrative Agent, the Issuing Bank and each Lender shall maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to each of their Affiliates, Lender Affiliates (in the case of a Lender) directors, officers, employees, agents and advisors, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any rating agency, credit bureau, regulatory authority or other Governmental Authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under any Loan Document or any suit, action or proceeding relating to any Loan Document or the enforcement of rights thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 9.15, to (i) any actual or prospective assignee of or Participant in any of its rights or obligations under this Agreement, or (ii) any actual or prospective counterparty (or its advisors) to any Hedge Arrangement relating to the Borrower and its obligations, (g) to their auditors in connection with any audit, (h) with the consent of the Borrower, (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 9.15, or (ii) becomes available to the Administrative Agent, the Issuing Bank, or any Lender on a non-confidential basis from a source other than the Borrower, (j) to their applicable insurers and credit risk support providers, or (k) as required thereby, to their third party administration, settlement and similar service providers. For the purposes of this Section 9.15, “Information” means all information received from any Credit Party relating to any Credit Party, any of their subsidiaries or Affiliates, or their respective business, other than any such information that is available to the Administrative Agent, the Issuing Bank, any Co-Lead Arranger, any Joint Bookrunner, any Co-Syndication Agent or any Lender on a non-confidential basis prior to disclosure by such Credit Party; provided that, in the case of information received from a Credit Party after the Closing Date, such information is clearly identified as confidential in writing at the time of delivery. Any Person required to maintain the confidentiality of Information as provided in this Section 9.15 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding the foregoing, the Secured Parties and the Credit Parties agree that Blake, Cassels & Graydon LLP may inform league table services, such as Thomson Financial and Bloomberg, and make mention in its promotional publications and the media generally of its representation of the Secured Parties with respect to the Transactions. Each of the Administrative Agent and the Lenders (a) acknowledges that the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, and (b) represents and warrants that it has developed compliance procedures regarding the use of material non-public information in accordance with applicable Laws.

9.16        Application under the CCAA.

The Borrower acknowledges that its business and financial relationships with the Administrative Agent and Lenders are unique from its relationship with any other of its creditors. The Borrower shall not file any plan of arrangement under the Companies’ Creditors Arrangement Act (the “CCAA Plan”) which provides for, or would permit, directly or indirectly, the Administrative Agent or the Lenders to be classified in the same class with any other creditor of the Credit Parties for purposes of such CCAA Plan.

9.17        No Strict Construction.

The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favouring or disfavouring any party by virtue of the authorship of any provisions of this Agreement.

9.18        Paramountcy.

In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of any other Loan Document then, notwithstanding anything contained in such other Loan Document, the provisions contained in this Agreement shall prevail to the extent of such conflict or inconsistency and the provisions of such other Loan Document shall be deemed to be amended to the extent necessary to eliminate such conflict or inconsistency, it being understood that the purpose of the other Loan Documents is to add to, and not detract from, the rights granted to the Administrative Agent (for its own benefit and the benefit of the other Secured Parties) under this Agreement. If any act or omission of any or all Credit Parties is expressly permitted under this Agreement but is expressly prohibited under any other Loan Document, such act or omission shall be permitted. If any act or omission is expressly prohibited under any other Loan Document, but this Agreement does not expressly permit such act or omission, or if any act is expressly required to be performed under any other Loan Document but this Agreement does not expressly relieve any or all Credit Parties from such performance, such circumstance shall not constitute a conflict or inconsistency between the applicable provisions of such other Loan Document and the provisions of the Credit Agreement.

9.19        Limitations On Guarantee Under U.S. Law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, each Secured Party agrees that the maximum liability of each U.S. Guarantor under the Group Guarantee and under the other Loan Documents shall in no event exceed the amount that can be guaranteed by such U.S. Guarantor under applicable federal and state laws relating to the insolvency of debtors, in each case after giving effect to:

(a)	all other liabilities of such U.S. Guarantor, contingent or otherwise, that are relevant under any Fraudulent Transfer Law (specifically excluding, however, any liabilities of such Guarantor in respect of intercompany indebtedness to the Borrower to the extent that such Indebtedness would be discharged in an amount equal to the amount paid by such U.S. Guarantor hereunder); and

(b)	the value as assets of such U.S. Guarantor (as determined under the applicable provisions of such Fraudulent Transfer Law) of any rights to subrogation, contribution, reimbursement, indemnity or similar rights held by such U.S. Guarantor pursuant to:

(i)	applicable law; or

(ii)	any other agreement providing for an equitable allocation among such U.S. Guarantor and the Borrower and other U.S. Guarantors of obligations arising under this Agreement or other guarantees of such obligations by such parties.

9.20        Excluded Swap Obligations.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, any Excluded Swap Obligations of a Guarantor shall be excluded from:

(a)	the definition of “Secured Liabilities” in any Loan Document as it pertains to such Guarantor, and no Lien granted by a such Guarantor under any Loan Document shall secure any Excluded Swap Obligations; and

(b)	the definition of “Debtor Liabilities” in the Group Guarantee as it pertains to such Guarantor, and no Excluded Swap Obligations shall be guaranteed or indemnified by such Guarantor under any Loan Document.

9.21        Acknowledgement Regarding Any Supported QFCs.

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Arrangements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the Parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York or of the United States or any other state of the United States):

(1)           In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.

(2)           As used in this Section 9.21, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(a)	a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b)

(b)	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(c)	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

9.22         Keepwell.

The Borrower hereby unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Guarantor to guarantee and otherwise honor all Secured Hedge Obligations. The Borrower intends that this Section 9.22 constitute, and this Section 9.22 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

9.23         LIMITATION OF LIABILITY.

NO CLAIM MAY BE MADE BY ANY CREDIT PARTY, ANY SECURED PARTY OR ANY OTHER PERSON AGAINST ANY INDEMNITEE ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS RESULT OF, ANY LOAN DOCUMENT, THE TRANSACTIONS, OR ANY ACT, OMISSION OR EVENT OCCURRING IN CONNECTION THEREWITH, AND EACH CREDIT PARTY AND SECURED PARTY HEREBY WAIVE TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL SUCH CLAIMS, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOUR.

9.24         Acknowledgement and Consent to Bail-In of Affected Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)	the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)	the effects of any Bail-In Action on any such liability, including, if applicable:

(i)	a reduction in full or in part or cancellation of any such liability;

(ii)	a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)	the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

[signatures on the next following pages]

SSR MINING INC., as Borrower

By:	/s/ Michael Sparks
Name: Michael Sparks
Title: Executive Vice President, Chief Financial Officer

THE BANK OF NOVA SCOTIA, as Administrative Agent, a Lender and an Issuing Bank

By:	/s/ Stephen MacNeil
Name: Stephen MacNeil
Title: Managing Director
By:	/s/ Lavinia Ban
Name: Lavinia Ban
Title: Associate Director

CANADIAN IMPERIAL BANK OF COMMERCE, as a Lender and an Issuing Bank

By:	/s/ Mark Turner
Name: Mark Turner
Title: Executive Director
By:	/s/ Andrew Pryor
Name: Andrew Pryor
Title: Director

BANK OF MONTREAL, as a Lender

By:	/s/ Jeremy Beadow
Name: Jeremy Beadow
Title: Managing Director

ROYAL BANK OF CANADA, as a Lender

By:	/s/ Strati Georgopoulos
Name: Strati Georgopoulos
Title: Authorize Signatory
By:
Name:
Title:

NATIONAL BANK OF CANADA, as a Lender

By:	/s/ Zain Ahmed
Name: Zain Ahmed
Title: Director
By:	/s/ Allan Fordyce
Name: Allan Fordyce
Title: Managing Director & Head

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Jan Stein
Name: Jan Stein
Title: Senior Vice President

ING CAPITAL LLC, as a Lender

By:	/s/ Remko Van De Water
Name: Remko Van De Water
Title: Managing Director
By:	/s/ Remco Meeuwis
Name: Remko Meeuwis
Title: Director

PNC BANK CANADA BRANCH, as a Lender

By:	/s/ Fahad Ahmed
Name: Fahad Ahmed
Title: Senior Vice-President, Corporate Banking